Exhibit 10.8

EXECUTION

FOURTH AMENDED AND RESTATED MASTER REPURCHASE AGREEMENT

CREDIT SUISSE FIRST BOSTON MORTGAGE CAPITAL LLC, as administrative agent

(“Administrative Agent”),

CREDIT SUISSE AG, a company incorporated in Switzerland, acting through its CAYMAN ISLANDS BRANCH, as buyer (“Buyer”), ALPINE SECURITIZATION LTD, as buyer and other Buyers from time to time (“Buyers”),

PENNYMAC LOAN SERVICES, LLC, as seller (“Seller”) and

PRIVATE NATIONAL MORTGAGE ACCEPTANCE COMPANY, LLC, as guarantor (“Guarantor”)

Dated September 9, 2020

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24.	Binding Effect; Governing Law; Jurisdiction	73
25.	No Waivers, Etc.	74
26.	Intent	74
27.	Disclosure Relating to Certain Federal Protections	75
28.	Power of Attorney	76
29.	Buyers May Act Through Administrative Agent	76
30.	Indemnification; Obligations	76
31.	Counterparts	77
32.	Confidentiality	78
33.	Recording of Communications	79
34.	Commitment Fee	79
35.	Periodic Due Diligence Review	79
36.	Authorizations	80
37.	Acknowledgment of Assignment and Administration of Repurchase Agreement	80
38.	Acknowledgement of Anti-Predatory Lending Policies	81
39.	Documents Mutually Drafted	81
40.	General Interpretive Principles	81
41.	Conflicts	82
42	Pool Subdivisions	82
43.	Bankruptcy Non-Petition	82
44.	Limited Recourse	82
45.	Amendment and Restatement	83
46.	Reaffirmation of Guaranty.	83

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SCHEDULES

Schedule 1-A – Representations and Warranties with Respect to Purchased Mortgage Loans

Schedule 1-B – Representations and Warranties with Respect to Servicer Advances

Schedule 2 – Authorized Representatives

Schedule 3 – Responsible Officers of Seller and Guarantor

EXHIBITS

Exhibit A – Form of Transaction Request

Exhibit B – Reserved

Exhibit C – Form of Mortgage Loan Schedule

Exhibit D – Reserved

Exhibit E – Form of Power of Attorney

Exhibit F – Underwriting Guidelines

Exhibit G – Reserved

Exhibit H – Seller’s and Guarantor’s Tax Identification Number

Exhibit I – Existing Indebtedness

Exhibit J – Form of Escrow Instruction Letter

Exhibit K – Custodial and Securities Intermediary Fee Schedule

Exhibit L – Form of Trade Assignment

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This is a FOURTH AMENDED AND RESTATED MASTER REPURCHASE AGREEMENT, dated as of September 9, 2020, by and among CREDIT SUISSE FIRST BOSTON MORTGAGE CAPITAL LLC ( “Administrative Agent”) on behalf of Buyers, including but not limited to Credit Suisse AG, a company incorporated in Switzerland, acting through its Cayman Islands Branch (“CS Cayman” and a “Committed Buyer”) and Alpine Securitization LTD (“Alpine” and a “Buyer”), PENNYMAC LOAN SERVICES, LLC., as seller (“Seller”), and PRIVATE NATIONAL MORTGAGE ACCEPTANCE COMPANY, LLC, as guarantor (“Guarantor”).

The Administrative Agent, the Guarantor and the Seller previously entered into a Third Amended and Restated Master Repurchase Agreement, dated as of April 28, 2017 (the “Existing Master Repurchase Agreement”), which amended and restated that certain Second Amended and Restated Master Repurchase Agreement, dated as of March 31, 2016, which amended and restated that certain Amended and Restated Master Repurchase Agreement, dated as of May 3, 2013, which amended and restated that certain Master Repurchase Agreement, dated as of August 14, 2009;

Pursuant to that certain Assignment, Assumption and Appointment Agreement, dated as of June 16, 2016 by and among Administrative Agent, CS Cayman, as a buyer, and certain Buyers identified therein (as amended, restated, supplemented or otherwise modified from time to time, the “Assignment, Assumption and Appointment Agreement”), Administrative Agent sold and assigned its right, title and interest in the Transactions and the related Purchased Mortgage Loans and Repurchase Assets hereunder to such Buyers and was retained as Administrative Agent hereunder;

The parties hereto have requested that the Existing Master Repurchase Agreement be amended and restated, in its entirety, on the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.         Applicability

From time to time the parties hereto may enter into transactions in which Seller agrees to transfer to Administrative Agent on behalf of Buyers Mortgage Loans (as hereinafter defined) on a servicing released basis against the transfer of funds by Administrative Agent, with a simultaneous agreement by Administrative Agent on behalf of Buyers to transfer to Seller such Mortgage Loans, on a servicing released basis at a date certain or on demand, against the transfer of funds by Seller.  This Agreement is a commitment by Administrative Agent on behalf of Committed Buyers to engage in the Transactions as set forth herein up to the Maximum Regular Way Committed Purchase Price; provided, that Administrative Agent on behalf of Buyers shall have no commitment to enter into any Transaction requested that would result in the aggregate Purchase Price of then-outstanding Transactions to exceed the Maximum Regular Way Committed Purchase Price. The aggregate Purchase Price of Purchased Mortgage Loans subject to outstanding Transactions shall not exceed the Maximum Regular Way Purchase Price. Each such transaction shall be referred to herein as a “Transaction” and, unless otherwise agreed in writing, shall be governed by this Agreement, including any supplemental terms or conditions contained in any annexes identified herein, as applicable hereunder. For the avoidance of doubt, and for administrative and tracking purposes, (a) the purchase and sale of each Purchased Mortgage Loan shall be deemed a separate Transaction and (b) with respect to each Designated Mortgage Loan, such Designated Mortgage Loan may, at Buyers’ option, be sold to different Buyers on a pro rata basis, such that a Buyer pays the Purchase Price-Base and other Buyers pay the Purchase Price-Incremental 1 and Purchase Price-Incremental 2, as applicable, and, in which case, the Administrative Agent shall own the Designated Mortgage Loan, for the benefit of all purchasing Buyers, on a pro rata, pari passu basis.

2.         Definitions

Whenever used in this Agreement, the following words and phrases, unless the context otherwise requires, shall have the following meanings; provided, that, any terms used but not otherwise defined herein shall have the meanings given to them in the Pricing Side Letter:

“Acceptable State” means any state acceptable pursuant to the Underwriting Guidelines.

“Accepted Servicing Practices” means, with respect to any Mortgage Loan, those mortgage servicing practices of prudent mortgage lending institutions which service mortgage loans of the same type as such Mortgage Loan in the jurisdiction where the related Mortgaged Property is located.

“Act” has the meaning set forth in Section 32.b hereof.

“Act of Insolvency” means, with respect to any Person or its Affiliates, (i) the filing of a petition, commencing, or authorizing the commencement of any case or proceeding, or the voluntary joining of any case or proceeding under any bankruptcy, insolvency, reorganization, liquidation, dissolution or similar law relating to the protection of creditors, or suffering any such petition or proceeding to be commenced by another which is consented to, not timely contested or results in entry of an order for relief; (ii) the seeking of the appointment of a receiver, trustee, custodian or similar official for such party or an Affiliate or any substantial part of the property of either; (iii) the appointment of a receiver, conservator, or manager for such party or an Affiliate by any governmental agency or authority having the jurisdiction to do so; (iv) the making or offering by such party or an Affiliate of a composition with its creditors or a general assignment for the benefit of creditors; (v) the admission by such party or an Affiliate of such party of its inability to pay its debts or discharge its obligations as they become due or mature; or (vi) that any governmental authority or agency or any person, agency or entity acting or purporting to act under governmental authority shall have taken any action to condemn, seize or appropriate, or to assume custody or control of, all or any substantial part of the property of such party or of any of its Affiliates, or shall have taken any action to displace the management of such party or of any of its Affiliates or to curtail its authority in the conduct of the business of such party or of any of its Affiliates.

“Additional Buyers” has the meaning set forth in Section 37 hereof.

“Adjusted Tangible Net Worth” has the meaning assigned to such term in the Pricing Side Letter.

“Administrative Agent” means CSFBMC or any successor thereto under this Agreement.

“Affiliate” means, with respect to any Person, any “affiliate” of such Person, as such term is defined in the Bankruptcy Code; provided, however, that in respect of Seller or Guarantor the term “Affiliate” shall include only Guarantor and its wholly-owned Subsidiaries, which shall also include, for the avoidance of doubt, with respect to Administrative Agent only, any CP Conduit.

“Aged 360 GNMA EBO” means a GNMA EBO which has been subject to a Transaction hereunder for a period of greater than 360 days.

“Agency” means Freddie Mac or Fannie Mae, as applicable.

“Agency Mortgage Loan” means, collectively, Conforming Mortgage Loans, FHA Loans, VA Loans, Conforming High CLTV Loans, FHA 203(k) Loans and USDA Loans.

“Agency-Required eNote Legend” means the legend or paragraph required by Fannie Mae or Freddie Mac, as applicable, to be set forth in the text of an eNote, which includes the provisions set forth on Exhibit P to the Custodial Agreement, as may be amended from time to time by Fannie Mae or Freddie Mac, as applicable.

“Agency Security” means a mortgage-backed security issued by an Agency.

“Agent” means DLJ Mortgage Capital, Inc.

“Aggregate Purchase Price-Base” has the meaning assigned to such term in the Pricing Side Letter.

“Aggregate Purchase Price-Incremental 1” has the meaning assigned to such term in the Pricing Side Letter.

“Aggregate Purchase Price-Incremental 2” has the meaning assigned to such term in the Pricing Side Letter.

“Aging Limit” has the meaning assigned to such term in the Pricing Side Letter.

“Agreement” means this Fourth Amended and Restated Master Repurchase Agreement, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Appraised Value” means the value set forth in an appraisal made in connection with the origination of the related Mortgage Loan as the value of the Mortgaged Property or the most recently delivered BPO Value, to the extent one has been delivered.

“Approved Product Type” means the type of Mortgage Loans set forth on the Asset Matrix and that are applicable to the terms of the Program Agreements.

“Asset Confirm” means, with respect to any Transaction as of any date, a confirmation in the form attached as an exhibit to the Custodial Agreement.

“Asset Tape” means a remittance report on a monthly basis or requested by Administrative Agent pursuant to Section 17.d hereof containing servicing information, including, without limitation, those fields reasonably requested by Administrative Agent from time to time, on a loan-by-loan basis and in the aggregate, with respect to the Purchased Mortgage Loans serviced by Seller or any Servicer for the month (or any portion thereof) prior to the Reporting Date.

“Asset Value” has the meaning assigned to such term in the Pricing Side Letter.

“Asset Value-Base” has the meaning assigned to such term in the Pricing Side Letter.

“Assignment and Acceptance” has the meaning set forth in Section 22 hereof.

“Assignment of Mortgage” means an assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect the sale of the Mortgage.

“Assignment of Proprietary Lease” means the specific agreement creating a first lien on and pledge of the Co-op Shares and the appurtenant Proprietary Lease securing a Co-op Loan.

“Authoritative Copy” means, with respect to an eNote, the unique copy of such eNote that is within the Control of the Controller.

“Bailee Letter” has the meaning assigned to such term in the Custodial Agreement.

“Bankruptcy Code” means the United States Bankruptcy Code of 1978, as amended from time to time.

“BPO” means an opinion of the fair market value of a Mortgaged Property given by a licensed real estate agent or broker which generally includes three comparable sales and three comparable listings.

“BPO Value” means the property value of a Mortgaged Property determined pursuant to a BPO.  All BPO Values shall be delivered to Buyer in electronic form acceptable to Buyer. With respect to each BPO Value, upon the request of Buyer, Seller shall deliver to Buyer the related BPO, in form acceptable to Buyer; provided, that no BPO shall be valid if it is dated earlier than one hundred and eighty (180) days prior to the date of determination.

“Business Day” means any day other than (A) a Saturday or Sunday and (B) a public or bank holiday in New York City.

“Buyer” means CS Cayman, Alpine and each Buyer identified by the Administrative Agent from time to time and their successors in interest and assigns pursuant to Section 22 and, with respect to Section 11, its participants.

“Capital Lease Obligations” means, for any Person, all obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) Property to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP, and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

“Cash Equivalents” means  (a) securities with maturities of ninety (90) days or less from the date of acquisition issued or fully guaranteed or insured by the United States Government or any agency thereof, (b) certificates of deposit and eurodollar time deposits with maturities of ninety (90) days or less from the date of acquisition and overnight bank deposits of Administrative Agent or its Affiliate or of any commercial bank having capital and surplus in excess of $500,000,000, (c) repurchase obligations of Administrative Agent or its Affiliate or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than seven (7) days with respect to securities issued or fully guaranteed or insured by the United States Government, (d) commercial paper of a domestic issuer rated at least A-1 or the equivalent thereof by S&P or P-1 or the equivalent thereof by Moody’s and in either case maturing within ninety (90) days after the day of acquisition, (e) securities with maturities of ninety (90) days or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s, (f) securities with maturities of ninety (90) days or less from the date of acquisition backed by standby letters of credit issued by Administrative Agent or its Affiliate or any commercial bank satisfying the requirements of clause (b) of this definition or (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition.

“Change in Control” means any of the following except to the extent contemplated by PennyMac Financial Services, Inc.’s Registration Statement on Form S-1, filed on February 7, 2013:

(a)        any transaction or event as a result of which Guarantor ceases to own, beneficially or of record, 100% of the stock of Seller, except with respect to an initial public offering of Seller’s common stock on a U.S. national securities exchange;

(b)        if Seller or Guarantor is a Delaware limited liability company, such Seller or Guarantor, as applicable, enters into any transaction or series of transactions to adopt, file, effect or consummate a Division, or otherwise permits any such Division to be adopted, filed, effected or consummated;

(c)        the sale, transfer, or other disposition of all or substantially all of Seller’s or Guarantor’s assets (excluding any such action taken in connection with any securitization transaction); or

(d)        the consummation of a merger or consolidation of Seller or Guarantor with or into another entity or any other corporate reorganization, if more than 50% of the combined voting power of the continuing or surviving entity’s stock outstanding immediately after such merger, consolidation or such other reorganization is owned by Persons who were not stockholders of Seller or Guarantor immediately prior to such merger, consolidation or other reorganization.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collection Policy” means Seller’s policies regarding Collections and remittance in accordance with the provisions of this Agreement and shall include the application of reimbursements of Servicer Advances in accordance with its usual and customary procedures with respect to priority for reimbursements, which is to apply such reimbursements to the earliest Servicer Advances that have been made with respect to a particular Mortgage Loan that remains unreimbursed.

“Collections” means, with respect to any GNMA EBO as of any date: (a) the sum of all amounts, whether in the form of wire transfer, cash, checks, drafts, or other instruments, received by Seller in payment of, or applied to, any amount owed with respect to a GNMA EBO on or before such date, including, without limitation, all amounts received on account of such GNMA EBO, and (b) cash Proceeds with respect to such GNMA EBO.

“Control” means, with respect to an eNote, the “control” of such eNote within the meaning of UETA and/or, as applicable, E-SIGN, which is established by reference to the MERS eRegistry and any party designated therein as the Controller.

“Control Failure” means, with respect to an eNote, (i) if the Controller status of the eNote shall not have been transferred to Administrative Agent, (ii) Administrative Agent shall otherwise not be designated as the Controller of such eNote in the MERS eRegistry (other than pursuant to a Bailee Letter), (iii) if the eVault shall have released the Authoritative Copy of an eNote in contravention of the requirements of the Custodial Agreement, or (iv) if the Custodian initiated any changes on the MERS eRegistry in contravention of the terms of the Custodial Agreement.

“Controller” means, with respect to an eNote, the party designated in the MERS eRegistry as the “Controller”, and who in such capacity shall be deemed to be “in control” or to be the “controller” of such eNote within the meaning of UETA or E-SIGN, as applicable.

“Commitment Fee” has the meaning assigned to such term in the Pricing Side Letter.

“Committed Buyer” means CS Cayman or any successor thereto.

“Committed Mortgage Loan” means a Mortgage Loan which is the subject of a Take-out Commitment with a Take-out Investor.

“Conforming High CLTV Loan” shall have the meaning given to such term in the Pricing Side Letter.

“Conforming Mortgage Loan” means a first lien Mortgage Loan originated in accordance with the criteria of an Agency for purchase of Mortgage Loans, including, without limitation, conventional Mortgage Loans, FHA Loans and VA Loans, as determined by Administrative Agent in its sole discretion.

“Conventional MSR Loan Agreement” means that certain Loan and Security Agreement dated as of February 1, 2018 by and among Seller, Guarantor and CS Cayman, as amended, restated, supplemented or otherwise modified from time to time.

“Conventional MSR Loan Facility Documents” means the Conventional MSR Loan Agreement and the other “Facility Documents” as defined in the Conventional MSR Loan Agreement.

“Co-op” means a private, cooperative housing corporation, having only one class of stock outstanding, which owns or leases land and all or part of a building or buildings, including apartments, spaces used for commercial purposes and common areas therein and whose board of directors authorizes the sale of stock and the issuance of a Proprietary Lease.

“Co-op Corporation” means, with respect to any Co-op Loan, the cooperative apartment corporation that holds legal title to the related Co-op Project and grants occupancy rights to units therein to stockholders through Proprietary Leases or similar arrangements.

“Co-op Loan” means a Mortgage Loan secured by the pledge of stock allocated to a dwelling unit in a residential cooperative housing corporation and collateral assignment of the related Proprietary Lease.

“Co-op Project” means, with respect to any Co-op Loan, all real property and improvements thereto and rights therein and thereto owned by a Co-op Corporation including without limitation the land, separate dwelling units and all common elements.

“Co-op Shares” means, with respect to any Co-op Loan, the shares of stock issued by a Co-op Corporation and allocated to a Co-op Unit and represented by Stock Certificates.

“Co-op Unit” means, with respect to any Co-op Loan, a specific unit in a Co-op Project.

“Correspondent Loan” means a Mortgage Loan which is (i) originated by a Correspondent Seller and underwritten in accordance with the Underwriting Guidelines and (ii) acquired by the Seller from PennyMac Corp. or a Correspondent Seller in the ordinary course of business, for sale to the Buyers pursuant to this Agreement.

“Correspondent Seller” means a mortgage loan originator that sells Mortgage Loans originated by it to Seller as a “correspondent” client.

“Correspondent Release” means, with respect to any Correspondent Loan, a release by any third party lender that has a secured interest in the Correspondent Loan of all right, title and interest, including any such security interest, in such Correspondent Loan.  The form of such Correspondent Release shall be mutually acceptable to the Administrative Agent and Seller.

“CP Conduit” means a commercial paper conduit, including but not limited to Alpine Securitization LTD, administered, managed or supported by CSFBMC or an Affiliate of CSFBMC.

“Credit Limit” means, with respect to each HELOC, the maximum amount permitted under the terms of the related Credit Line Agreement as identified in the related Mortgage Loan Schedule.

“Credit Line Agreement” means, with respect to each HELOC, the related home equity line of credit agreement, account agreement and promissory note (if any) executed by the related Mortgagor and any amendment or modification thereof.

“CSFBMC” means Credit Suisse First Boston Mortgage Capital LLC, or any successors or assigns.

“Custodial Agreement” means the second amended and restated custodial agreement dated as of February 11, 2019, among Seller, Administrative Agent, Buyers and Custodian, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Custodial Mortgage Loan Schedule” has the meaning assigned to such term in the Custodial Agreement.

“Custodian” means Deutsche Bank National Trust Company or such other party specified by Administrative Agent and agreed to by Seller, which approval shall not be unreasonably withheld.

“DE Compare Ratio” means the Two Year FHA Direct Endorsement Lender Compare Ratio, excluding streamline FHA refinancings, as made publicly available by HUD.

“Debtor Relief Law” means any law, administration, or regulation relating to reorganization, winding up, administration, composition or adjustment of debts or otherwise relating to bankruptcy or insolvency.

“Default” means an Event of Default or an event that with notice or lapse of time or both would become an Event of Default.

“Delegatee” means, with respect to an eNote, the party designated in the MERS eRegistry as the “Delegatee” or “Delegatee for Transfers”, who in such capacity is authorized by the Controller to perform certain MERS eRegistry transactions on behalf of the Controller such as Transfers of Control and Transfers of Control and Location.

“Delinquency Advance” means any advance made by Seller with respect to GNMA EBOs while still in a GNMA Security, to cover due, but uncollected or unavailable as a result of funds not yet being cleared, principal and interest payments on the GNMA EBOs.

“Designated Mortgage Loan” means a Mortgage Loan that is identified by Administrative Agent as eligible for a Purchase Price-Base, a Purchase Price-Incremental 1 and/or Purchase Price-Incremental 2.

“Disqualification Event” has the meaning assigned to such term in the Pricing Side Letter.

“Division” means the division of a limited liability company into two or more limited liability companies pursuant to and in accordance with Section 18-217 of Chapter 18 of the Delaware Limited Liability Company Act, 6 Del. C. §§ 18-101 et seq., as amended.

“Dollars” and “$” means dollars in lawful currency of the United States of America.

“Draw” means, with respect to each HELOC, an additional borrowing by the Mortgagor in accordance with the related Credit Line Agreement.

“Due Date” means the day of the month on which the Monthly Payment is due on a Mortgage Loan, exclusive of any days of grace.

“Due Diligence Cap” has the meaning assigned to such term in the Pricing Side Letter.

“Due Diligence Costs” has the meaning set forth in Section 35 hereof.

“Early Buyout” means the purchase of a modified or defaulted Mortgage Loan by Seller from a GNMA Security.

“Effective Date” means the date upon which the conditions precedent set forth in Section 10 shall have been satisfied.

“Electronic Agent” means MERSCORP Holdings, Inc., or its successor in interest or assigns.

“Electronic Record” means, as the context requires, (i) “Record” and “Electronic Record,” both as defined in E-SIGN, and shall include but not be limited to, recorded telephone conversations, fax copies or electronic transmissions, including without limitation, those involving the Warehouse Electronic System, and (ii) with respect to an eMortgage Loan, the related eNote and all other documents comprising the Mortgage File electronically created and that are stored in an electronic format, if any.

“Electronic Tracking Agreement” means one (1) or more Electronic Tracking Agreements with respect to (x) the tracking of changes in the ownership, mortgage servicers and servicing rights ownership of Purchased Mortgage Loans held on the MERS System, and (y) the tracking of the Control of eNotes held on the MERS eRegistry, in a form acceptable to Administrative Agent, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“eMortgage Loan” means a Mortgage Loan that is a Conforming Mortgage Loan (other than an FHA Loan or VA Loan) with respect to which there is an eNote and as to which some or all of the other documents comprising the related Mortgage File may be created electronically and not by traditional paper documentation with a pen and ink signature.

“eNote” means, with respect to any eMortgage Loan, the electronically created and stored Mortgage Note that is a Transferable Record.

“eNote Delivery Requirement” has the meaning assigned to such term in Section 3.f hereof.

“eNote Replacement Failure” has the meaning assigned to such term in the Custodial Agreement.

“EO 13224” has the meaning set forth in Section 13.a(27) hereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any corporation or trade or business that, together with Seller or Guarantor is treated as a single employer under Section 414(b) or (c) of the Code or solely for purposes of Section 302 of ERISA and Section 412 of the Code is treated as single employer described in Section 414 of the Code.

“Escrow Instruction Letter” means the Escrow Instruction Letter from Seller to the Settlement Agent, in the form of Exhibit J hereto, as the same may be modified, supplemented and in effect from time to time.

“Escrow Payments” means, with respect to any Mortgage Loan, the amounts constituting ground rents, taxes, assessments, water rates, sewer rents, municipal charges, mortgage insurance premiums, fire and hazard insurance premiums, condominium charges, and any other payments required to be escrowed by the Mortgagor with the mortgagee pursuant to the Mortgage or any other document.

“E-SIGN” means the Electronic Signatures in Global and National Commerce Act, 15 U.S.C. § 7001 et seq.

“eVault” means an electronic repository established and maintained by an eVault Provider for delivery and storage of eNotes.

“eVault Provider” means Document Systems, Inc. d/b/a DocMagic, or its successor in interest or assigns, or such other entity agreed upon by Seller, Custodian and Administrative Agent.

“Event of Default” has the meaning specified in Section 15 hereof.

“Event of Termination” means with respect to Seller or Guarantor (i) with respect to any Plan, a reportable event, as defined in Section 4043 of ERISA, as to which the PBGC has not by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within thirty (30) days of the occurrence of such event, or (ii) the withdrawal of Seller, Guarantor or any ERISA Affiliate thereof from a Plan during a plan year in which it is a substantial employer, as defined in Section 4001(a)(2) of ERISA, or (iii) the failure by Seller, Guarantor or any ERISA Affiliate thereof to meet the minimum funding standard of Section 412 of the Code or Section 302 of ERISA with respect to any Plan, including, without limitation, the failure to make on or before its due date a required installment under Section 412(m) of the Code (or Section 430 (j) of the Code as amended by the Pension Protection Act) or Section 302(e) of ERISA (or Section 303 (j) of ERISA, as amended by the Pension Protection Act), or (iv) the distribution under Section 4041 of ERISA of a notice of intent to terminate any Plan or any action taken by Seller, Guarantor or any ERISA Affiliate thereof to terminate any plan, or (v) the failure to meet requirements of Section 436 of the Code resulting in the loss of qualified status under  Section 401(a)(29) of the Code, or (vi) the institution by the PBGC of proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or (vii) the receipt by Seller, Guarantor or any ERISA Affiliate thereof of a notice from a Multiemployer Plan that action of the type described in the previous clause (vi) has been taken by the PBGC with respect to such Multiemployer Plan, or (viii) any event or circumstance exists which may reasonably be expected to constitute grounds for Seller, Guarantor or any ERISA Affiliate thereof to incur liability under Title IV of ERISA or under Sections 412 (b) or 430 (k) of the Code with respect to any Plan.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Buyer or other recipient of any payment hereunder or required to be withheld or deducted from a payment to such Buyer or such other recipient: (a) Taxes based on (or measured by) net income or net profits, franchise Taxes and branch profits Taxes that are imposed on a Buyer or other recipient of any payment hereunder as a result of (i) being organized under the laws of, or having its principal office or its applicable lending office located in the jurisdiction imposing such Tax (or any political subdivision thereof), or (ii) a present or former connection between such Buyer or other recipient and the jurisdiction of the Governmental Authority imposing such Tax or any political subdivision or Taxing authority thereof (other than connections arising from such Buyer or other recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced under this Agreement or any Program Agreement, or sold or assigned an interest in any Purchased Mortgage Loan); (b) any Tax imposed on a Buyer or other recipient of a payment hereunder that is attributable to such Buyer’s or other recipient’s failure to comply with relevant requirements set forth in Section 11.e(ii); (c) any withholding Tax that is imposed on amounts payable to or for the account of such Buyer or other recipient of a payment hereunder pursuant to a law in effect on the date such person becomes a party to or under this Agreement, or such person changes its lending office, except in each case to the extent that amounts with respect to Taxes were payable either to such person’s assignor immediately before such person became a party hereto or to such person immediately before it changed its lending office;  and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Indebtedness” has the meaning specified in Section 13.a(23) hereof.

“Fannie Mae” means Fannie Mae, the government sponsored enterprise formerly known as the Federal National Mortgage Association or any successor thereto.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“FDIA” has the meaning set forth in Section 26.c hereof.

“FDICIA” has the meaning set forth in Section 26.d hereof.

“FHA” means the Federal Housing Administration, an agency within the United States Department of HUD, or any successor thereto, and including the Federal Housing Commissioner and the Secretary of HUD where appropriate under the FHA Regulations.

“FHA 203(k) Loan” means an FHA Loan that is eligible for FHA’s 203(k) loan program.

“FHA Approved Mortgagee” means a corporation or institution approved as a mortgagee by the FHA under the National Housing Act, as amended from time to time, and applicable FHA Regulations, and eligible to own and service mortgage loans such as the FHA Loans.

“FHA Insured Non-Performing Loan” means a FHA Loan which is a Non-Performing Mortgage Loan.

“FHA Loan” means a Mortgage Loan which is the subject of an FHA Mortgage Insurance Contract.

“FHA Mortgage Insurance” means, mortgage insurance authorized under the National Housing Act, as amended from time to time, and provided by the FHA.

“FHA Mortgage Insurance Contract” means the contractual obligation of the FHA respecting the insurance of a Mortgage Loan.

“FHA Regulations” means the regulations promulgated by HUD under the National Housing Act, as amended from time to time and codified in 24 Code of Federal Regulations, and other HUD issuances relating to FHA Loans, including the related handbooks, circulars, notices and mortgagee letters.

“FICO” means Fair Isaac & Co., or any successor thereto.

“Fidelity Insurance” means insurance coverage with respect to employee errors, omissions, dishonesty, forgery, theft, disappearance and destruction, robbery and safe burglary, property (other than money and securities) and computer fraud in an aggregate amount acceptable to Seller’s regulators.

“Freddie Mac” means the Federal Home Loan Mortgage Corporation or any successor thereto.

“GAAP” means generally accepted accounting principles in effect from time to time in the United States of America and applied on a consistent basis.

“GNMA” means the Government National Mortgage Association and any successor thereto.

“GNMA Account” means the account as designated in writing by Administrative Agent, in each case, as contemplated by Section 14.ee hereof.

“GNMA EBO” means a FHA Loan, VA Loan or USDA Loan which is subject to an Early Buyout or an FHA Insured Non-Performing Loan, VA Guaranteed Non-Performing Loan or USDA Guaranteed Non-Performing Loan that was never pooled in a GNMA Security.

“GNMA Guide” means the GNMA Mortgage-Backed Securities Guide, Handbook 5500.3, Rev. 1, as amended from time to time, and any related announcements, directives and correspondence issued by GNMA.

“GNMA Security” means a mortgage-backed security guaranteed by GNMA pursuant to the GNMA Guide.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, or any entity exercising executive, legislative, judicial, regulatory or administrative functions over Seller, Guarantor, Administrative Agent or any Buyer, as applicable.

“Gross Margin” means, with respect to each adjustable rate Mortgage Loan, the fixed percentage amount set forth in the related Mortgage Note.

“Guarantee” means, as to any Person, any obligation of such Person directly or indirectly guaranteeing any Indebtedness of any other Person or in any manner providing for the payment of any Indebtedness of any other Person or otherwise protecting the holder of such Indebtedness against loss (whether by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, or to take-or-pay or otherwise); provided that the term “Guarantee” shall not include (i) endorsements for collection or deposit in the ordinary course of business, or (ii) obligations to make servicing advances for delinquent taxes and insurance or other obligations in respect of a Mortgaged Property, to the extent required by Administrative Agent.  The amount of any Guarantee of a Person shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith.  The terms “Guarantee” and “Guaranteed” used as verbs shall have correlative meanings.

“Guarantor” means Private National Mortgage Acceptance Company, LLC, in its capacity as guarantor under the Guaranty.

“Guaranty” means the amended and restated guaranty of Private National Mortgage Acceptance Company, LLC dated as of April 28, 2017, in favor of the Administrative Agent for the benefit of Buyers, as the same may be amended from time to time, pursuant to which Guarantor fully and unconditionally guarantees the obligations of Seller hereunder as it may be amended, supplemented or otherwise modified from time to time.

“Hash Value” means, with respect to an eNote, the unique, tamper-evident digital signature of such eNote that is stored with MERS.

“HELOC” means a home equity revolving line of credit secured by a first or second lien on the related Mortgaged Property.

“High Cost Mortgage Loan” means a Mortgage Loan classified as (a) a “high cost” loan under the Home Ownership and Equity Protection Act of 1994 or (b) a “high cost,” “threshold,” “covered,” or “predatory” loan under any other applicable state, federal or local law (or a similarly classified loan using different terminology under a law, regulation or ordinance imposing heightened regulatory scrutiny or additional legal liability for residential mortgage loans having high interest rates, points and/or fees).

“HUD” means the United States Department of Housing and Urban Development or any successor thereto.

“Income” means with respect to any Purchased Mortgage Loan at any time until repurchased by Seller, any principal received thereon or in respect thereof and all interest, dividends or other distributions thereon.

“Indebtedness” means, for any Person at any time, and only to the extent outstanding at such time: (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of Property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such Property from such Person); (b) obligations of such Person to pay the deferred purchase or acquisition price of Property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business, so long as such trade accounts payable are payable within 90 days after the date the respective goods are delivered or the respective services are rendered; (c) Indebtedness of others secured by a Lien on the Property of such Person, whether or not the respective Indebtedness so secured has been assumed by such Person; (d) obligations (contingent or otherwise) of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person; (e) Capital Lease Obligations of such Person; (f) obligations of such Person under repurchase agreements, sale/buy-back agreements or like arrangements, including, without limitation, any Indebtedness arising hereunder; (g) Indebtedness of others Guaranteed by such Person; (h) all obligations of such Person incurred in connection with the acquisition or carrying of fixed assets by such Person; (i) Indebtedness of general partnerships of which such Person is a general partner; and (j) with respect to clauses (a) – (i) above, both on and off balance sheet.

“Indemnified Party” has the meaning set forth in Section 30 hereof.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Seller hereunder or under any Program Agreement and (b) Other Taxes.

“Index” means, with respect to any adjustable rate Mortgage Loan, the index identified on the Mortgage Loan Schedule and set forth in the related Mortgage Note for the purpose of calculating the applicable Mortgage Interest Rate.

“Interest Only Adjustment Date” means, with respect to each Interest Only Loan, the date, specified in the related Mortgage Note on which the Monthly Payment will be adjusted to include principal as well as interest.

“Interest Only Loan” means a Mortgage Loan which only requires payments of interest for a period of time specified in the related Mortgage Note.

“Interest Rate Adjustment Date” means the date on which an adjustment to the Mortgage Interest Rate with respect to each Mortgage Loan becomes effective.

“Interest Rate Protection Agreement” means, with respect to any or all of the Purchased Mortgage Loans, any short sale of a U.S. Treasury Security, or futures contract, or mortgage related security, or eurodollar futures contract, or options related contract, or interest rate swap, cap or collar agreement or Take-out Commitment, or similar arrangement providing for protection against fluctuations in interest rates or the exchange of nominal interest obligations, either generally or under specific contingencies, entered into by Seller and an Affiliate of Administrative Agent or such other party acceptable to Administrative Agent in its sole discretion, which agreement is acceptable to Administrative Agent in its sole discretion.

“Irrevocable Instruction Letter” shall have the meaning assigned to such term in Section 8.c hereof.

“LIBOR” has the meaning assigned to such term in the Pricing Side Letter.

“Lien” means any mortgage, lien, pledge, charge, security interest or similar encumbrance.

“Loan to Value Ratio” or “LTV” means with respect to any Mortgage Loan, the ratio of the original outstanding principal amount of such Mortgage Loan to the lesser of (a) (x) with respect to a Mortgage Loan other than a GNMA EBO, the Appraised Value of the Mortgaged Property at origination or (y) with respect to a GNMA EBO,  the BPO Value or such other valuation acceptable to Administrative Agent in its sole discretion or (b) if the Mortgaged Property was purchased within 12 months of the origination of such Mortgage Loan, the purchase price of the Mortgaged Property.

“Location” means, with respect to an eNote, the location of such eNote which is established by reference to the MERS eRegistry.

“Low Percentage Margin Call” has the meaning specified in Section 6.b hereof.

“Margin Call” has the meaning specified in Section 6.a hereof.

“Margin Deadline” has the meaning specified in Section 6.b hereof.

“Margin Deficit” has the meaning specified in Section 6.a hereof.

“Market Value” has the meaning assigned to such term in the Pricing Side Letter.

“Master Servicer Field” means with respect to an eNote, the field entitled “Master Servicer” in the MERS eRegistry.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, condition (financial or otherwise) or prospects of Seller, Guarantor or any Affiliate that is a party to any Program Agreement taken as a whole; (b) a material impairment of the ability of Seller, Guarantor or any Affiliate that is a party to any Program Agreement to perform under any Program Agreement and to avoid any Event of Default; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability of any Program Agreement against Seller, Guarantor or any Affiliate that is a party to any Program Agreement, in each case as determined by the Administrative Agent in its sole discretion.

“Maximum Aggregate Purchase Price-Incremental 1” has the meaning assigned to such term in the Pricing Side Letter.

“Maximum Aggregate Purchase Price-Incremental 2” has the meaning assigned to such term in the Pricing Side Letter.

“Maximum Purchase Price-Incremental 1” has the meaning assigned to such term in the Pricing Side Letter.

“Maximum Purchase Price-Incremental 2” has the meaning assigned to such term in the Pricing Side Letter.

“Maximum Regular Way Committed Purchase Price” has the meaning set forth in the Pricing Side Letter.

“Maximum Regular Way Purchase Price” has the meaning set forth in the Pricing Side Letter.

“MERS” means Mortgage Electronic Registration Systems, Inc., a corporation organized and existing under the laws of the State of Delaware, or any successor thereto.

“MERS eDelivery” means the transmission system operated by the Electronic Agent that is used to deliver eNotes, other Electronic Records and data from one MERS eRegistry member to another using a system-to-system interface and conforming to the standards of the MERS eRegistry.

“MERS eRegistry” means the electronic registry operated by the Electronic Agent that acts as the legal system of record that identifies the Controller, Delegatee and Location of the Authoritative Copy of registered eNotes.

“MERS Org ID” means a number assigned by the Electronic Agent that uniquely identifies MERS members, or, in the case of a MERS Org ID that is a “Secured Party Org ID”, uniquely identifies MERS eRegistry members, which assigned numbers for each of Administrative Agent, Seller and Custodian have been provided to the parties hereto.

“MERS System” means the mortgage electronic registry system operated by the Electronic Agent that tracks changes in Mortgage ownership, mortgage servicers and servicing rights ownership.

“Minimum Purchase Price-Incremental 2” has the meaning set forth in the Pricing Side Letter.

“Minimum Purchase Price Percentage-Incremental 2” has the meaning set forth in the Pricing Side Letter.

“Monthly Payment” means the scheduled monthly payment of principal and/or interest on a Mortgage Loan.

“Moody’s” means Moody’s Investors Service, Inc. or any successors thereto.

“Mortgage” means each mortgage, deed of trust, deed to secure debt or similar instrument creating and evidencing a lien on real property and other property and rights incidental thereto, unless such Mortgage is granted in connection with a Co-op Loan, in which case the first lien position is in the stock of the subject cooperative association and in the tenant’s rights in the cooperative lease relating to such stock.

“Mortgage File” means, with respect to a Mortgage Loan, the documents and instruments relating to such Mortgage Loan and set forth in Exhibit F-1 to the Custodial Agreement.

“Mortgage Interest Rate” means the rate of interest borne on a Mortgage Loan from time to time in accordance with the terms of the related Mortgage Note.

“Mortgage Interest Rate Cap” means, with respect to an adjustable rate Mortgage Loan, the limit on each Mortgage Interest Rate adjustment as set forth in the related Mortgage Note.

“Mortgage Loan” means any Approved Product Type which is a fixed or floating rate, one to four family residential mortgage loan evidenced by a promissory note and secured by a mortgage, which satisfies the requirements set forth in the Underwriting Guidelines and Section

13.b hereof; provided, however, that, Mortgage Loans shall not include any High Cost Mortgage Loans.

“Mortgage Loan Documents” means the documents in the related Mortgage File to be delivered to Custodian.

“Mortgage Loan Schedule” means with respect to any Transaction as of any date, a mortgage loan schedule in the form of either (a) Exhibit C attached hereto or (b) a computer tape or other electronic medium generated by Seller or Guarantor, and delivered to Administrative Agent and Custodian, which provides information required by Administrative Agent to enter into Transactions (including, without limitation, the information set forth on Exhibit C attached hereto) relating to the Purchased Mortgage Loans in a format acceptable to Administrative Agent.

“Mortgage Note” means the promissory note, Credit Line Agreement or other evidence of the indebtedness of a Mortgagor secured by a Mortgage.

“Mortgaged Property” means the real property or other Co-op Loan collateral securing repayment of the debt evidenced by a Mortgage Note.

“Mortgagor” means the obligor or obligors on a Mortgage Note, including any person who has assumed or guaranteed the obligations of the obligor thereunder.

“MSR PC Repo Agreement” means that certain Master Repurchase Agreement dated as of September 11, 2019, by and among Seller, Guarantor, Administrative Agent and CS Cayman, as amended, restated, supplemented or otherwise modified from time to time.

“MSR PC Repo Documents” means the MSR PC Repo Agreement and the other “Facility Documents” as defined in the MSR PC Repo Agreement.

“MSR Valuation” means the lesser of (i) the value of the mortgage servicing rights owned by the Seller as set forth in the Seller’s most recent balance sheet as determined by the Seller as of such date in accordance with GAAP, (ii) the Administrative Agent’s valuation of such mortgage servicing rights as determined by the Administrative Agent or (iii) a Third Party Evaluator’s valuation of such mortgage servicing rights as determined by such Third Party Evaluator.

“Multiemployer Plan” means a multiemployer plan defined as such in Section 3(37) of ERISA to which contributions have been or are required to be made by Seller or any ERISA Affiliate and that is covered by Title IV of ERISA.

“Net Income” means, for any period and any Person, the net income of such Person for such period as determined in accordance with GAAP.

“Net Worth” means, with respect to any Person, an amount equal to, on a consolidated basis, such Person’s stockholder equity (determined in accordance with GAAP).

“1934 Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Non-Affiliate Buyer” has the meaning specified in Section 19 hereof.

“Non-Affiliate MRA” has the meaning specified in Section 19 hereof.

“Non-Affiliate Transactions” has the meaning specified in Section 19 hereof.

“Non-Agency Non-QM Mortgage Loan” means a Non-Agency QM Mortgage Loan that (a) does not meet the criteria for a Qualified Mortgage Loan; (b) meets all applicable criteria as set forth in the Underwriting Guidelines; and (c) is otherwise acceptable to Administrative Agent in its sole discretion.

“Non-Agency QM Mortgage Loan” means a Mortgage Loan that (a)  meets all applicable criteria as set forth in the Underwriting Guidelines, but (b) has an original principal balance in an amount in excess of the then applicable conventional conforming limits, including general limits and high-cost area limits, for Mortgaged Properties securing Mortgage Loans in such county or local area; provided, however, that Non-Agency QM Mortgage Loans shall not include any Mortgage Loan with an original principal balance in excess of $2,000,000, and (c) is otherwise acceptable to Administrative Agent in its sole discretion.

“Non-Performing Mortgage Loan” means (i) any Mortgage Loan for which any payment of principal or interest is more than thirty (30) days past due, (ii) any Mortgage Loan with respect to which the related mortgagor is in bankruptcy or (iii) any Mortgage Loan with respect to which the related mortgaged property is in foreclosure.

“Non-Recourse Debt” shall mean Indebtedness payable solely from the assets sold or pledged to secure such Indebtedness and under which Indebtedness no party has recourse to Seller, Guarantor or any of their Affiliates if such assets are inadequate or unavailable to pay off such Indebtedness, and neither Seller, Guarantor nor any of their Affiliates effectively has any obligation to directly or indirectly pay any such deficiency.

“Notice Date” has the meaning given to it in Section 3.b hereof.

“Obligations” means (a) all of Seller’s indebtedness, obligations to pay the Repurchase Price on the Repurchase Date, the Price Differential on each Price Differential Payment Date, and other obligations and liabilities, to Administrative Agent and Buyers, its Affiliates or Custodian arising under, or in connection with, the Program Agreements, whether now existing or hereafter arising; (b) any and all sums paid by Administrative Agent, Buyers or Administrative Agent on behalf of Buyers in order to preserve any Purchased Mortgage Loan or its interest therein; (c) in the event of any proceeding for the collection or enforcement of any of Seller’s indebtedness, obligations or liabilities referred to in clause (a), the reasonable expenses of retaking, holding, collecting, preparing for sale, selling or otherwise disposing of or realizing on any Purchased Mortgage Loan, or of any exercise by Administrative Agent or Buyers of their rights under the Program Agreements, including, without limitation, attorneys’ fees and disbursements and court costs; (d) all of Seller’s indemnity obligations to Administrative Agent, Buyers and Custodian or both pursuant to the Program Agreements; (e) all of Seller’s obligations under the VFN Facility Documents; (f) all of Seller’s obligations under the Conventional MSR Loan Facility Documents; (g) all of Seller’s obligations under the MSR PC Repo Documents and (h) all of Seller’s obligations under the SPIA VPN Repo Documents.

“OFAC” has the meaning set forth in Section 13.a(27) hereof.

“Officer’s Compliance Certificate” has the meaning assigned to such term in the Pricing Side Letter.

“Other Taxes” means any and all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes or any excise, sales, goods and services or transfer taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Program Agreement.

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Pension Protection Act” means the Pension Protection Act of 2006.

“Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

“Plan” means an employee benefit or other plan, established or maintained by any Seller or any ERISA Affiliate and covered by Title IV of ERISA, other than a Multiemployer Plan.

“Pool” means a subset of Mortgage Loans subject to Transactions which shall be identified from time to time by the Administrative Agent.

“Pooled Mortgage Loan” means any Purchased Mortgage Loan that is subject to a Transaction hereunder and is part of a pool of Purchased Mortgage Loans certified by Custodian to an Agency to be either (a) purchased by such Agency or (b) swapped for an Agency Security backed by such pool, in each case, in accordance with the terms of the guidelines issued by the applicable Agency.

“Pool Subdivision Notice” means a written notice delivered by Administrative Agent to Seller, which shall identify the discrete Mortgage Loans which shall be allocated to different Pools.

“Post-Default Rate” has the meaning assigned to such term in the Pricing Side Letter.

“Power of Attorney” has the meaning specified in Section 28 hereto.

“Price Differential” has the meaning assigned to such term in the Pricing Side Letter.

“Price Differential-Base” has the meaning assigned to such term in the Pricing Side Letter.

“Price Differential-Incremental 1” has the meaning assigned to such term in the Pricing Side Letter.

“Price Differential-Incremental 2” has the meaning assigned to such term in the Pricing Side Letter.

“Price Differential Payment Date” means, the 5th day of the month following the related Purchase Date and each succeeding 5th day of the month thereafter; provided, that, with respect to such Purchased Mortgage Loan, the final Price Differential Payment Date shall be the related Repurchase Date; and provided, further, that if any such day is not a Business Day, the Price Differential Payment Date shall be the next succeeding Business Day.

“Pricing Rate” has the meaning assigned to such term in the Pricing Side Letter.

“Pricing Period” means, with respect to each Price Differential Payment Date, the period commencing on (and including) the date that is the first calendar day of the preceding month and terminating on (and including) the last calendar day of the preceding month; provided, that the initial Pricing Period shall commence on the initial Purchase Date.

“Pricing Side Letter” means the third amended and restated letter agreement dated as of the date hereof, among Administrative Agent for the benefit of Buyers, Seller and Guarantor as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Proceeds” means “proceeds” as defined in Section 9-102(a)(64) of the UCC.

“Program Agreements” means, collectively, this Agreement, the Custodial Agreement, the Pricing Side Letter, the Electronic Tracking Agreement, if entered into, the Guaranty, the Securities Account Control Agreement and the Power of Attorney.

“Prohibited Person” has the meaning set forth in Section 13.a(27) hereof.

“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

“Proprietary Lease” means the lease on a Co-op Unit evidencing the possessory interest of the owner in the Co-op Shares in such Co-op Unit.

“Protective Advance” means any servicing advance (including, but not limited to, any advance made to pay taxes and insurance premiums; any advance to pay the costs of protecting the value of any real property or other security for a mortgage loan; and any advance to pay the costs of realizing on the value of any such security) made by Sellers in connection with any Purchased Mortgage Loans.

“Purchase Date” means the date on which Purchased Mortgage Loans or Servicer Advances are to be transferred by Seller to Administrative Agent for the benefit of Buyers or on which Servicer Advances are funded by the Administrative Agent.

“Purchase Price” has the meaning assigned to such term in the Pricing Side Letter.

“Purchase Price-Base” has the meaning assigned to such term in the Pricing Side Letter.

“Purchase Price-Incremental 1” has the meaning assigned to such term in the Pricing Side Letter.

“Purchase Price-Incremental 2” has the meaning assigned to such term in the Pricing Side Letter.

“Purchase Price Percentage” has the meaning assigned to such term in the Pricing Side Letter.

“Purchased Mortgage Loans” means the collective reference to Mortgage Loans together with Servicer Advances and the Repurchase Assets related to such Mortgage Loans transferred by Seller to Administrative Agent for the benefit of Buyers in a Transaction hereunder, listed on the related Mortgage Loan Schedule attached to the related Transaction Request, which such Mortgage Loans Custodian has been instructed to hold for the benefit of Administrative Agent pursuant to the Custodial Agreement.

“Qualified Insurer” means an insurance company duly authorized and licensed where required by law to transact insurance business and approved as an insurer by Fannie Mae or Freddie Mac.

“Qualified Mortgage Loan” means a Mortgage Loan which is a “Qualified Mortgage” as defined in 12 CFR 1026.43(e).

“Qualified Originator” means an originator of Mortgage Loans which is acceptable under the Underwriting Guidelines.

“Recognition Agreement” means, an agreement among a Co-op Corporation, a lender and a Mortgagor with respect to a Co-op Loan whereby such parties (i) acknowledge that such lender may make, or intends to make, such Co-op Loan, and (ii) make certain agreements with respect to such Co-op Loan.

“Records” means all instruments, agreements and other books, records, and reports and data generated by other media for the storage of information maintained by Seller, Servicer or any other person or entity with respect to a Purchased Mortgage Loan or Servicer Advance.  Records shall include the Mortgage Notes, any Mortgages, any Credit Line Agreements, the Mortgage Files, the credit files related to the Purchased Mortgage Loan and Servicer Advance and any other instruments necessary to document or service a Mortgage Loan.

“Register” has the meaning set forth in Section 22 hereof.

“REO Property” means real property acquired by Seller, including a Mortgaged Property acquired through foreclosure of a Mortgage Loan or by deed in lieu of such foreclosure.

“Reporting Date” means the 5th day of each month or, if such day is not a Business Day, the next succeeding Business Day.

“Repledge Transaction” has the meaning set forth in Section 18 hereof.

“Repledgee” means each Repledgee identified by the Administrative Agent from time to time.

“Repurchase Assets” has the meaning assigned thereto in Section 8 hereof.

“Repurchase Date” means the earliest of (i) the Termination Date, (ii) the date determined by application of Section 16 hereof or (iii) the date identified to the Administrative Agent by Seller as the date that the related Mortgage Loan is to be sold pursuant to a Take-out Commitment.

“Repurchase Price” means the price at which Purchased Mortgage Loans are to be transferred from the Administrative Agent for the benefit of Buyers to Seller upon termination of a Transaction, which will be determined in each case (including Transactions terminable upon demand) as the sum of the Purchase Price and the accrued but unpaid Price Differential as of the date of such determination.

“Request for Certification” means a notice sent to Custodian reflecting the sale of one or more Purchased Mortgage Loans to Administrative Agent for the benefit of Buyers hereunder.

“Requirement of Law” means, as to any Person, any law, treaty, rule, regulation, procedure or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject, and includes all federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities, whether now or hereafter enacted and in force, and all permits, licenses and authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Seller, at any time in force affecting Seller, Mortgage Loan or REO Property or any part thereof.

“Responsible Officer” means as to any Person, the chief executive officer or, with respect to financial matters, the chief financial officer of such Person; provided, however, that the Responsible Officers of Seller and Guarantor as of the date hereof are listed on Schedule 3 hereto.

“S&P” means Standard & Poor’s Ratings Services, or any successor thereto.

“Scratch and Dent Mortgage Loan” means a first lien Mortgage Loan (i) originated by Seller in accordance with the criteria of an Agency Mortgage Loan or Non-Agency QM Mortgage Loan, as applicable, except such Mortgage Loan is not eligible for sale to the original Take-out Investor or has been subsequently repurchased from such original Take-out Investor, in each case, for reasons other than delinquent payment under such Mortgage Loan and (ii) is acceptable to Buyers or Administrative Agent in their sole discretion.

“SEC” means the Securities and Exchange Commission, or any successor thereto.

“Second Lien Mortgage Loan” means a Mortgage Loan or a home equity revolving line of credit (“HELOC”) secured by a second lien on the related Mortgaged Property.

“Securities Account” means the account established pursuant to the Securities Account Control Agreement, into which all collections and proceeds on or in respect of the Mortgage Loans shall be deposited by Servicer.

“Securities Account Control Agreement” means that certain Amended and Restated Securities Account Control Agreement dated as of October 31, 2014, among Administrative Agent, Administrative Agent in its capacity as lender under the Servicing Facility Agreement, Seller, Seller in its capacity as borrower under the Servicing Facility Agreement, Seller in its capacity as servicer under the Agreement, and Securities Intermediary and other parties as joined thereto from time to time, as may be amended, supplemented or replaced from time to time.

“Securities Intermediary” means City National Bank, and its permitted successors and assigns, or such other party specified by Administrative Agent and agreed to by Seller, which approval shall not be unreasonably withheld.

“Seller” means PennyMac Loan Services, LLC or its permitted successors and assigns.

“Servicer” means any servicer approved by Administrative Agent in its sole discretion, which may be Seller or its permitted successors and assigns.

“Servicer Advance” means a Delinquency Advance or a Protective Advance.

“Subservicer Field” means, with respect to an eNote, the field entitled, “Subservicer” in the MERS eRegistry.

“Servicing Rights” means rights of any Person to administer, service or subservice, the Purchased Mortgage Loans or to possess related Records.

“Settlement Agent” means, with respect to any Transaction the subject of which is a Wet-Ink Mortgage Loan, the entity approved by Administrative Agent, in its sole good-faith discretion, which may be a title company, escrow company or attorney in accordance with local law and practice in the jurisdiction where the related Wet-Ink Mortgage Loan is being originated.  A Settlement Agent is deemed approved unless Administrative Agent notifies Seller otherwise at any time electronically or in writing.

“Severance Notice” has the meaning specified in Section 19 hereof.

“SIPA” means the Securities Investor Protection Act of 1970, as amended from time to time.

“SPIA VFN Repo Agreement” means that certain Master Repurchase Agreement dated as of April 1, 2020 by and among Seller, Administrative Agent and CS Cayman, as amended, restated, supplemented or otherwise modified from time to time.

“SPIA VPN Repo Documents” means the SPIA VFN Repo Agreement and the other “Program Agreements” as defined in the SPIA VPN Repo Agreement.

“Statement Date” has the meaning set forth in Section 13.a(5)(a) hereof.

“Stock Certificate” means, with respect to a Co-op Loan, the certificates evidencing ownership of the Co-op Shares issued by the Co-op Corporation.

“Stock Power” means, with respect to a Co-op Loan, an assignment of the Stock Certificate or an assignment of the Co-op Shares issued by the Co-op Corporation.

“Streamlined Mortgage Loan” means an FHA Loan originated in accordance with FHA’s streamlined mortgage loan refinance program as set forth in FHA’s Underwriting Guidelines.

“Submitted GNMA EBO” means a GNMA EBO which is subject to a Transaction hereunder and for which a claim has been submitted to HUD.

“Subordinated Debt” means, Indebtedness of Seller which is (i) unsecured, (ii) no part of the principal of such Indebtedness is required to be paid (whether by way of mandatory sinking fund, mandatory redemption, mandatory prepayment or otherwise) prior to the date which is one year following the Termination Date and (iii) the payment of the principal of and interest on such Indebtedness and other obligations of Seller in respect of such Indebtedness are subordinated to the prior payment in full of the principal of and interest (including post-petition obligations) on the Transactions and all other obligations and liabilities of Seller to Administrative Agent and Buyers hereunder on terms and conditions approved in writing by Administrative Agent and all other terms and conditions of which are satisfactory in form and substance to Administrative Agent.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, trust or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, limited liability company, partnership, trust or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, limited liability company, partnership, trust or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

“Successor Rate” means a rate determined by Administrative Agent in accordance with Section 5.c hereof.

“Successor Rate Conforming Changes” means with respect to any proposed Successor Rate, any spread adjustments or other conforming changes to the timing and frequency of determining rates and making payments of interest and other administrative matters as may be appropriate, in the discretion of Administrative Agent, to reflect the adoption of such Successor

Rate and to permit the administration thereof by Administrative Agent in a manner substantially consistent with market practice.

“Take-out Commitment” means a commitment of Seller to either (a) sell one or more identified Mortgage Loans to a Take-out Investor or (b) (i) swap one or more identified Mortgage Loans with a Take-out Investor that is an Agency for an Agency Security, and (ii) sell the related Agency Security to a Take-out Investor, and in each case, the corresponding Take-out Investor’s commitment back to Seller to effectuate any of the foregoing, as applicable. With respect to any Take-out Commitment with an Agency, the applicable agency documents list Administrative Agent as sole subscriber.

“Take-out Investor” means (i) an Agency or (ii) other institution which has made a Take-out Commitment and has been approved by Administrative Agent for the benefit of Buyers.

“Taxes” means any and all present or future taxes (including social security contributions and value added taxes), levies, imposts, duties (including stamp duties), deductions, charges (including ad valorem charges), withholdings (including backup withholding), assessments, fees or other charges of any nature whatsoever imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Date” means the earlier of (a) the date of the occurrence of an Event of Default, and (b) April 23, 2021; provided that, if by the sixtieth (60th) calendar day prior to the then-existing Termination Date, the Administrative Agent does not deliver a Termination Notice to Seller, the Termination Date shall be extended for another calendar day thereafter, and shall continue to extend in such a manner until such Termination Notice is so delivered.  Upon delivery of such Termination Notice, the Termination Date shall be fixed on the date that is sixty (60) calendar days following the date of such Termination Notice, and shall cease to extend as contemplated herein.

“Termination Notice” means written notice delivered by Administrative Agent to Seller stating that Administrative Agent shall no longer extend the Termination Date.

“Test Period” means any one fiscal quarter.

“Third Party Evaluator” means an appraiser approved by Administrative Agent in its sole good faith discretion.

“TILA-RESPA Integrated Disclosure Rule” means the Truth-in-Lending Act and Real Estate Settlement Procedures Act Integrated Disclosure Rule, adopted by the Consumer Finance Protection Bureau, which is effective for residential mortgage loan applications received on or after October 3, 2015.

“Trade Assignment” means an assignment to the Administrative Agent of a forward trade between a Takeout Investor and Seller with respect to one or more Purchased Mortgage Loans that are Pooled Mortgage Loans substantially in the form of Exhibit L hereto.

“Transaction” has the meaning set forth in Section 1 hereof.

“Transaction Request” means a request via email from Seller to Administrative Agent, in the form attached as Exhibit A hereto, notifying Administrative Agent that Seller wishes to enter into a Transaction hereunder that indicates that it is a Transaction Request under this Agreement. For the avoidance of doubt, a Transaction Request may refer to multiple Mortgage Loans; provided, that each Mortgage Loan shall be deemed to be subject to its own Transaction.

“Transfer of Control” means, with respect to an eNote, a MERS eRegistry transfer transaction used to request a change to the current Controller of such eNote.

“Transfer of Location” means, with respect to an eNote, a MERS eRegistry transfer transaction used to request a change to the current Location of such eNote.

“Transferable Record” means an Electronic Record under E-SIGN and UETA that (i) would be a note under the Uniform Commercial Code if the Electronic Record were in writing, (ii) the issuer of the Electronic Record has expressly agreed is a “transferable record”, and (iii) for purposes of E-SIGN, relates to a loan secured by real property.

“Transfer of Servicing”:  With respect to an eNote, a MERS eRegistry transfer transaction used to request a change to the current Servicing Master Servicer Field or Subservicer Field of such eNote.

“UETA” means the Official Text of the Uniform Electronic Transactions Act as approved by the National Conference of Commissioners on Uniform State Laws at its Annual Conference on July 29, 1999.

“Unauthorized Master Servicer or Subservicer Modification” means, with respect to an eNote, a Transfer of Location, Transfer of Servicing or a change in any other information, status of data initiated by the Seller, any Servicer or a vendor of the Master Servicer Field or Subservicer Field with respect to such eNote on the MERS eRegistry.

“Underwriting Guidelines” means the standards, procedures and guidelines of Seller for underwriting Mortgage Loans, which are set forth in the written policies and procedures of Seller, the Fannie Mae Single-Family Selling and Servicing Guide, the Freddie Mac Single-Family Seller/Servicer Guide, the Freddie Mac Multifamily Seller/Servicer Guide, FHA Underwriting Guidelines or VA Underwriting Guidelines, a copy of which is attached hereto as Exhibit F and such other guidelines as are identified and approved in writing by Administrative Agent.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as in effect on the date hereof in the State of New York or the Uniform Commercial Code as in effect in the applicable jurisdiction.

“USDA Guaranteed Non-Performing Loan” means a USDA Loan which is a Non-Performing Mortgage Loan.

“USDA Loan” means a first lien Mortgage Loan originated in accordance with the criteria established by and guaranteed by the United States Department of Agriculture.

“U.S. Tax Compliance Certificate” has the meaning set forth in Section 11.e(ii)(B) hereof.

“VA” means the U.S. Department of Veterans Affairs, an agency of the United States of America, or any successor thereto including the Secretary of Veterans Affairs.

“VA Approved Lender” means a lender which is approved by the VA to act as a lender in connection with the origination of VA Loans.

“VA Guaranteed Non-Performing Loan” means a VA Loan which is a Non-Performing Mortgage Loan.

“VA Loan” means a Mortgage Loan which is the subject of a VA Loan Guaranty Agreement as evidenced by a loan guaranty certificate, or a Mortgage Loan which is a vendor loan sold by the VA.

“VA Loan Guaranty Agreement” means the obligation of the United States to pay a specific percentage of a Mortgage Loan (subject to a maximum amount) upon default of the Mortgagor pursuant to the Servicemen’s Readjustment Act, as amended.

“VFN Facility Documents” means the VFN Repurchase Agreement and the other “Program Agreements” as defined in the VFN Repurchase Agreement.

“VFN Irrevocable Instruction Letter” has the meaning set forth in Section 8.b hereof.

“VFN Repurchase Agreement” means that certain Amended and Restated Master Repurchase Agreement (PNMAC GMSR Issuer Trust MSR Collateralized Notes, Series 2016-MSRVF1), dated as of December 19, 2016, among the Buyer, Credit Suisse AG, a company incorporated in Switzerland, acting through its Cayman Islands Branch, and the Seller, as amended, restated, supplemented or otherwise modified from time to time.

“Warehouse Electronic System” means the system utilized by or Administrative Agent either directly, or through its vendors, and which may be accessed by Seller in connection with delivering and obtaining information and requests in connection with the Program Agreements.

“Wet-Ink Documents” means, with respect to any Wet-Ink Mortgage Loan, the (a) Transaction Request and (b) the Mortgage Loan Schedule.

“Wet-Ink Mortgage Loan” means a Mortgage Loan which Seller is selling to Buyer simultaneously with the origination thereof or in the case of a GNMA EBO, Seller is selling to Buyer simultaneously with the purchase of such Mortgage Loan from a GNMA Security.

3.         Program; Initiation of Transactions

a.    From time to time, Administrative Agent (for the benefit of Buyers) will purchase by Buyers from Seller certain Mortgage Loans that have either been originated by Seller or purchased by Seller from a Correspondent Seller.  This Agreement is a commitment by Administrative Agent on behalf of the Committed Buyers to enter into Transactions with respect to Mortgage Loans with Seller for an aggregate amount equal to the Maximum Regular Way Committed Purchase Price.  This Agreement is not a commitment by Administrative Agent on behalf of Buyers to enter into Transactions with respect to Mortgage Loans with Seller for amounts exceeding the Maximum Regular Way Committed Purchase Price, but rather, sets forth the procedures to be used in connection with periodic requests for Administrative Agent on behalf of Buyers to enter into Transactions with Seller.  Seller hereby acknowledges that, beyond the Maximum Regular Way Committed Purchase Price, Administrative Agent on behalf of Buyers is under no obligation to agree to enter into, or to enter into, any Transaction with respect to Mortgage Loans pursuant to this Agreement.  All Purchased Mortgage Loans shall exceed or meet the Underwriting Guidelines and shall be serviced by Servicer.  The sum of (i) the Aggregate Purchase Price-Base, (ii) the Aggregate Purchase Price-Incremental 1 plus (iii) the Aggregate Purchase Price-Incremental 2 (solely for Non-Participated Purchase Price-Incremental 2) shall not exceed the Maximum Regular Way Purchase Price.  The Aggregate Purchase Price-Incremental 1 of Purchased Mortgage Loans subject to outstanding Transactions shall not exceed the Maximum Aggregate Purchase Price-Incremental 1.  The Aggregate Purchase Price-Incremental 2 of Purchased Mortgage Loans subject to outstanding Transactions shall not exceed the Maximum Aggregate Purchase Price-Incremental 2.

b.   With respect to each Transaction involving Mortgage Loans which are not Wet-Ink Mortgage Loans, Seller shall give Administrative Agent and Custodian prior notice of any proposed Purchase Date on or prior to 11:00 a.m. (New York City time) two (2) Business Days’ prior to the Purchase Date (the date on which such notice is given, the “Notice Date”); provided, that if Seller is delivering 251 or more Mortgage Loans, which are not Wet-Ink Mortgage Loans, on a Purchase Date, Seller shall give Administrative Agent and Custodian prior notice of any proposed Purchase Date on or prior to 11:30 a.m. (New York City time) three (3) Business Days’ prior to the Purchase Date.  With respect to Wet-Ink Mortgage Loans, Seller shall deliver notice of any proposed purchase on or before 11:30 a.m. (New York City time) on the Purchase Date.  On the Notice Date, Seller shall (i) request that Buyers enter into a Transaction by furnishing to Administrative Agent a Transaction Request, (ii) deliver to Administrative Agent and Custodian a Mortgage Loan Schedule and (iii) deliver to Custodian, or Administrative Agent, with respect to each Wet-Ink Mortgage Loan, either a Request for Certification and each Mortgage File or Wet-Ink Documents for each Wet-Ink Mortgage Loan, as applicable, in accordance with Section 10.b(3) hereof. With respect to requested Transactions that would cause the aggregate outstanding Purchase Price for all outstanding Transactions to exceed the Maximum Regular Way Committed Purchase Price, Administrative Agent may enter into such requested Transaction or may notify Seller of its intention not to enter into such Transaction. In the event the Mortgage Loan Schedule provided by Seller contains erroneous computer data, is not formatted properly or the computer fields are otherwise improperly aligned,

Administrative Agent shall provide written or electronic notice to Seller describing such error and Seller may either (a) give Administrative Agent written or electronic authority to correct the computer data, reformat the Mortgage Loans or properly align the computer fields or (b) correct the computer data, reformat or properly align the computer fields itself and resubmit the Mortgage Loan Schedule as required herein. In the event that Seller gives Administrative Agent authority to correct the computer data, reformat the Mortgage Loan Schedule or properly align the computer fields, Seller shall hold Administrative Agent harmless for such correction, reformatting or realigning, as applicable, except as otherwise expressly provided herein.

c.    Upon the satisfaction of the applicable conditions precedent set forth in Section 10 hereof, all of Seller’s interest in the Repurchase Assets shall pass to Administrative Agent on behalf of Buyers on the Purchase Date, against the transfer of the Purchase Price to Seller.  Upon transfer of the Mortgage Loans to Administrative Agent on behalf of Buyers as set forth in this Section and until termination of any related Transactions as set forth in Sections 4 or 16 of this Agreement, beneficial ownership of each Mortgage Loan, including each document in the related Mortgage File and Records, is vested in Administrative Agent on behalf of Buyers; provided that, prior to the recordation by Custodian as provided for in the Custodial Agreement record title in the name of Seller to each Mortgage shall be retained by Seller for the benefit of Administrative Agent, for the sole purpose of facilitating the servicing and the supervision of the servicing of the Mortgage Loans. For the avoidance of doubt, the parties acknowledge and agree that the Purchased Mortgage Loans shall be held by the Administrative Agent for the benefit of Buyers.

d.   With respect to each Wet-Ink Mortgage Loan, by no later than 12:00 noon, (New York City time) on the seventh Business Day following the applicable Purchase Date, Seller shall cause the related Settlement Agent to deliver to Custodian the remaining documents in the Mortgage File.

e.    Agent shall act as agent solely with respect to performance of the following duties, in each case, on behalf of Buyers to the extent contemplated by Section 14.hh: (i) receiving from HUD and VA all amounts with respect to all Purchased Mortgage Loans, (ii) maintaining the GNMA Account, (iii) taking such actions as Agent deems appropriate to administer the GNMA Account, and (iv) acting as mortgagee of record with respect to each Submitted GNMA EBO and Aged 360 GNMA EBO pursuant to Section 14.hh hereof.  The Agent shall have no duties or responsibilities except those expressly set forth in this Section 3.g.

f.    With respect to any eMortgage Loan, Seller shall deliver to Custodian each of Administrative Agent’s and Seller’s MERS Org IDs, and shall cause (i) the Authoritative Copy of the related eNote to be delivered to the eVault via a secure electronic file, (ii) the Controller status of the related eNote to be transferred to Administrative Agent, (iii) the Location status of the related eNote to be transferred to Custodian, (iv) the Delegatee status of the related eNote to be transferred to

Custodian, in each case using MERS eDelivery and the MERS eRegistry (v) the Master Servicer Field status of the related eNote to be transferred to Seller and (vi) the Subservicer Field status of the related eNote to be blank (collectively, the “eNote Delivery Requirements”).

g.   With respect to each Designated Mortgage Loan, the Seller shall fully draw upon the Purchase Price-Base, the Maximum Purchase Price-Incremental 1 and the Minimum Purchase Price-Incremental 2 and may from time to time request additional Purchase Price-Incremental 2 in an amount not to exceed the Maximum Purchase Price-Incremental 2. For the avoidance of doubt, (i) the Purchase Price-Incremental 1 shall not be drawn upon until such time that the Purchase Price-Base has been fully drawn and (ii) the Purchase Price-Incremental 2 shall not be drawn upon until such time that the Maximum Purchase Price-Incremental 1 has been fully drawn.

4.         Repurchase

a.    Seller shall repurchase the related Purchased Mortgage Loans from Administrative Agent for the benefit of Buyers on each related Repurchase Date. Such obligation to repurchase exists without regard to any prior or intervening liquidation or foreclosure with respect to any Purchased Mortgage Loan (but liquidation or foreclosure proceeds received by Administrative Agent shall be applied to reduce the Repurchase Price for such Purchased Mortgage Loan on each Price Differential Payment Date except as otherwise provided herein).  Seller is obligated to repurchase and take physical possession of the Purchased Mortgage Loans from Administrative Agent or its designee (including the Custodian) at Seller’s expense on the related Repurchase Date. For the avoidance of doubt, in connection with a payment of the Repurchase Price with respect to any Designated Mortgage Loan, Seller shall only be entitled to pay either (a) the full Repurchase Price or (b) a portion of the Repurchase Price so long as the remaining outstanding Repurchase Price is at least equal to the Minimum Purchase Price-Incremental 2. To the extent that (i) the Repurchase Date shall have occurred, (ii) there exists no Default, (iii) Seller wishes to enter into a new Transaction with respect to the related Mortgage Loans, (iv) such Mortgage Loans have a Market Value in excess of zero and (v) the Purchase Price shall not cause the aggregate Purchase Price of all Transactions to exceed the Maximum Regular Way Committed Purchase Price nor cause a Margin Deficit, then Seller may request a new Transaction in accordance with the provisions of Section 3 hereof and Administrative Agent shall enter the same.

b.   Provided that no Default shall have occurred and is continuing, and Administrative Agent has received the related Repurchase Price (excluding accrued and unpaid Price Differential, which, for the avoidance of doubt, shall be paid on the next succeeding Price Differential Payment Date) upon repurchase of the Purchased Mortgage Loans, Administrative Agent and Buyers will each be deemed to have released their respective interests hereunder in the Purchased Mortgage Loans (including, the Repurchase Assets related thereto) at the request of Seller.

With respect to payments in full by the related Mortgagor of a Purchased Mortgage Loan, Seller agrees to (i) provide Administrative Agent with a copy of a report from the related Servicer indicating that such Purchased Mortgage Loan has been paid in full, (ii) remit to Administrative Agent for the benefit of Buyers, within two Business Days, the Repurchase Price with respect to such Purchased Mortgage Loans and (iii)  provide Administrative Agent a notice specifying each Purchased Mortgage Loan that has been prepaid in full. Administrative Agent and Buyers agree to release their respective interests in Purchased Mortgage Loans which have been prepaid in full after receipt of evidence of compliance with clauses (i) through (iii) of the immediately preceding sentence.

5.         Price Differential.

a.    On each Business Day that a Transaction is outstanding, the Pricing Rate shall be reset and, unless otherwise agreed, the accrued and unpaid Price Differential shall be settled in cash on each related Price Differential Payment Date.  Two Business Days prior to the Price Differential Payment Date, Administrative Agent shall give Seller written or electronic notice of the amount of the Price Differential due on such Price Differential Payment Date.  On the Price Differential Payment Date, Seller shall pay to Administrative Agent the Price Differential for the benefit of Buyers for such Price Differential Payment Date (along with any other amounts to be paid pursuant to Sections 7 and 35 hereof), by wire transfer in immediately available funds.

b.   If Seller fails to pay all or part of the Price Differential by 3:00 p.m. (New York City time) on the related Price Differential Payment Date, with respect to any Purchased Mortgage Loan, Seller shall be obligated to pay to Administrative Agent for the benefit of Buyers (in addition to, and together with, the amount of such Price Differential) interest on the unpaid Repurchase Price at a rate per annum equal to the Post-Default Rate until the Price Differential is received in full by Administrative Agent for the benefit of Buyers.

c.    If prior to any Price Differential Payment Date, Administrative Agent determines in its sole discretion that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining LIBOR, LIBOR is no longer in existence, or the administrator of LIBOR or a Governmental Authority having jurisdiction over Administrative Agent has made a public statement identifying a specific date after which LIBOR shall no longer be made available or used for determining the interest rate of loans, Administrative Agent may give prompt notice thereof to Seller, whereupon the rate for such period that will replace LIBOR for such period, and for all subsequent periods until such notice has been withdrawn by Administrative Agent, shall be the greater of (i) an alternative benchmark rate (including any mathematical or other adjustments to the benchmark rate (if any) incorporated therein) and (ii) zero, together with any proposed Successor Rate Conforming Changes, as determined by Administrative Agent in its sole discretion (any such rate, a “Successor Rate”). Any such determination of the Successor Rate shall be made by Administrative Agent in a manner substantially consistent with market practice with respect to similarly situated counterparties with substantially similar assets in similar facilities; provided, that the foregoing standard shall only apply to repurchase transactions that are under the supervision of Administrative Agent’s investment bank New York mortgage finance business that administers the Transactions.

6.         Margin Maintenance; Reallocation of Purchase Price

a.    If at any time the outstanding Purchase Price of any Purchased Mortgage Loan subject to a Transaction is greater than the Asset Value of such Purchased Mortgage Loan subject to a Transaction (a “Margin Deficit”), then Administrative Agent may by notice to Seller require Seller to transfer to Administrative Agent for the benefit of Buyers cash in an amount at least equal to the Margin Deficit (such requirement, a “Margin Call”).

b.   Notice delivered pursuant to Section 6.a may be given by any written or electronic means.  With respect to a Margin Call in the amount of less than 5% of  the Purchase Price for all Transactions (a “Low Percentage Margin Call”), any notice given before 5:00 p.m. (New York City time) on a Business Day shall be met, and the related Margin Call satisfied, no later than 5:00 p.m. (New York City time) on the following Business Day; notice given after 5:00 p.m. (New York City time) on a Business Day shall be met, and the related Margin Call satisfied, no later than 5:00 p.m. (New York City time) on the second Business Day following the date of such notice. With respect to all Margin Calls other than Low Percentage Margin Calls, any notice given before 1:00 p.m. (New York City time) on a Business  Day shall be met, and the related Margin Call satisfied, no later than 5:00 p.m. (New York City time) on such Business Day; notice given after 1:00 p.m. (New York City time) on a Business Day shall be met, and the related Margin Call satisfied, no later than 1:00 p.m. (New York City time) on the following Business Day. The foregoing time requirements for satisfaction of a Margin Call are referred to as the “Margin Deadlines”).  The failure of Administrative Agent, on any one or more occasions, to exercise its rights hereunder, shall not change or alter the terms and conditions to which this Agreement is subject or limit the right of Administrative Agent to do so at a later date.  Seller and Administrative Agent each agree that a failure or delay by Administrative Agent to exercise its rights hereunder shall not limit or waive Administrative Agent’s or Buyers’ rights under this Agreement or otherwise existing by law or in any way create additional rights for Seller.

c.    In the event that a Margin Deficit exists, Administrative Agent may retain any funds received by it to which Seller would otherwise be entitled hereunder, which funds (i) shall be held by Administrative Agent against the related Margin Deficit and (ii) may be applied by Administrative Agent against the Repurchase Price of any Purchased Mortgage Loan for which the related Margin Deficit remains otherwise unsatisfied.  Notwithstanding the foregoing, the Administrative Agent retains the right, in its sole discretion, to make a Margin Call in accordance with the provisions of this Section 6.

d.   If at any time the outstanding Purchase Price-Base of any Purchased Mortgage Loan which is subject to a Transaction is greater than the Asset Value-Base of such Purchased Mortgage Loan (a “Purchase Price Deficit-Base”), and such Purchase Price Deficit-Base does not constitute a Margin Deficit, then the amount of such Purchase Price Deficit-Base shall be reallocated by the Administrative Agent and added first to the Purchase Price-Incremental 1 and if any amount remains, then the Purchase Price-Incremental 2; provided that the Administrative Agent agrees to promptly notify (which for this purpose may be by electronic communication) the Seller after such reallocation; provided further that the failure to give such notice shall not affect the validity of such reallocation and application of such funds.

7.         Income Payments

a.    The Securities Account is established by Servicer in accordance with the Securities Account Control Agreement.  Administrative Agent on behalf of Buyers shall have sole dominion and control over the Securities Account.  If Income is paid in respect of any Purchased Mortgage Loan during the term of a Transaction, such Income shall be the property of Administrative Agent for the benefit of Buyers and shall be deposited in the Securities Account on a daily basis.  Notwithstanding the foregoing, and provided no Event of Default has occurred and is continuing, Administrative Agent agrees that if a third-party Servicer is in place for any Purchased Mortgage Loans, such Servicer shall deposit such Income to the Securities Account.  Seller shall deposit all Income received in its capacity as Servicer of any Purchased Mortgage Loans to the Securities Account in accordance with Section 12.c hereof.

b.   Provided that no Event of Default has occurred and is continuing, funds deposited in the Securities Account and GNMA Account, as applicable, shall be held therein until the next Price Differential Payment Date.  Subject to the terms of the Securities Account Control Agreement, Seller shall withdraw any funds on deposit in the Securities Account and Buyer shall withdraw from the GNMA Account and distribute, respectively, such funds as follows:

(1)  first, to Administrative Agent for the benefit of Buyers in payment of any accrued and unpaid Price Differential, to the extent not paid by Seller to Administrative Agent pursuant to Section 5;

(2)  second, without limiting the rights of Administrative Agent or Buyers under Section 6 of this Agreement, to Administrative Agent for the benefit of Buyers, in the amount of any unpaid Margin Deficit;

(3)  third, to Administrative Agent for the benefit of Buyers in reduction of the Repurchase Price of the Purchased Mortgage Loans, an amount equal to the full or partial prepayments of principal received on or with respect to such Purchased Mortgage Loans and, in the event that a Servicer Advance is paid in full, to the payment of the Purchase Price therefor;

(4)  fourth, to the payment of all other costs and fees payable to Administrative Agent or Buyers pursuant to this Agreement; and

(5)  fifth, to Seller, any remaining amounts.

c.    In the event that an Event of Default has occurred and is continuing, notwithstanding any provision set forth herein, Seller shall (A) remit all Income received with respect to each Purchased Mortgage Loan into the Securities Account or such other account and on such other date or dates as Administrative Agent notifies Seller in writing and (B) may apply all funds in the GNMA Account as Administrative Agent determines.

d.   Notwithstanding any provision to the contrary in this Section 7, within two (2) Business Days of receipt by Seller of any prepayment of principal in full, with respect to a Purchased Mortgage Loan, Seller shall remit such amount to Administrative Agent for the benefit of Buyers and Administrative Agent shall immediately apply any such amount received by Administrative Agent to reduce the amount of the Repurchase Price due upon termination of the related Transaction.

8.         Security Interest

a.    On each Purchase Date, Seller hereby sells, assigns and conveys all rights and interests in the Purchased Mortgage Loans identified on the related Mortgage Loan Schedule and, the Repurchase Assets to Administrative Agent for the benefit of Buyers and Repledgees. Although the parties intend that all Transactions hereunder be sales and purchases and not loans, in the event any such Transactions are deemed to be loans, and in any event, Seller hereby pledges to Administrative Agent as security for the performance by Seller of its Obligations and hereby grants, assigns and pledges to Administrative Agent a fully perfected first priority security interest in the Purchased Mortgage Loans, Servicer Advances, the Records, and all related Servicing Rights, with respect to GNMA EBOs, all Servicer Advances payable by HUD and/or VA and all debenture interest payable by HUD on account of such Mortgage Loans, the Program Agreements (to the extent such Program Agreements and Seller’s right thereunder relate to the Purchased Mortgage Loans), any related Take-out Commitments, any Property relating to the Purchased Mortgage Loans, all insurance policies and insurance proceeds relating to any Purchased Mortgage Loan or the related Mortgaged Property, including, but not limited to, any payments or proceeds under any related primary insurance, hazard insurance and FHA Mortgage Insurance Contracts and VA Loan Guaranty Agreements (if any), Income, the Securities Account and any account to which such amount is deposited, Interest Rate Protection Agreements, accounts (including any interest of Seller in escrow accounts) and any other contract rights, instruments, accounts, payments, rights to payment (including payments of interest or finance charges) general intangibles and other assets relating to the Purchased Mortgage Loans (including, without limitation, any other accounts) or any interest in the Purchased Mortgage Loans, and any proceeds (including the related securitization proceeds) and distributions with respect to any of the foregoing and any other property, rights, title or interests as are specified on a Transaction Request and/or Asset Confirm, in all instances, whether now owned or hereafter acquired, now existing or hereafter created (collectively, the “Repurchase Assets”).

b.   Administrative Agent and Seller hereby agree that in order to further secure Seller’s Obligations hereunder, Seller hereby grants to Administrative Agent, for the benefit of Buyers, a security interest in (i) Seller’s rights under the VFN Facility Documents, including, without limitation, any rights to receive payments thereunder or any rights to collateral thereunder whether now owned or hereafter acquired, now existing or hereafter created, and (ii) all collateral however defined or described under the VFN Facility Documents to the extent not otherwise included under the definition of Repurchase Assets therein. Seller shall deliver an irrevocable instruction (the “VFN Irrevocable Instruction Letter”) to the buyer under the VFN Facility Documents that upon receipt of a notice of an Event of Default under this Agreement, the buyer thereunder is authorized and instructed to remit to Administrative Agent for the benefit of Buyers hereunder directly any amounts otherwise payable to Seller and to deliver to Administrative Agent for the benefit of Buyers all collateral otherwise deliverable to Seller. In furtherance of foregoing, the VFN Irrevocable Instruction Letter shall also require, upon repayment of the entire Obligations (as defined in the VFN Facility Documents) under the VFN Repurchase Agreement and the termination of all obligations of the buyer thereunder or other termination of the VFN Facility Documents following the repayment of all obligations thereunder that the buyer thereunder deliver to Administrative Agent for the benefit of Buyers hereunder any collateral then in its possession or control.

The foregoing provision (a) is intended to constitute a security agreement or other arrangement or other credit enhancement related to the Agreement and  Transactions hereunder as defined under Sections 101(47)(v) and 741(7)(x) of the Bankruptcy Code.

c.    Administrative Agent and Seller hereby agree that in order to further secure Seller’s Obligations hereunder, Seller hereby grants to Administrative Agent, for the benefit of Buyers, a security interest in (i) Seller’s rights under the Conventional MSR Loan Facility Documents, SPIA VFN Repo Documents and the MSR PC Repo Documents, including, without limitation, any rights to receive payments thereunder or any rights to collateral thereunder whether now owned or hereafter acquired, now existing or hereafter created, and (ii) all collateral however defined or described under the Conventional MSR Loan Facility Documents, SPIA VFN Repo Documents and the MSR PC Repo Documents (the “Additional Collateral”). Seller hereby instructs Buyer, as lender under the Conventional MSR Loan Facility Documents, as the buyer under the SPIA VFN Repo Documents and the buyer under the MSR PC Repo Documents that upon receipt of a notice of an Event of Default under this Agreement, the Buyer, as the lender or buyer, as applicable, thereunder, is authorized and instructed to remit to Administrative Agent for the benefit of Buyers hereunder directly any amounts otherwise payable to Seller under the Conventional MSR Loan Facility Documents, the SPIA VFN Repo Documents

and the MSR PC Repo Documents and to deliver to Administrative Agent for the benefit of Buyers all collateral otherwise deliverable to Seller. In furtherance of the foregoing, upon repayment of the entire “Obligations” (as defined in the Conventional MSR Loan Facility Documents) under the Conventional MSR Loan Agreement and the termination of all obligations of the lender thereunder or other termination of the Conventional MSR Loan Facility Documents following the repayment of all obligations thereunder that the lender thereunder deliver to Administrative Agent for the benefit of Buyers hereunder any collateral then in its possession or control. In furtherance of the foregoing, upon repayment of the entire “Obligations” (as defined in the MSR PC Repo Documents) under the MSR PC Repo Agreement and the termination of all obligations of the lender thereunder or other termination of the MSR PC Repo Documents following the repayment of all obligations thereunder that the lender thereunder deliver to Administrative Agent for the benefit of Buyers hereunder any collateral then in its possession or control.  In furtherance of the foregoing, upon repayment of the entire “Obligations” (as defined in the SPIA VFN Repo Documents) under the SPIA VFN Repo Agreement and the termination of all obligations of the lender thereunder or other termination of the SPIA VFN Repo Documents following the repayment of all obligations thereunder that the lender thereunder deliver to Administrative Agent for the benefit of Buyers hereunder any collateral then in its possession or control. The foregoing provision c. is intended to constitute a security agreement or other arrangement or other credit enhancement related to the Agreement and Transactions hereunder as defined under Sections 101(47)(v) and 741(7)(x) of the Bankruptcy Code.

d.   Seller agrees to execute, deliver and/or file such documents and perform such acts as may be reasonably necessary to fully perfect Administrative Agent’s security interest created hereby.  Furthermore, Seller hereby authorizes Administrative Agent to file financing statements relating to the Repurchase Assets, as Administrative Agent, at its option, may deem appropriate. Seller shall pay the filing costs for any financing statement or statements prepared pursuant to this Section 8.

9.         Payment and Transfer

Unless otherwise mutually agreed in writing, all transfers of funds to be made by Seller hereunder shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim, to Administrative Agent at the following account maintained by Administrative Agent: Account No. 30809505, for the account of CSFB Administrative Agent/PennyMac Loan Services, LLC Seller-Inbound Account, Citibank, ABA No. 021 000 089 or such other account as Administrative Agent shall specify to Seller in writing.  Seller acknowledges that it has no rights of withdrawal from the foregoing account.  All Purchased Mortgage Loans transferred by one party hereto to the other party shall be in the case of a purchase by a Buyer in suitable form for transfer or shall be accompanied by duly executed instruments of transfer or assignment in blank and such other documentation as Administrative Agent may reasonably request.  All Purchased Mortgage Loans shall be evidenced by an Asset Confirm.  Any Repurchase Price received by the Administrative Agent after 2:00 p.m. (New York City time) shall be deemed received on the next succeeding Business Day.

10.       Conditions Precedent

a.    Effective Date.  As conditions precedent to the Effective Date, Administrative Agent shall have received on or before the day of entering into additional Transactions the following, in form and substance satisfactory to Administrative Agent and duly executed by Seller, Guarantor and each other party thereto:

(1)  Program Agreements.  The applicable Program Agreements duly executed and delivered by the parties thereto and being in full force and effect, free of any modification, breach or waiver.

(2)  Security Interest.  Evidence that all other actions necessary or, in the opinion of Administrative Agent, desirable to perfect and protect Administrative Agent’s and Buyers’ interest in the Purchased Mortgage Loans and Servicer Advances and other Repurchase Assets have been taken, including, without limitation, duly authorized and filed Uniform Commercial Code financing statements on Form UCC-1 and Form UCC-3.

(3)  Organizational Documents.  A certificate of the corporate secretary of each of Seller and Guarantor, attaching certified copies of Seller’s and Guarantor’s charter, bylaws and corporate resolutions approving the Program Agreements and transactions thereunder (either specifically or by general resolution) and all documents evidencing other necessary corporate action or governmental approvals as may be required in connection with the applicable Program Agreements.

(4)  Good Standing Certificate.  A certified copy of a good standing certificate from the jurisdiction of organization of Seller and Guarantor, dated as of the date hereof.

(5)  Incumbency Certificate.  An incumbency certificate of the corporate secretary of each of Seller and Guarantor, certifying the names, true signatures and titles of the representatives duly authorized to request transactions hereunder and to execute the Program Agreements.

(6)  Opinion of Counsel.  An opinion of Seller’s and Guarantor’s counsel, in form and substance acceptable to Administrative Agent in its sole discretion.

(7)  Underwriting Guidelines.  A true and correct copy of the Underwriting Guidelines certified by an officer of Seller.

(8)  Irrevocable Instruction Letter.  The Irrevocable Instruction Letter duly executed and delivered by Seller and being in full force and effect, free of any modification or waiver.

(9)  Amended and Restated Power of Attorney. The Amended and Restated Power of Attorney duly executed by Seller.

(10)      Fees.  Payment of any fees due to Administrative Agent and Buyers hereunder.

(11)      Insurance.  Evidence that Seller has added Administrative Agent as an additional loss payee under the Seller’s Fidelity Insurance.

b.   All Transactions.  The obligation of the Administrative Agent for the benefit of Buyers to enter into each Transaction pursuant to this Agreement is subject to the following conditions precedent:

(1)  Due Diligence Review.  Without limiting the generality of Section 35 hereof, Administrative Agent and Buyers shall have completed, to their satisfaction, its due diligence review of the related Mortgage Loans, Servicer Advances and Seller, Guarantor and the Servicer.

(2)  Required Documents.

(a)      With respect to each Purchased Mortgage Loan which is not a Wet-Ink Mortgage Loan, the Mortgage File has been delivered to the Custodian in accordance with the Custodial Agreement.

(b)      With respect to each Wet-Ink Mortgage Loan, the Wet-Ink Documents have been delivered to Administrative Agent or Custodian, as the case may be, in accordance with the Custodial Agreement.

(c)      With respect to each Correspondent Loan in which a third party lender has a secured interest, Administrative Agent shall have received a Correspondent Release for such Purchased Mortgage Loan that is duly executed and delivered by such third party lender on or prior to the Purchase Date.

(d)     With respect to each Correspondent Loan, the related Correspondent Seller shall either be identified on Schedule 6 to the most recent Officer Compliance Certificate or otherwise approved by Administrative Agent on or prior to the Purchase Date, and in either case Seller shall not have received notice from Administrative Agent that such Correspondent Seller is no longer approved.

(3)  Transaction Documents.  Administrative Agent or its designee shall have received on or before the day of such Transaction (unless otherwise specified in this Agreement) the following, in form and substance satisfactory to Administrative Agent and (if applicable) duly executed:

(a)      A Transaction Request delivered pursuant to Section 3.c hereof.

(b)      The Request for Certification and the related Custodial Mortgage Loan Schedule and the Asset Confirm.

(c)      Such certificates, opinions of counsel or other documents as Administrative Agent may reasonably request.

(4)  No Default.  No Default or Event of Default shall have occurred and be continuing.

(5)  Requirements of Law.  Neither Administrative Agent nor Buyers shall have determined that the introduction of or a change in any Requirement of Law or in the interpretation or administration of any Requirement of Law applicable to Administrative Agent or any Buyer has made it unlawful, and no Governmental Authority shall have asserted that it is unlawful, for Administrative Agent or any Buyer to enter into Transactions with a Pricing Rate based on the Reference Rate.

(6)  Representations and Warranties.  Both immediately prior to the related Transaction and also after giving effect thereto and to the intended use thereof, the representations and warranties made by Seller in each Program Agreement shall be true, correct and complete on and as of such Purchase Date in all material respects with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date).

(7)  Electronic Tracking Agreement. To the extent Seller is selling Mortgage Loans which are registered on the MERS System, an Electronic Tracking Agreement entered into, duly executed and delivered by the parties thereto and being in full force and effect, free of any modification, breach or waiver; provided that, executed signature pages by MERS and MERSCORP Holdings, Inc. may be provided following the date hereof.

(8)  Account Agreements. A Securities Account Control Agreement satisfactory to the Administrative Agent, entered into, duly executed and delivered by Administrative Agent, Seller and Securities Intermediary.

(9)  Material Adverse Change.  None of the following shall have occurred and/or be continuing:

(a)  Credit Suisse AG, New York Branch’s corporate bond rating as calculated by S&P or Moody’s has been lowered or downgraded to a rating below investment grade by S&P or Moody’s;

(b)  an event or events shall have occurred in the good faith determination of a Buyer resulting in the effective absence of a “repo market” or comparable “lending market” for financing debt obligations secured by mortgage loans or securities or an event or events shall have occurred resulting in such Buyer not being able to finance Purchased Mortgage Loans through the “repo market” or

“lending market” with traditional counterparties at rates which would have been reasonable prior to the occurrence of such event or events; or

(c)  an event or events shall have occurred resulting in the effective absence of a “securities market” for securities backed by mortgage loans or an event or events shall have occurred resulting in such Buyer not being able to sell securities backed by mortgage loans at prices which would have been reasonable prior to such event or events; or

(d)  there shall have occurred a material adverse change in the financial condition of a Buyer which affects (or can reasonably be expected to affect) materially and adversely the ability of such Buyer to fund its obligations under this Agreement.

(10)      Pooled Mortgage Loans.  Solely with respect to Transactions the subject of which are Pooled Mortgage Loans, the Administrative Agent shall have received the related Trade Assignment on or prior to the Purchase Date with respect thereto.

(11)      Ineligible Loans.  With respect to any Transaction, the Administrative Agent shall have determined in the course of its due diligence that the greater (by count) of 5% or twenty (20) of the Mortgage Loans are ineligible for sale to Administrative Agent in accordance with the terms of this Agreement.

(12)      DE Compare Ratio.  Seller’s DE Compare Ratio is less than 250%; and

(13)      No HUD Suspension.  HUD has not suspended Seller’s ability to originate FHA Loans in any jurisdiction.

(14)      With respect to each GNMA EBO, Seller shall have delivered to Administrative Agent a BPO valuation, or such other valuation acceptable to Administrative Agent in its sole discretion, and valuation date.

(15)      Designated Mortgage Loans.  With respect to each proposed Transaction for which the Purchase Price-Incremental 1 or Purchase Price-Incremental 2 for a Designated Mortgage Loan will be funded, (x) no Disqualification Event shall have occurred and be continuing, (y) with respect to any Purchase Price-Incremental 1, the Purchase Price-Base shall be fully drawn and the Purchase Price for such Designated Mortgage Loan shall be increased by an amount equal to the Maximum Purchase Price-Incremental 1 and (z) with respect to any Purchase Price-Incremental 2, the Maximum Purchase Price-Incremental 1 shall be fully drawn and Purchase Price for such Designated Mortgage Loan shall be increased by an amount at least equal to the Minimum Purchase Price-Incremental 2 but shall not exceed the Maximum Purchase Price-Incremental 2.

(16)      Maintenance of Profitability.  Seller has maintained a profitability of at least $1.00 in Net Income for at least one of the two (2) prior Test Periods.

(17)      eMortgage Loans. Prior to the funding of any Transactions, the subject of which are eMortgage Loans, Seller shall (i) deliver (or cause to be delivered) to Administrative Agent an Electronic Tracking Agreement addendum and Custodial Agreement amendment, duly executed by the parties thereto and in form and substance satisfactory to Administrative Agent and (ii) obtain a new MERS Org ID in connection with such Transactions.

11.       Program; Costs

a.    Seller shall pay the fees and expenses of Administrative Agent’s and Buyers’ counsel in connection with the original preparation and execution of the Program Agreements. Seller shall reimburse Administrative Agent and Buyers for any of Administrative Agent’s and Buyers’ reasonable out-of-pocket costs, including due diligence review costs and reasonable attorney’s fees as further described below and in Section 35, incurred by Administrative Agent and Buyers in determining the acceptability to Administrative Agent and Buyers of any Mortgage Loans.  Seller shall also pay, or reimburse Administrative Agent and Buyers if Administrative Agent or Buyers shall pay, any termination fee, which may be due any servicer.  Legal fees for any subsequent amendments to this Agreement or related documents shall be borne by Seller. Seller shall pay reasonable and customary ongoing custodial and securities intermediary fees and expenses as set forth on Exhibit K hereto, and any other reasonable and customary ongoing fees and expenses under any other Program Agreement.

b.   If any Buyer determines that, due to the introduction of, any change in, or the compliance by such Buyer with (i) any eurocurrency reserve requirement or (ii) the interpretation of any law, regulation or any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be an increase in the cost to such Buyer in engaging in the present or any future Transactions, then Seller agrees to pay to such Buyer, from time to time, upon demand by such Buyer (with a copy to Custodian) the actual cost of additional amounts as specified by such Buyer to compensate such Buyer for such increased costs.

c.   With respect to any Transaction, Administrative Agent and Buyers may conclusively rely upon, and shall incur no liability to Seller in acting upon, any request or other communication that Administrative Agent and Buyers reasonably believe to have been given or made by a person authorized to enter into a Transaction on Seller’s behalf.  In each such case, Seller hereby waives the right to dispute Administrative Agent’s or Buyers’ record of the terms of the request or other communication.

d.   Notwithstanding the assignment of the Program Agreements with respect to each Purchased Mortgage Loan to Administrative Agent for the benefit of Buyers, Seller agrees and covenants with Administrative Agent and Buyers to enforce diligently Seller’s rights and remedies set forth in the Program Agreements.

e.           (i)  Any payments made by Seller or Guarantor to Administrative Agent or a Buyer or a Buyer assignee or participant hereunder or any Program Agreement shall be made free and clear of and without deduction or withholding for any Taxes, except as required by applicable law. If Seller or Guarantor shall be required by applicable law (as determined in the good faith discretion of the applicable withholding agent) to deduct or withhold any Tax from any sums payable to Administrative Agent or a Buyer or Buyer assignee or participant, then (i) the Seller or Guarantor shall make such deductions or withholdings and pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law; (ii) to the extent the withheld or deducted Tax is an Indemnified Tax or Other Tax, the sum payable shall be increased as necessary so that after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section 11.e) Administrative Agent receives an amount equal to the sum it would have received had no such deductions or withholdings been made; and (iii) the Seller shall notify the Administrative Agent of the amount paid and shall provide the original or a certified copy of a receipt issued by the relevant Governmental Authority evidencing such payment within ten (10) days thereafter. Seller or Guarantor shall otherwise indemnify Administrative Agent and such Buyer, within ten (10) days after demand therefor, for any Indemnified Taxes or Other Taxes imposed on Administrative Agent or such Buyer (including Indemnified Taxes and Other Taxes imposed or asserted on or attributable to amounts payable under this Section 11.e) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally asserted by the relevant Governmental Authority.

(ii)  Administrative Agent shall cause each Buyer and Buyer assignee and participant to deliver to each of the Seller or Guarantor, at the time or times reasonably requested by the Seller or Guarantor, such properly completed and executed documentation reasonably requested by the Seller or Guarantor as will permit payments made hereunder to be made without withholding or at a reduced rate of withholding. In addition, Administrative Agent shall cause each Buyer and Buyer assignee and participant, if reasonably requested by Seller or Guarantor, to deliver such other documentation prescribed by applicable law or reasonably requested by the Seller or Guarantor as will enable the Seller or Guarantor to determine whether or not such Buyer or Buyer assignee or participant is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in this Section 11, the completion, execution and submission of such documentation (other than such documentation in Section 11.e(ii)(A), (B) and (C) below) shall not be required if in the Buyer’s or any Buyer’s assignee’s or participant’s judgment such completion, execution or submission would subject such Buyer or Buyer assignee or participant to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Buyer or Buyer assignee or participant. Without limiting the generality of the foregoing, Administrative

Agent shall cause a Buyer or Buyer assignee or participant to deliver to each of the Seller or Guarantor, to the extent legally entitled to do so:

(A) in the case of a Buyer or Buyer assignee or participant which is a “U.S. Person” as defined in section 7701(a)(30) of the Code, a properly completed and executed Internal Revenue Service (“IRS”)  Form W-9 certifying that it is not subject to U.S. federal backup withholding tax;

(B) in the case of a Buyer or Buyer assignee or participant which is not a “U.S. Person” as defined in Code section 7701(a)(30): (I) a properly completed and executed IRS Form W-8BEN, W-8BENE-E or W-8ECI, as appropriate, evidencing entitlement to a zero percent or reduced rate of U.S. federal income tax withholding on any payments made hereunder, (II) in the case of such non-U.S. Person claiming exemption from the withholding of U.S. federal income tax under Code sections 871(h) or 881(c) with respect to payments of “portfolio interest,” a duly executed certificate (a “U.S. Tax Compliance Certificate”) to the effect that such non-U.S. Person is not (x) a “bank” within the meaning of Code section 881(c)(3)(A), (y) a “10 percent shareholder” of Seller, Guarantor or affiliate thereof, within the meaning of Code section 881(c)(3)(B), or (z) a “controlled foreign corporation” described in Code section 881(c)(3)(C), (III) to the extent such non-U.S. person is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if such  non-U.S. person is a partnership and one or more direct or indirect partners of such non-U.S. person are claiming the portfolio interest exemption, such non-U.S. person may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner, and (IV) executed originals of any other form or supplementary documentation prescribed by law as a basis for claiming exemption from or a reduction in United States federal withholding tax together with such supplementary documentation as may be prescribed by law to permit Seller or Guarantor to determine the withholding or deduction required to be made.

(C) if a payment made to a Buyer or Buyer assignee or participant under this Agreement would be subject to U.S. federal withholding tax imposed by FATCA if such Buyer or assignee or participant were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), Administrative Agent on behalf of such Buyer or assignee or participant shall deliver to the Seller or Guarantor at the time or times prescribed by law and at such time or times reasonably requested by the Seller such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Seller as may be necessary for the Seller to comply with their obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 11.e, “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

The applicable IRS forms referred to above shall be delivered by Administrative Agent on behalf of each applicable Buyer or Buyer assignee or participant on or prior to the date on which such person becomes a Buyer or Buyer assignee or participant under this Agreement, as the case may be, and upon the obsolescence or invalidity of any IRS form previously delivered by it hereunder

f.          Any indemnification payable by Seller or Guarantor to Administrative Agent or a Buyer or Buyer assignee or participant for Indemnified Taxes or Other Taxes that are imposed on such Buyer or Buyer assignee or participant, as described in Section 11.e(i) hereof, shall be paid by Seller or Guarantor within ten (10) days after demand therefor from Administrative Agent.  A certificate as to the amount of such payment or liability delivered to the Seller or Guarantor by the Administrative Agent on behalf of a Buyer or Buyer assignee or participant shall be conclusive absent manifest error.

g.         Each party’s obligations under this Section 11 shall survive any assignment of rights by, or the replacement of, a Buyer or a Buyer assignee or participant, and the repayment, satisfaction or discharge of all obligations under any Program Agreement.

h.         Each party to this Agreement acknowledges that it is its intent for purposes of U.S. federal, state and local income and franchise taxes to treat each Transaction as indebtedness of Seller that is secured by the Purchased Mortgage Loans, and the Purchased Mortgage Loans as owned by Seller in the absence of an Event of Default by Seller. Administrative Agent on behalf of Buyers and Seller agree that they will treat and report for all tax purposes the Transactions entered into hereunder as one or more loans from a Buyer to Seller secured by the Purchased Mortgage Loans, unless otherwise prohibited by law or upon a final determination by any taxing authority that the Transactions are not loans for tax purposes.

12.       Servicing

a.    Seller, on Administrative Agent’s and Buyers’ behalf, shall service the Mortgage Loans consistent with the degree of skill and care that Seller customarily requires with respect to similar Mortgage Loans owned or managed by it and in accordance with Accepted Servicing Practices and Agency, GNMA, HUD, FHA and VA guidelines, as applicable.  The Servicer shall (i) comply with all applicable federal, state and local laws and regulations, (ii) maintain all state and federal licenses necessary for it to perform its servicing responsibilities hereunder and (iii) not impair the rights of Administrative Agent or Buyers in any Mortgage Loans or any payment thereunder.  Administrative Agent may terminate the servicing of any Mortgage Loan with the then existing Servicer in accordance with Section 12.d hereof.

b.   Seller shall hold or cause to be held all escrow funds collected by Seller as Servicer with respect to any Purchased Mortgage Loans in trust accounts and shall apply the same for the purposes for which such funds were collected.

c.    Seller shall deposit all collections received by Seller and Servicer on the Purchased Mortgage Loans in the Securities Account on a daily basis within one

(1) Business Day following receipt; provided, however, that any amounts required to be remitted to Administrative Agent shall be deposited in the Securities Account on or prior to the day on which such remittance is to occur.

d.   Upon the occurrence and continuance of an Event of Default hereunder, Administrative Agent shall have the right to immediately terminate Seller’s right to service the Purchased Mortgage Loans without payment of any penalty or termination fee. Seller shall cooperate in transferring the servicing of the Purchased Mortgage Loans to a successor servicer appointed by Administrative Agent on behalf of Buyers in its sole discretion. For the avoidance of doubt any termination of the Servicer’s rights to service by the Administrative Agent as a result of an Event of Default shall be deemed part of an exercise of the Administrative Agent’s rights to cause the liquidation, termination or acceleration of this Agreement.

e.    If Seller should discover that, for any reason whatsoever, Seller or any entity responsible to Seller for managing or servicing any such Purchased Mortgage Loan has failed to perform fully Seller’s obligations under the Program Agreements or any of the obligations of such entities with respect to the Purchased Mortgage Loans, Seller shall promptly notify Administrative Agent.

f.    For the avoidance of doubt, Seller retains no economic rights to the servicing of the Purchased Mortgage Loans. As such, Seller expressly acknowledges that the Purchased Mortgage Loans are sold to Administrative Agent for the benefit of Buyers on a “servicing-released” basis with such servicing retained by Seller.

13.       Representations and Warranties

a.    Each of Seller and Guarantor represents and warrants to Administrative Agent and Buyers as of the date hereof and as of each Purchase Date for any Transaction that:

(1)    Seller and Guarantor Existence.  Each of Seller and Guarantor has been duly organized and is validly existing as a limited liability company in good standing under the laws of the State of Delaware.

(2)    Licenses.  Each of Seller and Guarantor is duly licensed or is otherwise qualified in each jurisdiction in which it transacts business for the business which it conducts and is not in default of any applicable federal, state or local laws, rules and regulations unless, in either instance, the failure to take such action is not reasonably likely (either individually or in the aggregate) to cause a Material Adverse Effect and is not in default of such state’s applicable laws, rules and regulations.  Seller has the requisite power and authority and legal right and necessary licenses (including from VA and FHA, if applicable) to originate and purchase Mortgage Loans (as applicable) and to own, sell and grant a lien on all of its right, title and interest in and to the Mortgage Loans.  Each of Seller and Guarantor has the requisite power and authority and legal right to execute and deliver, engage in the transactions contemplated by, and perform and observe the terms and conditions of, this Agreement, each Program Agreement and any Transaction Request.  Seller is an FHA Approved Mortgagee.

(3)    Power.  Each of Seller and Guarantor has all requisite corporate or other power, and has all governmental licenses, authorizations, consents and approvals necessary to own its assets and carry on its business as now being or as proposed to be conducted, except where the lack of such licenses, authorizations, consents and approvals would not be reasonably likely to have a Material Adverse Effect.

(4)    Due Authorization.  Each of Seller and Guarantor has all necessary corporate or other power, authority and legal right to execute, deliver and perform its obligations under each of the Program Agreements, as applicable.  This Agreement, any Transaction Request and the Program Agreements have been (or, in the case of Program Agreements and any Transaction Request not yet executed, will be) duly authorized, executed and delivered by Seller and Guarantor, all requisite or other corporate action having been taken, and each is valid, binding and enforceable against Seller and Guarantor in accordance with its terms except as such enforcement may be affected by bankruptcy, by other insolvency laws, or by general principles of equity.

(5)    Financial Statements.

a.    Guarantor has heretofore furnished to Administrative Agent a copy of its consolidated balance sheet and the consolidated balance sheets of its consolidated Subsidiaries for the fiscal year of Guarantor ended December 31, 2019 and the related consolidated statements of income for Guarantor and its consolidated Subsidiaries for such fiscal year, with the opinion thereon of Deloitte & Touche LLP.  All such financial statements are complete and correct and fairly present, in all material respects, the consolidated financial condition of Guarantor and its Subsidiaries and the consolidated results of their operations as at such dates and for such fiscal periods, all in accordance with GAAP applied on a consistent basis.  Since December 31, 2019, there has been no material adverse change in the consolidated business, operations or financial condition of Guarantor and its consolidated Subsidiaries taken as a whole from that set forth in said financial statements nor is Guarantor aware of any state of facts which (with notice or the lapse of time) would or could result in any such material adverse change.  Guarantor has, on the date of the statements delivered pursuant to this Section (the “Statement Date”) no liabilities, direct or indirect, fixed or contingent, matured or unmatured, known or unknown, or liabilities for taxes, long-term leases or unusual forward or long-term commitments not disclosed by, or reserved against in, said balance sheet and related statements, and at the present time there are no material unrealized or anticipated losses from any loans, advances or other commitments of Guarantor except as heretofore disclosed to Administrative Agent in writing.

b.    Seller has heretofore furnished to Administrative Agent a copy of its balance sheet for the fiscal year of Seller ended December 31, 2019 and the related statements of income for Seller for such fiscal year, with the opinion thereon of Deloitte & Touche LLP.  All such financial statements are complete and correct and fairly present, in all material respects, the financial condition of Seller and the results of its operations as at such dates and for such fiscal periods, all in accordance with GAAP applied on a consistent basis.  Since December 31, 2019, there has been no material adverse change in the consolidated business, operations or financial condition of Seller from that set forth in said financial statements nor is Seller aware of any state of facts which (with notice or the lapse of time) would or could result in any such material adverse change.  Seller has, on the Statement Date no liabilities, direct or indirect, fixed or contingent, matured or unmatured, known or unknown, or liabilities for taxes, long-term leases or unusual forward or long-term commitments not disclosed by, or reserved against in, said balance sheet and related statements, and at the present time there are no material unrealized or anticipated losses from any loans, advances or other commitments of Seller except as heretofore disclosed to Administrative Agent in writing.

(6)    Event of Default.  There exists no Event of Default under Section 15.b hereof, which default gives rise to a right to accelerate indebtedness as referenced in Section 15.b hereof, under any mortgage, borrowing agreement or other instrument or agreement pertaining to indebtedness for borrowed money or to the repurchase of mortgage loans or securities.

(7)    Solvency.  Each of Seller and Guarantor is solvent and will not be rendered insolvent by any Transaction and, after giving effect to such Transaction, will not be left with an unreasonably small amount of capital with which to engage in its business.  Neither Seller nor Guarantor intends to incur, nor believes that it has incurred, debts beyond its ability to pay such debts as they mature and is not contemplating the commencement of insolvency, bankruptcy, liquidation or consolidation proceedings or the appointment of a receiver, liquidator, conservator, trustee or similar official in respect of such entity or any of its assets.  The amount of consideration being received by Seller upon the sale of the Purchased Mortgage Loans to Administrative Agent for the benefit of Buyers constitutes reasonably equivalent value and fair consideration for such Purchased Mortgage Loans.  Seller is not transferring any Purchased Mortgage Loans with any intent to hinder, delay or defraud any of its creditors.

(8)    No Conflicts.  The execution, delivery and performance by each of Seller and Guarantor of this Agreement or any Transaction Request hereunder and the Program Agreements do not conflict with any term or provision of the organizational documents of Seller or Guarantor or any law, rule, regulation, order, judgment, writ, injunction or decree applicable to Seller or Guarantor of any court, regulatory body, administrative agency or governmental body having jurisdiction over Seller or Guarantor, which conflict would have a Material Adverse Effect and will not result in any violation of any such mortgage, instrument, agreement or obligation to which Seller or Guarantor is a party.

(9)        True and Complete Disclosure.  All information, reports, exhibits, schedules, financial statements or certificates of Seller, Guarantor or any Affiliate thereof or any of their officers furnished or to be furnished to Administrative Agent or Buyers in connection with the initial or any ongoing due diligence of Seller, Guarantor or any Affiliate or officer thereof, negotiation, preparation, or delivery of the Program Agreements are true and complete and do not omit to disclose any material facts necessary to make the statements herein or therein, in light of the circumstances in which they are made, not misleading.  All financial statements have been prepared in accordance with GAAP.

(10)      Approvals.  No consent, approval, authorization or order of, registration or filing with, or notice to any governmental authority or court is required under applicable law in connection with the execution, delivery and performance by Seller or Guarantor of this Agreement, any Transaction Request and the Program Agreements.

(11)      Litigation.   There is no action, proceeding or investigation pending with respect to which either Seller or Guarantor has received service of process or, to the best of Seller’s or Guarantor’s knowledge threatened against it before any court, administrative agency or other tribunal (A) asserting the invalidity of this Agreement, any Transaction, Transaction Request or any Program Agreement, (B) seeking to prevent the consummation of any of the transactions contemplated by this Agreement, any Transaction Request or any Program Agreement, (C) making a claim individually or in the aggregate in an amount greater than five percent (5%) of Seller’s Net Worth, (D) which requires filing with the Securities and Exchange Commission in accordance with the 1934 Act or any rules thereunder or (E) which might materially and adversely affect the validity of the Mortgage Loans or the performance by it of its obligations under, or the validity or enforceability of, this Agreement, any Transaction Request or any Program Agreement.

(12)      Material Adverse Change.  There has been no material adverse change in the business, operations, financial condition, properties or prospects of Seller, Guarantor or their Affiliates since the date set forth in the most recent financial statements supplied to Administrative Agent as determined by Administrative Agent in its sole good faith discretion.

(13)      Ownership.  Upon payment of the Purchase Price and the filing of the financing statement and delivery of the Mortgage Files to the Custodian and Custodian’s receipt of the related Request for Certification, the Administrative Agent shall become the sole owner of the Purchased Mortgage Loans and related Repurchase Assets for the benefit of Buyers and Repledgees, free and clear of all liens and encumbrances.

(14)      Underwriting Guidelines. The Underwriting Guidelines provided to Administrative Agent are the true and correct Underwriting Guidelines of Seller.

(15)      Taxes. Seller, Guarantor and their Subsidiaries have timely filed all tax returns that are required to be filed by them and have paid all taxes, except for any such taxes as are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided.  The charges, accruals and reserves on the books of Seller, Guarantor and their Subsidiaries in respect of taxes and other governmental charges are, in the opinion of Seller or Guarantor, as applicable, adequate.

(16)      Investment Company.  Neither Seller nor any of its Subsidiaries is required to register as an “investment company”, or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended; provided, however, that any entity that is under the management of PNMAC Capital Management LLC in its capacity as an “investment adviser” within the meaning of the Investment Advisers Act of 1940 and is otherwise not directly or indirectly owned or controlled by Seller shall not be deemed a “Subsidiary” for the purposes of this Section 13.a(16).

(17)      Chief Executive Office; Jurisdiction of Organization.  On the Effective Date, Seller’s chief executive office, is, and has been, located at 3043 Townsgate Road, Westlake Village, CA 91361. On the Effective Date, Seller’s jurisdiction of organization is the State of Delaware.  Seller shall provide Administrative Agent with thirty days advance notice of any change in Seller’s principal office or place of business or jurisdiction.  Seller has no trade name.  During the preceding five (5) years, Seller has not been known by or done business under any other name, corporate or fictitious, and has not filed or had filed against it any bankruptcy receivership or similar petitions nor has it made any assignments for the benefit of creditors.

(18)      Location of Books and Records.  The location where Seller keeps its books and records, including all computer tapes and records relating to the Purchased Mortgage Loans and the related Repurchase Assets is its chief executive office.

(19)      Adjusted Tangible Net Worth.  Seller’s Adjusted Tangible Net Worth shall comply with the requirements set forth in Section 14.bb(1) hereof.

(20)      ERISA.  Each Plan to which Seller, Guarantor or their Subsidiaries make direct contributions, and, to the knowledge of Seller and Guarantor, each other Plan and each Multiemployer Plan, is in compliance in all material respects with, and has been administered in all material respects in compliance with, the applicable provisions of ERISA, the Code and any other Federal or State law.

(21)      Adverse Selection.  Seller has not selected the Purchased Mortgage Loans in a manner so as to adversely affect Buyers’ interests.

(22)      Agreements.  Neither Seller nor any Subsidiary of Seller is a party to any agreement, instrument, or indenture or subject to any restriction materially and adversely affecting its business, operations, assets or financial condition, except as disclosed in the financial statements described in Section 13.a(5) hereof.  Neither Seller nor any Subsidiary of Seller is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement, instrument, or indenture which default could have a material adverse effect on the business, operations, properties, or financial condition of Seller as a whole.  No holder of any indebtedness of Seller or of any of its Subsidiaries has given notice of any asserted default thereunder.

(23)      Other Indebtedness.  All Indebtedness (other than Indebtedness evidenced by this Agreement) of Seller existing on the date hereof is listed on Exhibit I hereto (the “Existing Indebtedness”).

(24)      Agency Approvals.  With respect to each Agency Security and to the extent necessary, Seller is an FHA Approved Mortgagee. Seller is also  approved by Fannie Mae as an approved seller/servicer and Freddie Mac as an approved seller/servicer, and, to the extent necessary, approved by the Secretary of HUD pursuant to Sections 203 and 211 of the National Housing Act.  In each such case, Seller is in good standing, with no event having occurred or Seller having any reason whatsoever to believe or suspect will occur prior to the issuance of the Agency Security or the consummation of the Take-out Commitment, as the case may be, including, without limitation, a change in insurance coverage which would either make Seller unable to comply with the eligibility requirements for maintaining all such applicable approvals or require notification to the relevant Agency or to the HUD FHA or, only to the extent that Seller is a VA Approved Lender as of the relevant Purchase Date, VA.  Should Seller for any reason cease to possess all such applicable approvals, or should notification to the relevant Agency or to the HUD, FHA or VA (only to the extent that Seller is a VA Approved Lender as of the relevant Purchase Date), be required, Seller shall so notify Administrative Agent immediately in writing.  Servicer has adequate financial standing, servicing facilities, procedures and experienced personnel necessary for the sound servicing of mortgage loans of the same types as may from time to time constitute Mortgage Loans and in accordance with Accepted Servicing Practices.

(25)      No Reliance.  Each of Seller and Guarantor has made its own independent decisions to enter into the Program Agreements and each Transaction and as to whether such Transaction is appropriate and proper for it based upon its own judgment and upon advice from such advisors (including without limitation, legal counsel and accountants) as it has deemed necessary.  Neither Seller nor Guarantor is relying upon any advice from Administrative Agent or Buyers as to any aspect of the Transactions, including without limitation, the legal, accounting or tax treatment of such Transactions.

(26)      Plan Assets. Neither Seller nor Guarantor is an employee benefit plan as defined in Section 3 of  Title I of ERISA, or a plan described in

Section 4975(e)(1) of the Code, and the Purchased Mortgage Loans are not “plan assets” within the meaning of 29 CFR §2510.3 101 as amended by Section 3(42) of ERISA, in Seller’s or Guarantor’s hands, and transactions by or with Seller or Guarantor are not subject to any state or local statute regulating investments or fiduciary obligations with respect to governmental plans within the meaning of Section 3(32) of ERISA.

(27)      No Prohibited Persons. Neither Seller nor any of its Affiliates, officers, directors, partners or members, is an entity or person (or to  Seller’s knowledge, owned or controlled by an entity or person): (i) that is listed in the Annex to, or is otherwise subject to the provisions of Executive Order 13224 issued on September 24, 2001 (“EO 13224”); (ii) whose name appears on the United States Treasury Department’s Office of Foreign Assets Control (“OFAC”) most current list of “Specifically Designated National and Blocked Persons” (which list may be published from time to time in various mediums including, but not limited to, the OFAC website, https://www.treasury.gov/ofac/downloads/sdnlist.pdf); (iii) who commits, threatens to commit or supports “terrorism”, as that term is defined in EO 13224; or (iv) who is otherwise affiliated with any entity or person listed above (any and all parties or persons described in clauses (i) through (iv) above are herein referred to as a “Prohibited Person”).

b.   Each of Seller and Guarantor jointly and severally represents and warrants to Administrative Agent and Buyers as of the applicable Purchase Date for any Transaction and each date thereafter that (i) with respect to every Purchased Mortgage Loan, each representation and warranty set forth on Schedule 1 is true and correct.

c.    The representations and warranties set forth in this Agreement shall survive transfer of the Purchased Mortgage Loans to Administrative Agent for the benefit of Buyers and to each Buyer and shall continue for so long as the Purchased Mortgage Loans are subject to this Agreement.  Upon discovery by Seller, Servicer or Administrative Agent of any breach of any of the representations or warranties set forth in this Agreement, the party discovering such breach shall promptly give notice of such discovery to the others.

14.       Covenants

Each of Seller and Guarantor covenants with Administrative Agent and Buyers that, during the term of this facility:

a.    Litigation. Seller and Guarantor, as applicable, will promptly, and in any event within ten (10) days after service of process on any of the following, give to Administrative Agent notice of all litigation, actions, suits, arbitrations, investigations (including, without limitation, any of the foregoing which are threatened or pending) or other legal or arbitrable proceedings affecting Seller, Guarantor or any of their Subsidiaries or affecting any of the Property of any of them before any Governmental Authority that (i) questions or challenges the validity or enforceability of any of the Program Agreements or any action to be taken in connection with the transactions contemplated hereby, (ii) makes a claim individually or in the aggregate in an amount greater than five percent (5%) of Seller’s Net Worth, or (iii) which, individually or in the aggregate, if adversely determined, could be reasonably likely to have a Material Adverse Effect. On each Reporting Date, Seller and Guarantor, as applicable, will provide to Administrative Agent a litigation docket listing all litigation, actions, suits, arbitrations, investigations (including, without limitation, any of the foregoing which are threatened or pending) or other legal or arbitrable proceedings affecting Seller, Guarantor or any of their Subsidiaries or affecting any of the Property of any of them before any Governmental Authority. Seller and Guarantor, as applicable, will promptly provide notice of any judgment, which with the passage of time, could cause an Event of Default hereunder.

b.   Prohibition of Fundamental Changes.  Seller shall not enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation, winding up or dissolution) or sell all or substantially all of its assets; provided, that Seller may merge or consolidate with (a) any wholly owned Subsidiary of Seller, or (b) any other Person if Seller is the surviving entity; and provided further, that if after giving effect thereto, no Default would exist hereunder.

c.    MERS.  Seller shall comply in all material respects with the rules and procedures of MERS in connection with the servicing of all Purchased Mortgage Loans that are registered with MERS and, with respect to Purchased Mortgage Loans that are eMortgage Loans, the maintenance of the related eNotes on the MERS eRegistry for as long as such Purchased Mortgage Loans are so registered.

d.   Servicer; Asset Tape.  Upon the occurrence of any of the following (a) the occurrence and continuation of an Event of Default, (b) the fifth (5th) Business Day of each month, or (c) within two (2) Business Days following the request of Administrative Agent, Seller shall cause Servicer to provide to Administrative Agent, electronically, in a format mutually acceptable to Administrative Agent and Seller, an Asset Tape.  Seller shall not cause the Mortgage Loans to be serviced by any servicer other than a servicer expressly approved in writing by Administrative Agent on behalf of Buyers, which approval shall be deemed granted by Administrative Agent on behalf of Buyers with respect to Seller with the execution of this Agreement.

e.    Insurance.  Seller or Guarantor shall continue to maintain, for Seller, Servicer and their Subsidiaries, Fidelity Insurance in an aggregate amount at least equal to $1,400,000.  Seller or Guarantor shall maintain, for Seller, Servicer and their Subsidiaries, Fidelity Insurance in respect of its officers, employees and agents, with respect to any claims made in connection with all or any portion of the Repurchase Assets.  Seller or Guarantor shall notify the Administrative Agent of any material change in the terms of any such Fidelity Insurance.

f.    No Adverse Claims.  Seller warrants and will defend, and shall cause any Servicer to defend, the right, title and interest of Administrative Agent and Buyers in and to all Purchased Mortgage Loans and the related Repurchase Assets against all adverse claims and demands.

g.   Assignment.  Except as permitted herein, neither Seller nor any Servicer shall sell, assign, transfer or otherwise dispose of, or grant any option with respect to, or pledge, hypothecate or grant a security interest in or lien on or otherwise encumber (except pursuant to the Program Agreements), any of the Purchased Mortgage Loans or any interest therein, provided that this Section shall not prevent any transfer of Purchased Mortgage Loans in accordance with the Program Agreements.

h.   Security Interest.  Seller shall do all things necessary to preserve the Purchased Mortgage Loans and the related Repurchase Assets so that they remain subject to a first priority perfected security interest hereunder.  Without limiting the foregoing, Seller will comply with all rules, regulations and other laws of any Governmental Authority and cause the Purchased Mortgage Loans or the related Repurchase Assets to comply with all applicable rules, regulations and other laws.  Seller will not allow any default for which Seller is responsible to occur under any Purchased Mortgage Loans or the related Repurchase Assets or any Program Agreement and Seller shall fully perform or cause to be performed when due all of its obligations under any Purchased Mortgage Loans or the related Repurchase Assets and any Program Agreement.

i.    Records.

(1)  Seller shall collect and maintain or cause to be collected and maintained all Records relating to the Purchased Mortgage Loans in accordance with industry custom and practice for assets similar to the Purchased Mortgage Loans, and all such Records shall be in Custodian’s possession unless Administrative Agent otherwise approves.  Seller will not allow any such papers, records or files that are an original or an only copy to leave Custodian’s possession, except for individual items removed in connection with servicing a specific Mortgage Loan, in which event Seller will obtain or cause to be obtained a receipt from a financially responsible person for any such paper, record or file.  Seller or the Servicer of the Purchased Mortgage Loans will maintain all such Records not in the possession of Custodian in good and complete condition in accordance with industry practices for assets similar to the Purchased Mortgage Loans and preserve them against loss.

(2)  For so long as Administrative Agent has an interest in or lien on any Purchased Mortgage Loan, Seller will hold or cause to be held all related Records in trust for Administrative Agent.  Seller shall notify, or cause to be notified, every other party holding any such Records of the interests and liens in favor of Administrative Agent granted hereby.

(3)  Upon reasonable advance notice from Custodian or Administrative Agent, Seller shall (x) make any and all such Records available to Custodian, Administrative Agent or a Buyer to examine any such Records, either by its own officers or employees, or by agents or contractors, or both, and make copies of all or any portion thereof, and (y) permit Administrative Agent or a Buyer or its authorized agents to discuss the affairs, finances and accounts of Seller with its chief operating officer and chief financial officer and to discuss the affairs, finances and accounts of Seller with its independent certified public accountants.

j.    Books.  Seller shall keep or cause to be kept in reasonable detail books and records of account of its assets and business and shall clearly reflect therein the transfer of Purchased Mortgage Loans to Administrative Agent for the benefit of Buyers.

k.   Approvals.  Seller shall maintain all licenses, permits or other approvals necessary for Seller to conduct its business and to perform its obligations under the Program Agreements, and Seller shall conduct its business in all material respects in accordance with applicable law.

l.    Material Change in Business.  Neither Seller nor Guarantor shall make any material change in the nature of its business as carried on at the date hereof.

m.  Underwriting Guidelines.  Without the prior written consent of Administrative Agent, Seller shall not amend or otherwise modify the Underwriting Guidelines in any material respect.  Without limiting the foregoing, in the event that Seller makes any amendment or modification to the Underwriting Guidelines, Seller shall promptly deliver to Administrative Agent a complete copy of the amended or modified Underwriting Guidelines, specifying in detail the amendments and modifications set forth therein from the previous copy delivered.

n.   Distributions.  If an Event of Default has occurred and is continuing, neither Seller nor Guarantor shall pay any dividends with respect to any capital stock or other equity interests in such entity, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of Seller or Guarantor.

o.   Applicable Law.  Seller and Guarantor shall comply in all material respects with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority.

p.   Existence.  Each of Seller and Guarantor shall preserve and maintain its legal existence and all of its material rights, privileges, material licenses and franchises.

q.   Chief Executive Office; Jurisdiction of Organization.  Seller shall not move its chief executive office from the address referred to in Section 13.a(17) or change its jurisdiction of organization from the jurisdiction referred to in Section 13.a(17) unless it shall have provided Administrative Agent thirty (30) days’ prior written notice of such change.

r.    Taxes.  Seller and Guarantor shall timely file all tax returns that are required to be filed by them and shall timely pay and discharge all taxes, assessments and governmental charges or levies imposed on it or on its income or profits or on any of its property prior to the date on which penalties attach thereto, except for any such tax, assessment, charge or levy the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained.

s.    Transactions with Affiliates.  Seller will not enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate unless such transaction is (a) otherwise permitted under the Program Agreements, (b) in the ordinary course of Seller’s business and (c) upon fair and reasonable terms no less favorable to Seller than it would obtain in a comparable arm’s length transaction with a Person which is not an Affiliate, or make a payment that is not otherwise permitted by this Section to any Affiliate.

t.    Guarantees.  Seller shall not create, incur, assume or suffer to exist any Guarantees, except (i) to the extent reflected in Seller’s financial statements or notes thereto and (ii) to the extent the aggregate Guarantees of Seller do not exceed $250,000.

u.   Indebtedness. Seller shall not incur any additional material Indebtedness (other than (i) the Existing Indebtedness in amounts not to exceed the amounts specified on Exhibit I hereto, (ii) except for Indebtedness incurred with Administrative Agent or its Affiliates, (iii) Indebtedness required to be obtained pursuant to the Program Agreements and (iv) usual and customary accounts payable for a mortgage company) without the prior written consent of Administrative Agent.

v.   Hedging. Seller has entered into Interest Rate Protection Agreements with respect to the Conforming Mortgage Loans, having terms with respect to protection against fluctuations in interest rates acceptable to Administrative Agent in its sole discretion.  In the event that Seller intends to make any change to its policy regarding Interest Rate Protection Agreements, Seller shall notify Administrative Agent in writing thirty (30) days prior to implementing any such change.

w.   True and Correct Information.  All information, reports, exhibits, schedules, financial statements or certificates of Seller, Guarantor any Affiliate thereof or any of their officers furnished to Administrative Agent and/or Buyers hereunder and during Administrative Agent’s and/or Buyers’ diligence of Seller and Guarantor are and will be true and complete and do not omit to disclose any material facts necessary to make the statements herein or therein, in light of the circumstances in which they are made, not misleading.  All required financial statements, information and reports delivered by Seller and Guarantor to Administrative Agent and/or Buyers pursuant to this Agreement shall be prepared in accordance with U.S. GAAP, or, if applicable, to SEC filings, the appropriate SEC accounting regulations.

x.   Agency Approvals; Servicing.  Seller shall maintain its status with Fannie Mae as an approved lender and Freddie Mac as an approved seller/servicer, in each case in good standing (“Agency Approvals”).  Servicer shall service all Purchased Mortgage Loans which are Committed Mortgage Loans in accordance with the applicable agency guide.  Should Servicer, for any reason, cease to possess all such applicable Agency Approvals, or should notification to the relevant Agency or to the HUD, FHA or VA be required, such Seller shall so notify Administrative Agent immediately in writing.  Notwithstanding the preceding sentence, Servicer shall take all necessary action to maintain all of their applicable Agency Approvals at all times during the term of this Agreement and each outstanding Transaction. Servicer shall maintain adequate financial standing, servicing facilities, procedures and experienced personnel necessary for the sound servicing of mortgage loans of the same types as may from time to time constitute Mortgage Loans and in accordance with Accepted Servicing Practices.

y.   Take-out Payments. With respect to each Committed Mortgage Loan, Seller shall arrange that all payments under the related Take-out Commitment shall be paid directly to Administrative Agent at the account set forth in Section 9 hereof, or to an account approved by Administrative Agent in writing prior to such payment. With respect to any Agency Take-out Commitment, if applicable, (1) with respect to the wire transfer instructions as set forth in Freddie Mac Form 987 (Wire Transfer Authorization for a Cash Warehouse Delivery) such wire transfer instructions are identical to Administrative Agent’s wire instructions or Administrative Agent has approved such wire transfer instructions in writing in its sole discretion, or (2) the Payee Number set forth on Fannie Mae Form 1068 (Fixed-Rate, Graduated-Payment, or Growing-Equity Mortgage Loan Schedule) or Fannie Mae Form 1069 (Adjustable-Rate Mortgage Loan Schedule), as applicable, is identical to the Payee Number that has been identified by Administrative Agent in writing as Administrative Agent’s Payee Number or Administrative Agent has previously approved the related Payee Number in writing in its sole discretion; with respect to any Take-out Commitment with an Agency, the applicable agency documents shall list Administrative Agent as sole subscriber, unless otherwise agreed to in writing by Administrative Agent, in Administrative Agent’s sole discretion.

z.    No Pledge.  Neither Seller nor Guarantor shall pledge, transfer or convey any security interest in the Securities Account to any Person without the express written consent of Administrative Agent.

aa.  Plan Assets. Seller shall not be an employee benefit plan as defined in Section 3 of Title I of ERISA, or a plan described in Section 4975(e)(1) of the Code and Seller shall not use “plan assets” within the meaning of 29 CFR §2510.3 101, as amended by Section 3(42) of ERISA to engage in this Agreement or any Transaction hereunder. Transactions by or with Seller or Guarantor shall not be subject to any state or local statute regulating investments of or fiduciary obligations with respect to governmental plans within the meaning of Section 3(32) of ERISA.

bb. Financial Covenants.  Seller shall at all times comply with any and all financial covenants and/or financial ratios set forth below:

(1)        Adjusted Tangible Net Worth. Seller shall maintain an Adjusted Tangible Net Worth of at least equal to $1,250,000,000.

(2)       Indebtedness to Adjusted Tangible Net Worth Ratio. Seller’s ratio of Indebtedness (excluding (A) Non-Recourse Debt, including any securitization debt, and (B) any intercompany debt eliminated in consolidation) to Adjusted Tangible Net Worth shall not exceed 10:1.

(3)        Maintenance of Liquidity.  The Seller shall ensure that, at all times, it has cash (other than Restricted Cash) and Cash Equivalents in an amount not less than $40,000,000.

(4)       Additional Warehouse Line. The Seller shall maintain one or more additional warehouse or repurchase facilities in order to finance mortgage loans in an aggregate amount at least equal to 55% of the Maximum Regular Way Committed Purchase Price.

cc.  Sharing of Information.  Seller shall allow the Administrative Agent and Buyers to exchange information related to Seller and the Transactions hereunder with third party lenders and Seller shall permit each third party lender to share such information with the Administrative Agent and Buyers.

dd.       Liens on Substantially All Assets.  Seller shall not grant a security interest to any Person other than Administrative Agent or an Affiliate of Administrative Agent in substantially all assets of Seller unless Seller has entered into an amendment to this Agreement that grants to Administrative Agent for the benefit of Buyers a pari passu security interest on such assets.

ee.  GNMA EBO.

(a)  With respect to any GNMA EBO that is not (i) an Aged 360 GNMA EBO or (ii) a Submitted GNMA EBO, Seller shall remain, on the FHA Connect system, the mortgagee of record with respect to such GNMA EBO.  With respect to any Purchased Mortgage Loan that is an Aged 360 GNMA EBO and prior to any GNMA EBO becoming a Submitted GNMA EBO, Seller shall transfer the mortgagee of record on the FHA Connect system to Agent; provided, further, following the occurrence of an Event of Default, Seller shall transfer the mortgagee of record on the FHA Connect system to Agent with respect to each Purchased Mortgage Loan that is a GNMA EBO. Notwithstanding this subsection (a), in the event of receipt of any proceeds from HUD with respect to any Purchased Mortgage Loan that is a GNMA EBO, Seller shall remit such amounts within four (4) Business Days to the GNMA Account pursuant to the definition of “GNMA Account”. To the extent HUD deducts any amounts owing by Seller to HUD, Seller shall deposit, within four (4) Business Days following notice or knowledge of such deduction by HUD, such deducted amounts into the applicable GNMA Account.

On each Price Differential Payment Date, Seller shall instruct Securities Intermediary to remit all amounts on deposit in any GNMA Account to the Securities Account for distribution in accordance with the Securities Account Control Agreement.

(b)  With respect to each Aged 360 GNMA EBO and Submitted GNMA EBO, Seller shall cause Agent to be designated as mortgagee of record on the FHA Connect system under mortgagee number 34522, and shall submit all claims to HUD under such applicable number for remittance of amounts to the GNMA Account pursuant to the definition of “GNMA Account”.  On each Price Differential Payment Date, Seller shall instruct Securities Intermediary to remit all amounts on deposit in any GNMA Account to the Securities Account for distribution in accordance with the Securities Account Control Agreement.

(c)  Seller shall cooperate and do all things deemed necessary or appropriate by Agent to effectuate the steps as contemplated in this Section 14.hh.

ff.   HELOC Provisions.  With respect to each HELOC, if a Mortgagor requests an increase in the related Credit Limit, the Sellers, shall, in their sole discretion, either accept or reject the Mortgagor’s request in accordance with Underwriting Guidelines and notify the Administrative Agent in writing of Sellers’ decision.  If the request for a Credit Limit increase is accepted by the Sellers, the increase will be effected by the Sellers through modification of the HELOC with the Mortgagor.  Sellers shall deliver to the Administrative Agent an updated Asset Schedule reflecting the modification to the HELOC and shall deliver any modified Mortgage Loan documents to the Custodian.  Notwithstanding anything to the contrary herein, in no event shall Administrative Agent or Buyers have any obligation to fund any Draws with respect to any HELOC, which obligations shall be retained by the Sellers.  Notwithstanding the foregoing, after the Seller funds such Draws, the Seller may request the Administrative Agent to enter additional Transactions involving the HELOCs, as applicable, to include the aggregate new Draws in the Purchase Price of the related HELOCs.

15.       Events of Default

Each of the following shall constitute an “Event of Default” hereunder:

a.    Payment Failure.  Failure of Seller to (i) make any payment of Price Differential or Repurchase Price or any other sum which has become due, on a Price Differential Payment Date or a Repurchase Date or otherwise, whether by acceleration or otherwise, under the terms of this Agreement, any other warehouse and security agreement or any other document evidencing or securing Indebtedness of Seller to Administrative Agent or Buyers or to any Affiliate of Administrative Agent or Buyers, or (ii) cure any Margin Deficit when due pursuant to Section 6 hereof.

b.   Cross Default.  Seller, Guarantor or Affiliates thereof shall be in default under (i) the VFN Facility Documents, (ii) the Conventional MSR Loan Facility

Documents, (iii) the MSR PC Repo Documents, (iv) the SPIA VFN Repo Documents, (v) any Indebtedness, in the aggregate, in excess of $1 million of Seller, Guarantor or any Affiliate thereof, including amounts owed under the VFN Facility Documents, SPIA VFN Repo Documents or the MSR PC Repo Documents, which default (1) involves the failure to pay a matured obligation, or (2) permits the acceleration of the maturity of obligations by any other party to or beneficiary with respect to such Indebtedness, or (vi) any other contract or contracts, in the aggregate in excess of $1 million to which Seller, Guarantor or any Affiliate thereof is a party which default (1) involves the failure to pay a matured obligation, or (2) permits the acceleration of the maturity of obligations by any other party to or beneficiary of such contract.

c.    Assignment.  Assignment or attempted assignment by Seller or Guarantor of this Agreement or any rights hereunder without first obtaining the specific written consent of Administrative Agent, or the granting by Seller of any security interest, lien or other encumbrances on any Purchased Mortgage Loans or Servicer Advances to any person other than Administrative Agent.

d.   Insolvency.  An Act of Insolvency shall have occurred with respect to Seller, Guarantor or any Affiliate thereof.

e.    Material Adverse Change.  Any material adverse change in the Property, business, financial condition or operations of Seller, Guarantor or any of their Affiliates shall occur, in each case as determined by Administrative Agent in its sole good faith discretion, or any other condition shall exist which, in Administrative Agent’s sole good faith discretion, constitutes a material impairment of Seller’s or Guarantor’s ability to perform its obligations under this Agreement or any other Program Agreement.

f.    Breach of Financial Representation or Covenant or Obligation. A breach by Seller or Guarantor of any of the representations, warranties or covenants or obligations set forth in (i) Sections 13.a(1)(Seller and Guarantor Existence), 13.a(7)(Solvency), 13.a(12)(Material Adverse Change), 13.a(19)(Adjusted Tangible Net Worth), 14.b(Prohibition of Fundamental Changes), 14.n (Distributions), 14.p(Existence), 14.t(Guarantees), or 14.aa(Plan Assets) of this Agreement or (ii) Sections 13(a)(23)(Other Indebtedness), 14.u(Indebtedness) or 14.bb(Financial Covenants) of this Agreement and such breach identified in this clause (ii) shall remain unremedied for one (1) Business Day.

g.   Breach of Non-Financial Representation or Covenant.  A breach by Seller or Guarantor of any other representation, warranty or covenant set forth in this Agreement in any material respect (and not otherwise specified in Section 15.f above) or any other Program Agreement, if such breach is not cured within five (5) Business Days (other than the representations and warranties set forth in Schedule 1, which shall be considered solely for the purpose of determining the Market Value, the existence of a Margin Deficit and the obligation to repurchase such Mortgage Loan or Servicer Advances unless (i) such party shall have made any such representations and warranties with knowledge that they were materially false or misleading at the time made, (ii) any such representations and warranties have been determined by Administrative Agent in its sole discretion to be materially false or misleading on a regular basis, or (iii) Administrative Agent, in its sole discretion, determines that such breach of a material representation, warranty or covenant materially and adversely affects (A) the condition (financial or otherwise) of such party, its Subsidiaries or Affiliates; or (B) Administrative Agent’s determination to enter into this Agreement or Transactions with such party, then such breach shall constitute an immediate Event of Default and neither Seller nor Guarantor shall have any cure right hereunder).

h.   Guarantor Breach.  A breach by Guarantor of any material representation, warranty or covenant set forth in the Guaranty or any other Program Agreement, any “event of default” by Guarantor under the Guaranty, any repudiation of the Guaranty by Guarantor, or if the Guaranty is not enforceable against Guarantor.

i.    Change in Control.  The occurrence of a Change in Control.

j.    Failure to Transfer.  Seller fails to transfer the Purchased Mortgage Loans and/or Servicer Advances to Administrative Agent for the benefit of the applicable Buyer on the applicable Purchase Date (provided the Administrative Agent, on behalf of the applicable Buyer, has tendered the related Purchase Price).

k.   Judgment.  A final judgment or judgments for the payment of money in excess of $10,000,000 shall be rendered against Seller, Guarantor or any of their Affiliates by one or more courts, administrative tribunals or other bodies having jurisdiction and the same shall not be satisfied, discharged (or provision shall not be made for such discharge) or bonded, or a stay of execution thereof shall not be procured, within thirty (30) days from the date of entry thereof.

l.    Government Action.  Any Governmental Authority or any person, agency or entity acting or purporting to act under governmental authority shall have taken any action to condemn, seize or appropriate, or to assume custody or control of, all or any substantial part of the Property of Seller, Guarantor or any Affiliate thereof, or shall have taken any action to displace the management of Seller, Guarantor or any Affiliate thereof or to curtail its authority in the conduct of the business of Seller, Guarantor or any Affiliate thereof, or takes any action in the nature of enforcement to remove, limit or restrict the approval of Seller, Guarantor or Affiliate as an issuer, buyer or a seller/servicer of Mortgage Loans or securities backed thereby, and such action provided for in this subparagraph l shall not have been discontinued or stayed within thirty (30) days.

m.  Inability to Perform.  A Responsible Officer of Seller or Guarantor shall admit its inability to, or its intention not to, perform any of Seller’s Obligations or Guarantor’s obligations hereunder or the Guaranty.

n.   Security Interest.  This Agreement shall for any reason cease to create a valid, first priority security interest in any material portion of the Purchased Mortgage Loans, Servicer Advances or other Repurchase Assets purported to be covered hereby.

o.   Financial Statements.  Seller’s or PennyMac Financial Services, Inc.’s (“PFS”) audited annual financial statements or the notes thereto or other opinions or conclusions stated therein shall be qualified or limited by reference to the status of Seller or PFS as a “going concern” or a reference of similar import.

An Event of Default shall be deemed to be continuing unless expressly waived by Administrative Agent in writing.

16.       Remedies Upon Default

In the event that an Event of Default shall have occurred:

a.    Administrative Agent may, at its option (which option shall be deemed to have been exercised immediately upon the occurrence of an Act of Insolvency of Seller or any Affiliate of Seller), declare an Event of Default to have occurred hereunder and, upon the exercise or deemed exercise of such option, the Repurchase Date for each Transaction hereunder shall, if it has not already occurred, be deemed immediately to occur (except that, in the event that the Purchase Date for any Transaction has not yet occurred as of the date of such exercise or deemed exercise, such Transaction shall be deemed immediately canceled).  Administrative Agent shall (except upon the occurrence of an Act of Insolvency of Seller or any Affiliate of Seller) give notice to Seller and Guarantor of the exercise of such option as promptly as practicable.

b.   If Administrative Agent exercises or is deemed to have exercised the option referred to in subparagraph (a) of this Section, (i) Seller’s obligations in such Transactions to repurchase all Purchased Mortgage Loan, including Servicer Advances, at the Repurchase Price therefor on the Repurchase Date determined in accordance with subparagraph (a) of this Section, shall thereupon become immediately due and payable, (ii) all Income paid after such exercise or deemed exercise shall be retained by Administrative Agent and applied, in Administrative Agent’s sole discretion, to the aggregate unpaid Repurchase Prices for all outstanding Transactions and any other amounts owing by Seller (provided that any determination with respect to what portion of the Purchase Price is attributed to the Purchase Price-Base, Purchase Price-Incremental 1 or Purchase Price-Incremental 2 shall be made in accordance with the Purchase Price definition), and (iii) Seller shall immediately deliver to Administrative Agent the Mortgage Files relating to any Purchased Mortgage Loans and Servicer Advances subject to such Transactions then in Seller’s possession or control.

c.    Administrative Agent also shall have the right to obtain physical possession, and to commence an action to obtain physical possession, of all Records and files of Seller relating to the Purchased Mortgage Loans, Servicer Advances and all documents relating to the Purchased Mortgage Loans and Servicer Advances (including, without limitation, any legal, credit or servicing files with respect to the Purchased Mortgage Loans and Servicer Advances) which are then or may thereafter come in to the possession of Seller or any third party acting for Seller.  To obtain physical possession of any Purchased Mortgage Loans held by Custodian, Administrative Agent shall present to Custodian an Asset Confirm.  Without limiting the rights of Administrative Agent hereto to pursue all other legal and equitable rights available to Administrative Agent for Seller’s failure to perform its obligations under this Agreement, Seller acknowledges and agrees that the remedy at law for any failure to perform obligations hereunder would be inadequate and Administrative Agent shall be entitled to specific performance, injunctive relief, or other equitable remedies in the event of any such failure. The availability of these remedies shall not prohibit Administrative Agent from pursuing any other remedies for such breach, including the recovery of monetary damages.

d.   Administrative Agent shall have the right to direct all servicers then servicing any Purchased Mortgage Loans to remit all collections thereon to Administrative Agent, and if any such payments are received by Seller, Seller shall not commingle the amounts received with other funds of Seller and shall promptly pay them over to Administrative Agent.  Administrative Agent shall also have the right to terminate any one or all of the servicers then servicing any Purchased Mortgage Loans with or without cause.  In addition, Administrative Agent shall have the right to immediately sell the Purchased Mortgage Loans and Servicer Advances and liquidate all Repurchase Assets.  Such disposition of Purchased Mortgage Loans and Servicer Advances may be, at Administrative Agent’s option, on either a servicing-released or a servicing-retained basis.  Administrative Agent shall not be required to give any warranties as to the Purchased Mortgage Loans and Servicer Advances with respect to any such disposition thereof.  Administrative Agent may specifically disclaim or modify any warranties of title or the like relating to the Purchased Mortgage Loans or Servicer Advances.  The foregoing procedure for disposition of the Purchased Mortgage Loans and Servicer Advances and liquidation of the Repurchase Assets shall not be considered to adversely affect the commercial reasonableness of any sale thereof.  Seller agrees that it would not be commercially unreasonable for Administrative Agent to dispose of the Purchased Mortgage Loan, Servicer Advances or the Repurchase Assets or any portion thereof by using Internet sites that provide for the auction of assets similar to the Purchased Mortgage Loans or the Repurchase Assets, or that have the reasonable capability of doing so, or that match buyers and sellers of assets.  Administrative Agent shall be entitled to place the Purchased Mortgage Loans and Servicer Advances in a pool for issuance of mortgage-backed securities at the then-prevailing price for such securities and to sell such securities for such prevailing price in the open market.  Administrative Agent shall also be entitled to sell any or all of such Mortgage Loans and Servicer Advances individually for the prevailing price. Administrative Agent shall also be entitled, in its sole discretion to elect, in lieu of selling all or a portion of such Purchased Mortgage Loans and Servicer Advances, to give Seller credit for such Purchased Mortgage Loans, Servicer Advances and the Repurchase Assets in an amount equal to the Market Value of the Purchased Mortgage Loans and Servicer Advances against the aggregate unpaid Repurchase Price and any other amounts owing by Seller hereunder.

e.    Upon the happening of one or more Events of Default, Administrative Agent may apply any proceeds from the liquidation of the Purchased Mortgage Loans, Servicer Advances and Repurchase Assets to the Repurchase Prices hereunder and all other Obligations in the manner Administrative Agent deems appropriate in its sole discretion.

f.    Seller shall be liable to Administrative Agent and each Buyer for (i) the amount of all reasonable legal or other expenses (including, without limitation, all costs and expenses of Administrative Agent and each Buyer in connection with the enforcement of this Agreement or any other agreement evidencing a Transaction, whether in action, suit or litigation or bankruptcy, insolvency or other similar proceeding affecting  creditors’ rights generally, further including, without limitation, the reasonable fees and expenses of counsel (including the costs of internal counsel of Administrative Agent and Buyers) incurred in connection with or as a result of an Event of Default, (ii) damages in an amount equal to the cost (including all fees, expenses and commissions) of entering into replacement transactions and entering into or terminating hedge transactions in connection with or as a result of an Event of Default, and (iii) any other loss, damage, cost or expense directly arising or resulting from the occurrence of an Event of Default in respect of a Transaction.

g.   To the extent permitted by applicable law, Seller shall be liable to Administrative Agent and each Buyer for interest on any amounts owing by Seller hereunder, from the date Seller becomes liable for such amounts hereunder until such amounts are (i) paid in full by Seller or (ii) satisfied in full by the exercise of Administrative Agent’s and Buyers’ rights hereunder.  Interest on any sum payable by Seller under this Section 16.g shall be at a rate equal to the Post-Default Rate.

h.   Administrative Agent shall have, in addition to its rights hereunder, any rights otherwise available to it under any other agreement or applicable law.

i.    Administrative Agent may exercise one or more of the remedies available to Administrative Agent immediately upon the occurrence of an Event of Default and, except to the extent provided in subsections (a) and (d) of this Section, at any time thereafter without notice to Seller.  All rights and remedies arising under this Agreement as amended from time to time hereunder are cumulative and not exclusive of any other rights or remedies which Administrative Agent may have.

j.    Administrative Agent may enforce its rights and remedies hereunder without prior judicial process or hearing, and Seller hereby expressly waives any defenses Seller might otherwise have to require Administrative Agent to enforce its rights by judicial process.  Seller also waives any defense (other than a defense of payment or performance) Seller might otherwise have arising from the use of nonjudicial process, enforcement and sale of all or any portion of the Repurchase Assets, or from any other election of remedies.  Seller recognizes that nonjudicial remedies are consistent with the usages of the trade, are responsive to commercial necessity and are the result of a bargain at arm’s length.

k.   Administrative Agent shall have the right to perform reasonable due diligence with respect to Seller, the Mortgage Loans and Servicer Advances, which review shall be at the expense of Seller.

17.       Reports

a.    Notices.  Seller or Guarantor shall furnish to Administrative Agent (x) promptly, copies of any material and adverse notices (including, without limitation, notices of defaults, breaches, potential defaults or potential breaches) and any material financial information that is not otherwise required to be provided by Seller or Guarantor hereunder which is given to Seller’s lenders, (y) immediately, notice of the occurrence of any Event of Default hereunder or default or breach by Seller, Guarantor or Servicer of any obligation under any Program Agreement or any material contract or agreement of Seller, Guarantor or Servicer or the occurrence of any event or circumstance that such party reasonably expects has resulted in, or will, with the passage of time, result in, a Material Adverse Effect or an Event of Default or such a default or breach by such party and (z) the following:

(1)  as soon as available and in any event within forty-five (45) calendar days after the end of each calendar month, the unaudited consolidated balance sheets of Guarantor and its consolidated Subsidiaries and the unaudited balance sheet of Seller, each as at the end of such period and the related unaudited consolidated statements of income for Guarantor and its consolidated Subsidiaries and Seller for such period and the portion of the fiscal year through the end of such period, accompanied by a certificate of a Responsible Officer of Guarantor or Seller, as applicable, which certificate shall state that said consolidated financial statements or financial statements, as applicable, fairly present in all material respects the consolidated financial condition or financial condition, as applicable, and results of operations of Guarantor and its consolidated Subsidiaries or Seller, as applicable, in accordance with GAAP, consistently applied, as at the end of, and for, such period (subject to normal year-end adjustments);

(2)  as soon as available and in any event within forty-five (45) calendar days after the end of each calendar quarter, the unaudited consolidated cash flow statements of Guarantor and its consolidated Subsidiaries and the unaudited cash flow statements of Seller, each as at the end of such period  and the portion of the fiscal year through the end of such period, accompanied by a certificate of a Responsible Officer of Guarantor or Seller, as applicable, which certificate shall state that said consolidated financial statements or financial statements, as applicable, fairly present in all material respects the consolidated financial condition or financial condition, as applicable, and results of operations of Guarantor and its consolidated Subsidiaries or Seller, as applicable, in accordance with GAAP, consistently applied, as at the end of, and for, such period (subject to normal year-end adjustments);

(3)  as soon as available and in any event within ninety (90) days after the end of each fiscal year of PFS and Seller, the consolidated balance sheets of PFS and its consolidated Subsidiaries and the balance sheet of Seller, each as at the end of such fiscal year and the related consolidated statements of income and retained earnings and of cash flows for PFS and its consolidated Subsidiaries and Seller for such year, setting forth in each case in comparative form the figures for the previous year, accompanied by an opinion thereon of independent certified public accountants of recognized national standing, which opinion and the scope of audit shall be acceptable to Administrative Agent in its sole discretion, shall have no “going concern” qualification and shall state that said consolidated financial statements or financial statements, as applicable, fairly present the consolidated financial condition or financial condition, as applicable, and results of operations of PFS and its respective consolidated Subsidiaries or Seller, as applicable, as at the end of, and for, such fiscal year in accordance with GAAP;

(4)  such other prepared statements that Administrative Agent may reasonably request;

(5)  if applicable, copies of any 10-Ks, 10-Qs, registration statements and other “corporate finance” SEC filings (other than 8-Ks) by Guarantor, Seller or any Affiliate, within 5 Business Days of their filing with the SEC; provided, that, Guarantor, Seller or any Affiliate will provide Administrative Agent and Credit Suisse First Boston Corporation with a copy of the annual 10-K filed with the SEC by Guarantor, Seller or their Affiliates, no later than ninety (90) days after the end of the year;

(6)  as soon as available, and in any event within thirty (30) days of receipt, copies of relevant portions of all final written Agency, FHA, VA, Governmental Authority and investor audits, examinations, evaluations, monitoring reviews and reports of its operations (including those prepared on a contract basis) which provide for or relate to (i) material corrective action required, (ii) material sanctions proposed, imposed or required, including without limitation notices of defaults, notices of termination of approved status, notices of imposition of supervisory agreements or interim servicing agreements, and notices of probation, suspension, or non-renewal, or (iii) “report cards,” “grades” or other classifications of the quality of Seller’s operations;

(7)  from time to time such other information regarding the financial condition, operations, or business of Seller or Guarantor as Administrative Agent may reasonably request;

(8)  as soon as reasonably possible, and in any event within thirty (30) days after a Responsible Officer of Seller or Guarantor has knowledge of the occurrence of any Event of Termination, stating the particulars of such Event of Termination in reasonable detail; or

(9)  As soon as reasonably possible, notice of any of the following events:

(a)  change in the insurance coverage required of Seller, Servicer or any other Person pursuant to any Program Agreement, with a copy of evidence of same attached;

(b)  any material dispute, litigation, investigation, proceeding or suspension between Seller or Servicer, on the one hand, and any Governmental Authority or any Person;

(c)  any material change in accounting policies or financial reporting practices of Seller or Servicer;

(d)  with respect to any Purchased Mortgage Loan, immediately upon receipt of notice or knowledge thereof, that the underlying Mortgaged Property has been damaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty, or otherwise damaged so as to affect adversely the value of such Mortgage Loan;

(e)  any material issues raised upon examination of Seller or Seller’s facilities by any Governmental Authority;

(f)   any material change in the Indebtedness of Seller, including, without limitation, any default, renewal, non-renewal, termination, increase in available amount or decrease in available amount related thereto;

(g)  promptly upon receipt of notice or knowledge of (i) any default related to any Repurchase Asset, (ii) any lien or security interest (other than security interests created hereby or by the other Program Agreements) on, or claim asserted against, any of the Purchased Mortgage Loans or Servicer Advances;

(h)  a summary of the portfolio performance on a rolling monthly period, commencing on the calendar quarter following the date hereof, stratified by percentage repurchase demands for: representation breaches, missing document breaches, repurchases due to fraud, early payment default requests, summarized on the basis of (i) pending repurchase demands (including weighted average duration of outstanding request), (ii) satisfied repurchase demands and (iii) total repurchase demands;

(i)   any other event, circumstance or condition that has resulted, or has a possibility of resulting, in a Material Adverse Effect with respect to Seller or Servicer; or

(j)   the occurrence of any material employment dispute and a description of the strategy for resolving it that has the possibility of resulting in a Material Adverse Effect.

b.   Officer’s Certificates.  Seller will furnish to Administrative Agent, at the time Seller furnishes each set of financial statements pursuant to Section 17.a(1), (2) and (3) above, a certificate of a Responsible Officer of Seller in the form of Exhibit A to the Pricing Side Letter.

c.    Mortgage Loan Reports.  Within ten (10) days of the end of each calendar month, Seller will furnish to Administrative Agent monthly electronic Mortgage Loan performance data, including, without limitation, delinquency reports and volume information and responses thereto, broken down by product (i.e., delinquency, foreclosure and net charge-off reports).

d.   Asset Tape.  Seller shall provide to Administrative Agent, electronically, in a format mutually acceptable to Administrative Agent and Seller, an Asset Tape by no later than the Reporting Date.

e.    Quality Control Reports.  Periodic internal quality control reports and internal audit reports as they are distributed to the board of directors of Seller or Guarantor.

f.    MSR Reports.  Seller shall provide the market value analysis for the MSR Valuation as determined (i) internally for each monthly fiscal period and (ii) by a Third Party Evaluator for each quarterly fiscal period to the extent received, in all instances as set forth in the Officer’s Compliance Certificate delivered pursuant to Section 17.b. herein.

g.   Other Reports. Seller shall deliver to Administrative Agent any other reports or information reasonably requested by Administrative Agent or as otherwise required pursuant to this Agreement.

h.   Portfolio Performance Data.  At the time Seller furnishes each set of financial statements pursuant to Section 17.a(1), (2) and (3) above, Seller will furnish to Administrative Agent (i) in the event the Mortgage Loans are serviced on a “retained” basis, an electronic Mortgage Loan performance data, including, without limitation, delinquency reports and volume information, broken down by product (i.e., delinquency, foreclosure and net charge-off reports) and (ii) electronically, in a format mutually acceptable to Administrative Agent and Seller, servicing information, including, without limitation, those fields reasonably requested by Administrative Agent from time to time, on a loan-by-loan basis and in the aggregate, with respect to the Mortgage Loans serviced by Seller for the calendar month corresponding to the financial statements being delivered including, with respect to a GNMA EBO, the current BPO and the current BPO date.

i.    DE Compare Ratio and HUD Reports. Seller shall furnish to Administrative Agent the following notices:

1.     In the event Seller’s DE Compare Ratio equals or exceeds 250%, Seller shall provide Administrative Agent with written notice of such occurrence within five (5) Business Days, which notice shall include a written summary of actions Seller is taking to correct its DE Compare Ratio.

2.     In the event Seller receives any inquiry or notice from HUD regarding its DE Compare Ratio, Seller shall provide Administrative Agent with written notice of such inquiry or notice within five (5) Business Days, regardless of Seller’s current DE Compare Ratio.

3.     In the event any action plan with respect to Seller’s DE Compare Ratio is agreed to between Seller and HUD or imposed upon Seller by HUD, Seller shall provide Administrative Agent with a written summary of such agreement or imposition, as applicable, within five (5) Business Days.

j.    Control Failure. Seller shall furnish to Administrative Agent written notice immediately upon Seller becoming aware of any Control Failure with respect to a Purchased Mortgage Loan that is an eMortgage Loan or any eNote Replacement Failure.

18.       Repurchase Transactions

A Buyer may, in its sole election, engage in repurchase transactions (as “seller” thereunder) with any or all of the Purchased Mortgage Loans and/or Repurchase Assets or pledge, hypothecate, assign, transfer or otherwise convey any or all of the Purchased Mortgage Loans and/or Repurchase Assets with a counterparty of Buyer’s choice (such transaction, a “Repledge Transaction”).  Any Repledge Transaction shall be effected by notice to the Administrative Agent, and shall be reflected on the books and records of the Administrative Agent.  No such Repledge Transaction shall relieve such Buyer of its obligations to transfer Purchased Mortgage Loans and Repurchase Assets to Seller (and not substitutions thereof) pursuant to the terms hereof.  In furtherance, and not by limitation of, the foregoing, it is acknowledged that each counterparty under a Repledge Transaction (a “Repledgee”), is a repledgee as contemplated by Sections 9-207 and 9-623 of the UCC (and the relevant Official Comments thereunder).  Administrative Agent and Buyers are each hereby authorized to share any information delivered hereunder with the Repledgee; provided, that, Administrative Agent or such Buyer will cause such Repledgee to execute and deliver a non-disclosure agreement agreeing to keep such information delivered by Administrative Agent or any Buyer to such Repledgee confidential, on substantially similar terms as set forth in Section 32 of this Agreement.

19.       Single Agreement

Administrative Agent, Buyers and Seller acknowledge they have entered hereunto, and will enter into each Transaction hereunder, in consideration of and in reliance upon the fact that, all Transactions hereunder constitute a single business and contractual relationship and have been made in consideration of each other.  Accordingly, each of Administrative Agent, Buyers and

Seller agrees (i) to perform all of its obligations in respect of each Transaction hereunder, and that a default in the performance of any such obligations shall constitute a default by it in respect of all Transactions hereunder, and (ii)  that payments, deliveries and other transfers made by either of them in respect of any Transaction shall be deemed to have been made in consideration of payments, deliveries and other transfers in respect of any other Transactions hereunder, and the obligations to make any such payments, deliveries and other transfers may be applied against each other and netted. Notwithstanding anything in this Agreement to the contrary, in the event that (a) a Buyer is not an Affiliate of Administrative Agent, Alpine or CS Cayman (a “Non-Affiliate Buyer”), (b) an Event of Default shall have occurred and is continuing and (c) Administrative Agent provides written notice to the Seller to sever each Non-Affiliate Buyer’s Transactions (the “Non-Affiliate Transactions”) and treat such Non-Affiliate Transactions as separate Transactions under this Agreement (a “Severance Notice”), then Administrative Agent, Buyers and Seller Parties acknowledge that each such Non-Affiliate Transaction shall be deemed a separate Transaction under a separate and distinct agreement with the same terms and conditions as set forth herein (each a “Non-Affiliate MRA”), and each such Non-Affiliate Buyer shall be deemed to be the administrative agent with respect to its respective Non-Affiliate Transactions under its respective Non-Affiliate MRA; provided, that Transactions owned by Administrative Agent, Alpine and CS Cayman or any respective Affiliate shall continue to be deemed a single Transaction with Administrative Agent serving as the administrative agent for Alpine, CS Cayman or any respective Affiliate, in each case, pursuant to the terms and conditions of this Agreement.

20.       Notices and Other Communications

Any and all notices (with the exception of Transaction Requests, which shall be delivered via electronic mail or other electronic medium agreed to by the Administrative Agent and the Seller), statements, demands or other communications hereunder may be given by a party to the other by mail, email, facsimile, messenger or otherwise to the address specified below, or so sent to such party at any other place specified in a notice of change of address hereafter received by the other.  All notices, demands and requests hereunder may be made orally, to be confirmed promptly in writing, or by other communication as specified in the preceding sentence. In all cases, to the extent that the related individual set forth in the respective “Attention” line is no longer employed by the respective Person, such notice may be given to the attention of a Responsible Officer of the respective Person or to the attention of such individual or individuals as subsequently notified in writing by a Responsible Officer of the respective Person.

If to Seller or Guarantor:

PennyMac Loan Services, LLC

3043 Townsgate Road, Suite 200

Westlake Village, California 91361

Attention: Pamela Marsh/Richard Hetzel

Phone Number: (805) 330-6059/(805) 254-6088

E-mail: pamela.marsh@pnmac.com ; Richard.hetzel@pnmac.com

with a copy to:

PennyMac Loan Services, LLC

3043 Townsgate Road, Suite 200

Westlake Village, California 91361

Attention: Derek Stark

Phone Number: (818) 746-2289

E-mail: derek.stark@pnmac.com

If to Administrative Agent:

For Transaction Requests:

CSFBMC LLC

c/o Credit Suisse Securities (USA) LLC

One Madison Avenue, 2nd floor

New York, New York 10010

Attention: Christopher Bergs, Resi Mortgage Warehouse Ops

Phone: 212-538-5087

E-mail: christopher.bergs@credit-suisse.com

with a copy to:

Credit Suisse First Boston Mortgage Capital LLC

c/o Credit Suisse Securities (USA) LLC

Eleven Madison Avenue, 4th Floor

New York, New York 10010

Attention: Margaret Dellafera

Phone Number: 212-325-6471

Fax Number: 212-743-4810

E-mail: margaret.dellafera@credit-suisse.com

For all other Notices:

Credit Suisse First Boston Mortgage Capital LLC

c/o Credit Suisse Securities (USA) LLC

Eleven Madison Avenue, 4th Floor

New York, New York 10010

Attention: Margaret Dellafera

Phone Number: 212-325-6471

Fax Number: 212-743-4810

E-mail: margaret.dellafera@credit-suisse.com

with a copy to:

Credit Suisse First Boston Mortgage Capital LLC

c/o Credit Suisse Securities (USA) LLC

One Madison Avenue, 9th Floor

New York, NY 10010

Attention: Legal Department—RMBS Warehouse Lending

Fax Number: (212) 322-2376

21.       Entire Agreement; Severability

This Agreement shall supersede any existing agreements between the parties containing general terms and conditions for repurchase transactions.  Each provision and agreement herein shall be treated as separate and independent from any other provision or agreement herein and shall be enforceable notwithstanding the unenforceability of any such other provision or agreement.

22.       Non Assignability

a.    Assignments. The Program Agreements are not assignable by Seller or Guarantor. Subject to Section 37 (Acknowledgment of Assignment and Administration of Repurchase Agreement) hereof, the Administrative Agent and Buyers may from time to time assign all or a portion of their rights and obligations under this Agreement and the Program Agreements; provided, that, unless an Event of Default has occurred, (i) an assignment by a Committed Buyer or (ii) an assignment to a non-Affiliate of Administrative Agent or Buyers, shall, in each case, require Seller’s prior consent, such consent not to be unreasonably withheld; provided, further, that Administrative Agent shall maintain, solely for this purpose as a non-fiduciary agent of Seller, for review by Seller upon written request, a register of assignees or participants (the “Register”) and a copy of an executed assignment and acceptance by Administrative Agent and assignee (“Assignment and Acceptance”), specifying the percentage or portion of such rights and obligations assigned.  The entries in the Register shall be conclusive absent manifest error, and the Seller, Guarantor, Administrative Agent and Buyers shall treat each Person whose name is recorded in the Register pursuant to the preceding sentence as a Buyer hereunder. Upon such assignment and recordation in the Register, (a) such assignee shall be a party hereto and to each Program Agreement to the extent of the percentage or portion set forth in the Assignment and Acceptance, and shall succeed to the applicable rights and obligations of Administrative Agent and Buyers hereunder, as applicable, and (b) Administrative Agent and Buyers shall, to the extent that such rights and obligations have been so assigned by them pursuant to this Section, be released from its obligations hereunder and under the Program Agreements.  Any assignment hereunder shall be deemed a joinder of such assignee as a Buyer hereto. Unless otherwise stated in the Assignment and Acceptance, Seller shall continue to take directions solely from Administrative Agent unless otherwise notified by Administrative Agent in writing.  Administrative Agent and Buyers may distribute to any prospective or actual assignee this Agreement, the other Program Agreements, any document or other information delivered to Administrative Agent and/or Buyers by Seller.

b.   Participations.  Any Buyer may sell participations to one or more Persons in or to all or a portion of its rights and obligations under this Agreement and under the Program Agreements; provided, however, that (i) such Buyer’s obligations under this Agreement and the other Program Agreements shall remain unchanged, (ii) such Buyer shall remain solely responsible to the other parties hereto for the performance of such obligations; and (iii) Seller shall continue to deal solely and directly with Administrative Agent and/or Buyers in connection with such Buyer’s rights and obligations under this Agreement and the other Program Agreements except as provided in Section 11.  Administrative Agent and Buyers may distribute to any prospective or actual participant this Agreement, the other Program Agreements any document or other information delivered to Administrative Agent and/or Buyers by Seller; provided, that, Administrative Agent or Buyers, as applicable, will cause such party to execute and deliver a non-disclosure agreement whereby such prospective or actual participant agrees to  keep such information delivered by Administrative Agent or any Buyer to such party confidential, on substantially similar terms as set forth in Section 32 of this Agreement.

23.       Set-off

In addition to any rights and remedies of the Administrative Agent and Buyers hereunder and by law, the Administrative Agent and Buyers shall have the right, without prior notice to Seller or Guarantor, any such notice being expressly waived by Seller and Guarantor to the extent permitted by applicable law to set-off and appropriate and apply against any Obligation from Seller, Guarantor or any Affiliate thereof to a Buyer or any of its Affiliates any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other obligation (including to return excess margin), credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by or due from a Buyer or any Affiliate thereof to or for the credit or the account of Seller, Guarantor or any Affiliate thereof. Administrative Agent agrees promptly to notify the Seller or Guarantor after any such set off and application made by a Buyer; provided that the failure to give such notice shall not affect the validity of such set off and application.

24.       Binding Effect; Governing Law; Jurisdiction

a.    This Agreement shall be binding and inure to the benefit of the parties hereto and their respective successors and permitted assigns.  Seller acknowledges that the obligations of Administrative Agent and Buyers hereunder or otherwise are not the subject of any guaranty by, or recourse to, any direct or indirect parent or other Affiliate of Administrative Agent and Buyers.  THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAW OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF (EXCEPT FOR SECTION 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

b.   EACH OF SELLER AND GUARANTOR HEREBY WAIVES TRIAL BY JURY.  EACH OF SELLER AND GUARANTOR HEREBY IRREVOCABLY CONSENTS TO THE EXCLUSIVE JURISDICTION OF ANY COURT OF THE

STATE OF NEW YORK, OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, ARISING OUT OF OR RELATING TO THE PROGRAM AGREEMENTS IN ANY ACTION OR PROCEEDING.  EACH OF SELLER AND GUARANTOR HEREBY SUBMITS TO, AND WAIVES ANY OBJECTION IT MAY HAVE TO, EXCLUSIVE PERSONAL JURISDICTION AND VENUE IN THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, WITH RESPECT TO ANY DISPUTES ARISING OUT OF OR RELATING TO THE PROGRAM AGREEMENTS.

25.       No Waivers, Etc.

No express or implied waiver of any Event of Default by either party shall constitute a waiver of any other Event of Default and no exercise of any remedy hereunder by any party shall constitute a waiver of its right to exercise any other remedy hereunder.  No modification or waiver of any provision of this Agreement and no consent by any party to a departure herefrom shall be effective unless and until such shall be in writing and duly executed by both of the parties hereto.  Without limitation on any of the foregoing, the failure to give a notice pursuant to Section 6.a, 16.a or otherwise, will not constitute a waiver of any right to do so at a later date.

26.       Intent

a.    The parties recognize that each Transaction is a “repurchase agreement” as that term is defined in Section 101 of Title 11 of the United States Code, as amended, a “securities contract” as that term is defined in Section 741 of Title 11 of the United States Code, as amended, and a “master netting agreement” as that term is defined in Section 101(38A)(A) of the Bankruptcy Code, that all payments hereunder are deemed “margin payments” or “settlement payments” as defined in Title 11 of the United States Code, and that the pledge of the Repurchase Assets constitutes “a security agreement or other arrangement or other credit enhancement” that is “related to” the Agreement and Transactions hereunder within the meaning of Sections 101(38A)(A), 101(47)(A)(v) and 741(7)(A)(xi) of the Bankruptcy Code. Each of Seller, Guarantor, Administrative Agent and Buyers further recognize and intend that this Agreement is an agreement to provide financial accommodations and is not subject to assumption pursuant to Bankruptcy Code Section 365(a).

b.   Administrative Agent’s or a Buyer’s right to liquidate the Purchased Assets, Repurchase Assets and Mortgage Loans delivered to it in connection with the Transactions hereunder or to accelerate or terminate this Agreement or otherwise exercise any other remedies pursuant to Section 16 hereof is a contractual right to liquidate, accelerate or terminate such Transaction as described in Bankruptcy Code Sections 555, 559 and 561; any payments or transfers of property made with respect to this Agreement or any Transaction to satisfy a Margin Deficit shall be considered a “margin payment” as such term is defined in Bankruptcy Code Section 741(5).

c.    The parties agree and acknowledge that if a party hereto is an “insured depository institution,” as such term is defined in the Federal Deposit Insurance Act, as amended (“FDIA”), then each Transaction hereunder is a “qualified financial contract,” as that term is defined in FDIA and any rules, orders or policy statements thereunder (except insofar as the type of assets subject to such Transaction would render such definition inapplicable).

d.   It is understood that this Agreement constitutes a “netting contract” as defined in and subject to Title IV of the Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”) and each payment entitlement and payment obligation under any Transaction hereunder shall constitute a “covered contractual payment entitlement” or “covered contractual payment obligation”, respectively, as defined in and subject to FDICIA (except insofar as one or both of the parties is not a “financial institution” as that term is defined in FDICIA).

e.    This Agreement is intended to be a “repurchase agreement” and a “securities contract,” within the meaning of Section 101(47), Section 555, Section 559 and Section 741 under the Bankruptcy Code.

f.    Each party agrees that this Agreement is intended to create mutuality of obligations among the parties, and as such, the Agreement constitutes a contract which (i) is between all of the parties and (ii) places each party in the same right and capacity.

g.   For U.S. federal tax purposes, the Seller, the Guarantor, the Administrative Agent, each Administrative Agent assignee, the Buyers, and each Buyer assignee by acquiring an interest in any Transaction agree to treat and report each Transaction as indebtedness issued by the Seller or the Guarantor as the case may be, which indebtedness, in the case of each obligor, shall have but a single maturity for purposes of Code section 7701(i)(2)(A)(ii) and U.S. Treasury Regulation section 301.7701(i)-1(e).

27.       Disclosure Relating to Certain Federal Protections

The parties acknowledge that they have been advised that:

a.    in the case of Transactions in which one of the parties is a broker or dealer registered with the SEC under Section 15 of the 1934 Act, the Securities Investor Protection Corporation has taken the position that the provisions of the SIPA do not protect the other party with respect to any Transaction hereunder;

b.   in the case of Transactions in which one of the parties is a government securities broker or a government securities dealer registered with the SEC under Section 15C of the 1934 Act, SIPA will not provide protection to the other party with respect to any Transaction hereunder; and

c.    in the case of Transactions in which one of the parties is a financial institution, funds held by the financial institution pursuant to a Transaction hereunder are not a deposit and therefore are not insured by the Federal Deposit Insurance Corporation or the National Credit Union Share Insurance Fund, as applicable.

28.       Power of Attorney

Seller hereby authorizes Administrative Agent to file such financing statement or statements relating to the Repurchase Assets as Administrative Agent, at its option, may deem appropriate.  Seller hereby appoints Administrative Agent as Seller’s agent and attorney-in-fact to execute any such financing statement or statements in Seller’s name and to perform all other acts which Administrative Agent deems appropriate to perfect and continue its ownership interest in and/or the security interest granted hereby, if applicable, and to protect, preserve and realize upon the Repurchase Assets, including, but not limited to, the right to endorse notes, complete blanks in documents, transfer servicing, and sign assignments on behalf of Seller as its agent and attorney-in-fact.  This agency and power of attorney is coupled with an interest and is irrevocable without Administrative Agent’s consent.  Notwithstanding the foregoing, the power of attorney hereby granted may be exercised only during the occurrence and continuance of any Default hereunder. Seller shall pay the filing costs for any financing statement or statements prepared pursuant to this Section 28.  In addition the foregoing, Seller agrees to execute an amended and restated power of attorney in the form of Exhibit E hereto (the “Power of Attorney”), to be delivered on the date hereof.

29.       Buyers May Act Through Administrative Agent

Each Buyer has designated the Administrative Agent for the purpose of performing any action hereunder.

30.       Indemnification; Obligations

a.    Each of Seller and Guarantor agrees to hold Administrative Agent, Buyers and each of their respective Affiliates and their officers, directors, employees, agents and advisors (each, an “Indemnified Party”) harmless from and indemnify each Indemnified Party (and will reimburse each Indemnified Party as the same is incurred) against all liabilities, losses, damages, judgments, costs and expenses (including, without limitation, reasonable fees and expenses of counsel) of any kind which may be imposed on, incurred by, or asserted against any Indemnified Party relating to or arising out of this Agreement, any Transaction Request, any Program Agreement or any transaction contemplated hereby or thereby (including, without limitation, (i) any such liabilities, losses, damages, judgments, costs and expenses arising from any acts or omissions of such party and (ii) any wire fraud or data or systems intrusions which causes Administrative Agent or Buyers to suffer any such liability, loss, damage, judgment, cost and/or expense) resulting from anything other than the Indemnified Party’s gross negligence or willful misconduct.  Each of Seller and Guarantor also agrees to reimburse each Indemnified Party for all reasonable expenses in connection with the enforcement of this Agreement and the exercise of any right or remedy provided for herein, any Transaction Request and any Program Agreement, including, without limitation, the reasonable fees and disbursements of counsel.  Seller’s and Guarantor’s agreements in this Section 30 shall survive the payment in full of the Repurchase Price and the expiration or termination of this Agreement.  Each of Seller and Guarantor hereby acknowledges that its obligations hereunder are recourse obligations of Seller and Guarantor and are not limited to recoveries each Indemnified Party may have with respect to the Purchased Mortgage Loans.  Each of Seller and Guarantor also agrees not to assert any claim against Administrative Agent or any of its Affiliates, or any of their respective officers, directors, employees, attorneys and agents, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the facility established hereunder, the actual or proposed use of the proceeds of the Transactions, this Agreement or any of the transactions contemplated thereby.  THE FOREGOING INDEMNITY AND AGREEMENT NOT TO ASSERT CLAIMS EXPRESSLY APPLIES, WITHOUT LIMITATION, TO THE NEGLIGENCE (BUT NOT GROSS NEGLIGENCE OR WILLFUL MISCONDUCT) OF THE INDEMNIFIED PARTIES.

b.   Without limitation to the provisions of Section 4, if any payment of the Repurchase Price of any Transaction is made by Seller other than on the then scheduled Repurchase Date thereto as a result of an acceleration of the Repurchase Date pursuant to Section 16 or for any other reason, Seller shall, upon demand by Administrative Agent, pay to Administrative Agent on behalf of Buyers an amount sufficient to compensate Buyers for any losses, costs or expenses that it may reasonably incur as of a result of such payment.

c.    Without limiting the provisions of Section 30.a hereof, if Seller fails to pay when due any costs, expenses or other amounts payable by it under this Agreement, including, without limitation, fees and expenses of counsel and indemnities, such amount may be paid on behalf of Seller by Administrative Agent (subject to reimbursement by Seller), in its sole discretion.

31.       Counterparts

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, and all such counterparts shall together constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement in a Portable Document Format (PDF) or by facsimile shall be effective as delivery of a manually executed original counterpart of this Agreement.  The parties agree that this Agreement, any addendum or amendment hereto or any other document necessary for the consummation of the transactions contemplated by this Agreement may be accepted, executed or agreed to through the use of an electronic signature in accordance with the E-SIGN, UETA and any applicable state law.  Any document accepted, executed or agreed to in conformity with such laws will be binding on all parties hereto to the same extent as if it were physically executed and each party hereby consents to the use of any secure third party electronic signature capture service providers with appropriate document access tracking, electronic signature tracking and document retention as may be approved by the Administrative Agent in its sole discretion.

32.       Confidentiality

a.    This Agreement and its terms, provisions, supplements and amendments, and notices hereunder, are proprietary to Administrative Agent, Buyers and Agent or Seller and Guarantor, as applicable and shall be held by each party hereto, as applicable in strict confidence and shall not be disclosed to any third party without the written consent of Administrative Agent, Seller or Guarantor, as applicable, except for (i) disclosure to the disclosing party’s direct and indirect Affiliates and Subsidiaries, attorneys, accountants, but only to the extent such disclosure is necessary and such parties agree to hold all information in strict confidence, (ii)  disclosure required by law, rule, regulation or order of a court or other regulatory body (“Governmental Order”) or rating agency in connection with any securities issued by Buyer or an Affiliate of a Buyer, (iii) disclosure as Administrative Agent and Buyers deem appropriate in connection with the enforcement of Administrative Agent’s or Buyers’ rights hereunder or under any Transaction or in connection with working with Administrative Agent’s and Buyer’s affiliates, Subsidiaries and representatives in connection with the management and/or review of the Transactions, (iv) disclosure of any confidential terms that are in the public domain other than due to a breach of this covenant, and (v) disclosure made to an assignee, participant, repledgee or any of their direct and indirect affiliates and Subsidiaries, representatives, attorneys or accountants, but only to the extent such disclosure is necessary in connection with the transactions or performing rights or obligations hereunder. Notwithstanding the foregoing or anything to the contrary contained herein or in any other Program Agreement, the parties hereto may disclose to any and all Persons, without limitation of any kind, the federal, state and local tax treatment of the Transactions, any fact relevant to understanding the federal, state and local tax treatment of the Transactions, and all materials of any kind (including opinions or other tax analyses) relating to such federal, state and local tax treatment and that may be relevant to understanding such tax treatment; provided that Seller may not disclose the name of or identifying information with respect to Administrative Agent and Buyers or Agent or any pricing terms (including, without limitation, the Commitment Fee, Aggregate Purchase Price-Base, Aggregate Purchase Price-Incremental 1, Aggregate Purchase Price-Incremental 2, Asset Value, Asset Value-Base, Asset Value-Incremental 1, Asset Value-Incremental 2, Maximum Aggregate Purchase Price-Incremental 1, Maximum Aggregate Purchase Price-Incremental 2, Maximum Purchase Price-Incremental 1, Maximum Purchase Price Percentage-Incremental 2, Maximum Purchase Price Percentage-Incremental 1, Maximum Purchase Price Percentage-Incremental 2, Maximum Value Amount, Minimum Purchase Price-Incremental 2, Minimum Purchase Price Percentage-Incremental 2, Price Differential, Price Differential-Base, Price Differential-Incremental 1, Price Differential-Incremental 2, Pricing Rate, Pricing Rate-Base, Pricing Rate-Incremental 1, Purchase Price-Incremental 2, Purchase Price, Purchase Price-Base, Purchase Price -Incremental 1, Purchase Price-Incremental 2, Purchase Price Percentage, Purchase Price Percentage-Base, Purchase Price Percentage-Incremental 1, Purchase Price Percentage-Incremental 2 and any other fees specified in the Pricing Side Letter) or other nonpublic business or financial information (including any sublimits and financial covenants) that is unrelated to the federal, state and local tax treatment of the Transactions and is not relevant to understanding the federal, state and local tax treatment of the Transactions, without the prior written consent of the Administrative Agent.

b.   Notwithstanding anything in this Agreement to the contrary, Seller shall comply with all applicable local, state and federal laws, including, without limitation, all privacy and data protection law, rules and regulations that are applicable to the Purchased Mortgage Loans and/or any applicable terms of this Agreement (the “Confidential Information”).  Seller understands that the Confidential Information may contain “nonpublic personal information”, as that term is defined in Section 509(4) of the Gramm-Leach-Bliley Act (the “Act”), and Seller agrees to maintain such nonpublic personal information that it receives hereunder in accordance with the Act and other applicable federal and state privacy laws.  Seller shall implement such physical and other security measures as shall be necessary to (a) ensure the security and confidentiality of the “nonpublic personal information” of the “customers” and “consumers” (as those terms are defined in the Act) of  Administrative Agent and Buyers or any Affiliate of Administrative Agent or Buyers which Seller holds (b) protect against any threats or hazards to the security and integrity of such nonpublic personal information, and (c) protect against any unauthorized access to or use of such nonpublic personal information. Seller represents and warrants that it has implemented appropriate measures to meet the objectives of Section 501(b) of the Act and of the applicable standards adopted pursuant thereto, as now or hereafter in effect.  Upon request, Seller will provide evidence reasonably satisfactory to allow Administrative Agent and/or Buyers to confirm that the providing party has satisfied its obligations as required under this Section.  Without limitation, this may include Administrative Agent’s or Buyers’ review of audits, summaries of test results, and other equivalent evaluations of Seller.  Seller shall notify the Administrative Agent immediately following discovery of any breach or compromise of the security, confidentiality, or integrity of nonpublic personal information of the customers and consumers of Administrative Agent, Buyers or any Affiliate of Buyers provided directly to Seller by Administrative Agent, Buyers or such Affiliate.  Seller shall provide such notice to Administrative Agent by personal delivery, by facsimile with confirmation of receipt, or by overnight courier with confirmation of receipt to the applicable requesting individual.

33.       Recording of Communications

Administrative Agent, Buyers, Seller and Guarantor shall have the right (but not the obligation) from time to time to make or cause to be made tape recordings of communications between its employees and those of the other party with respect to Transactions.  Administrative Agent, Buyers, Seller and Guarantor consent to the admissibility of such tape recordings in any court, arbitration, or other proceedings.  The parties agree that a duly authenticated transcript of such a tape recording shall be deemed to be a writing conclusively evidencing the parties’ agreement.

34.       Commitment Fee

No later than the date hereof, Seller shall pay to Administrative Agent for the benefit of the Committed Buyers in immediately available funds a non-refundable Commitment Fee. The Commitment Fee shall be paid in quarterly equal installments which shall be paid on the date hereof and on the Price Differential Payment Date every third (3rd) month hereafter.  All payments of the Commitment Fee shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim, to Administrative Agent for the benefit of Committed Buyers at such account designated by Administrative Agent.

35.       Periodic Due Diligence Review

Seller acknowledges that Administrative Agent and Buyers have the right to perform continuing due diligence reviews with respect to Seller and the Mortgage Loans, for purposes of verifying compliance with the representations, warranties and specifications made hereunder, or otherwise, and Seller agrees that upon reasonable (but no less than one (1) Business Day’s) prior notice unless an Event of Default shall have occurred, in which case no notice is required, to Seller, Administrative Agent, Buyers or their authorized representatives will be permitted during normal business hours to examine, inspect, and make copies and extracts of, the Mortgage Files and any and all documents, records, agreements, instruments or information relating to such Mortgage Loans in the possession or under the control of Seller and/or Custodian.  Seller also shall make available to Administrative Agent and Buyers a knowledgeable financial or accounting officer for the purpose of answering questions respecting the Mortgage Files and the Mortgage Loans.  Without limiting the generality of the foregoing, Seller acknowledges that Administrative Agent and Buyers may purchase Mortgage Loans from Seller based solely upon the information provided by Seller to Administrative Agent and Buyers in the Mortgage Loan Schedule and the representations, warranties and covenants contained herein, and that Administrative Agent or Buyers, at their option, have the right at any time to conduct a partial or complete due diligence review on some or all of the Mortgage Loans purchased in a Transaction, including, without limitation, ordering BPOs, new credit reports and new appraisals on the related Mortgaged Properties and otherwise re-generating the information used to originate such Mortgage Loan. Administrative Agent or Buyers may underwrite such Mortgage Loans itself or engage a mutually agreed upon third party underwriter to perform such underwriting.  Seller agrees to cooperate with Administrative Agent, Buyers and any third party underwriter in connection with such underwriting, including, but not limited to, providing Administrative Agent, Buyers and any third party underwriter with access to any and all documents, records, agreements, instruments or information relating to such Mortgage Loans in the possession, or under the control, of Seller.  Seller further agrees that Seller shall pay all out-of-pocket costs and expenses incurred by Administrative Agent and Buyers in connection with Administrative Agent’s and Buyers’ activities pursuant to this Section 35 (“Due Diligence Costs”); provided, that such Due Diligence Costs shall not exceed the Due Diligence Cap per calendar year unless a Default or Event of Default shall have occurred, in which event Administrative Agent and Buyers shall have the right to perform due diligence, at the sole expense of Seller without regard to the dollar limitation set forth herein.

36.       Authorizations

Any of the persons whose signatures and titles appear on Schedule 2 are authorized, acting singly, to act for Seller or Administrative Agent to the extent set forth therein, as the case may be, under this Agreement.  The Seller may amend Schedule 2 from time to time by delivering a revised Schedule 2 to Administrative Agent and expressly stating that such revised Schedule 2 shall replace the existing Schedule 2.

37.       Acknowledgment of Assignment and Administration of Repurchase Agreement

Pursuant to Section 22 (Non assignability) of this Agreement, Administrative Agent may sell, transfer and convey or allocate certain Purchased Mortgage Loans, Purchased Assets and the related Repurchase Assets and related Transactions to certain affiliates of Administrative Agent and/or one or more CP Conduits (the “Additional Buyers”).  Seller and Guarantor each hereby acknowledges and agrees to the joinder of such Additional Buyers.  The Administrative Agent shall administer the provisions of this Agreement.  For the avoidance of doubt, all payments, notices, communications and agreements pursuant to this Agreement shall be delivered to, and entered into by, the Administrative Agent for the benefit of the Buyers and/or the Repledgees, as applicable.  Furthermore, to the extent that the Administrative Agent exercises remedies pursuant to this Agreement, any of the Administrative Agent and/or any Buyer will have the right to bid on and/or purchase any of the Repurchase Assets pursuant to Section 16 (Remedies Upon Default).  The benefit of all representations, rights, remedies and covenants set forth in the Agreement shall inure to the benefit of the Administrative Agent on behalf of each Buyer and Repledgees, as applicable.  All provisions of the Agreement shall survive the transfers contemplated herein (including any Repledge Transactions).  Notwithstanding that multiple Buyers may purchase individual Mortgage Loans subject to Transactions entered into under this Agreement, all Transactions shall continue to be deemed a single Transaction and all of the Repurchase Assets shall be security for all of the Obligations hereunder.

38.       Acknowledgement of Anti-Predatory Lending Policies

Administrative Agent has in place internal policies and procedures that expressly prohibit its purchase of any High Cost Mortgage Loan.

39.       Documents Mutually Drafted

The Seller, the Guarantor, the Administrative Agent and the Buyers agree that this Agreement and each other Program Agreement prepared in connection with the Transactions set forth herein have been mutually drafted and negotiated by each party, and consequently such documents shall not be construed against either party as the drafter thereof.

40.       General Interpretive Principles

For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

a.    the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

b.   accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles;

c.    references herein to “Articles”, “Sections”, “Subsections”, “Paragraphs”, and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement;

d.   a reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;

e.    the words “herein”, “hereof”, “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular provision;

f.    the term “include” or “including” shall mean without limitation by reason of enumeration;

g.   all times specified herein or in any other Program Agreement  (unless expressly specified otherwise) are local times in New York, New York unless otherwise stated; and

h.   all references herein or in any Program Agreement to "good faith" means good faith as defined in Section 1-201(b)(20) of the UCC as in effect in the State of New York.

41.       Conflicts

In the event of any conflict between the terms of this Agreement and any other Program Agreement, the documents shall control in the following order of priority:  first, the terms of the Pricing Side Letter shall prevail, then the terms of this Agreement shall prevail, and then the terms of the other Program Agreements shall prevail.

42.       Pool Subdivisions

The Administrative Agent may from time to time deliver to Seller a Pool Subdivision Notice which notice shall identify a Pool of Purchased Mortgage Loans that shall be treated separately from the remaining Purchased Mortgage Loans (which remaining Purchased Mortgage Loans shall constitute another Pool).  The Administrative Agent may modify any such Pool Subdivision Notice from time to time to readjust the composition of the Pools identified therein.  Following delivery of a Pool Subdivision Notice, the calculations with respect to Price Differential (and all of the component calculations used in determining such calculation) shall be calculated separately on the basis of the Purchased Mortgage Loans comprising each Pool, which shall result in a separate Price Differential for each Pool.  For the avoidance of doubt, a Pool Subdivision Notice shall not (a) modify or otherwise affect the rights and obligations of the parties under the Program Agreements except as expressly contemplated in this Section 42; and (b) shall not be construed as a Severance Notice as contemplated by Section 19 of this Agreement.

43.       Bankruptcy Non-Petition

The parties hereby agree that they shall not institute against, or join any other person in instituting against, any Buyer that is a CP Conduit any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding, or other proceeding under any federal or state bankruptcy or similar law, for one year and one day after the latest maturing commercial paper note issued by the applicable CP Conduit is paid in full.

44.       Limited Recourse

The obligations of each Buyer under this Agreement or any other Program Agreement are solely the corporate obligations of such Buyer. No recourse shall be had for the payment of any amount owing by any Buyer under this Agreement, or for the payment by any Buyer of any fee in respect hereof or any other obligation or claim of or against such Buyer arising out of or based on this Agreement, against any stockholder, partner, member, employee, officer, director or incorporator or other authorized person of such Buyer. In addition, notwithstanding any other provision of this Agreement, the Parties agree that all payment obligations of any Buyer that is a CP Conduit under this Agreement shall be limited recourse obligations of such Buyer, payable solely from the funds of such Buyer available for such purpose in accordance with its commercial paper program documents. Each party waives payment of any amount which such Buyer does not pay pursuant to the operation of the preceding sentence until the day which is at least one year and one day after the payment in full of the latest maturing commercial paper note (and waives any "claim" against such Buyer within the meaning of Section 101(5) of the Bankruptcy Code or any other Debtor Relief Law for any such insufficiency until such date).

45.       Amendment and Restatement

Administrative Agent, Seller and Guarantor previously entered into the Existing Master Repurchase Agreement.  Administrative Agent, Seller and Guarantor desire to enter into this Agreement in order to amend and restate the Existing Master Repurchase Agreement in its entirety.  The amendment and restatement of the Existing Master Repurchase Agreement shall become effective on the date hereof, and each of Administrative Agent, Seller and Guarantor shall hereafter be bound by the terms and conditions of this Agreement and the other Program Agreements.  This Agreement amends and restates the terms and conditions of the Existing Master Repurchase Agreement, and is not a novation of any of the agreements or obligations incurred pursuant to the terms of the Existing Master Repurchase Agreement.  Accordingly, all of the agreements and obligations incurred pursuant to the terms of the Existing Master Repurchase Agreement are hereby ratified and affirmed by the parties hereto and remain in full force and effect.   For the avoidance of doubt, it is the intent of the Administrative Agent, Seller and Guarantor that the security interests and liens granted in the Purchased Mortgage Loans pursuant to Section 8 of the Existing Master Repurchase Agreement shall continue in full force and effect.  All references to the Existing Master Repurchase Agreement in any Program Agreement or other document or instrument delivered in connection therewith shall be deemed to refer to this Agreement and the provisions hereof.

46.       Reaffirmation of Guaranty.

Guarantor hereby (i) agrees that the liability of Guarantor or rights of Administrative Agent under the Guaranty shall not be affected as a result of amending and restating this Agreement, (ii) ratifies and affirms all of the terms, covenants, conditions and obligations of the Guaranty and (iii) acknowledges and agrees that such Guaranty is and shall continue to be in full force and effect.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed as of the date first above written.

CREDIT SUISSE FIRST BOSTON MORTGAGE
CAPITAL LLC, as Administrative Agent

By:	/s/ Margaret Dellafera
Name: Margaret Dellafera
Title: Vice President

CREDIT SUISSE AG, CAYMAN ISLANDS
BRANCH, as a Committed Buyer and as a Buyer

By:	/s/ Margaret Dellafera
Name: Margaret Dellafera
Title: Vice President

By:	/s/ Elie Chau
Name: Elie Chau
Title: Vice President

ALPINE SECURITIZATION LTD, as a Buyer, by
Credit Suisse AG, New York Branch as Attorney-in-Fact

By:	/s/ Elie Chau
Name: Elie Chau
Title: Vice President

By:	/s/ Patrick Duggan
Name: Patrick Duggan
Title: Vice President

Signature Page to Fourth Amended and Restated Master Repurchase Agreement

PENNYMAC LOAN SERVICES, LLC, as Seller

By:	/s/ Pamela Marsh
Name: Pamela Marsh
Title: Senior Managing Director and Treasurer

PRIVATE NATIONAL MORTGAGE
ACCEPTANCE COMPANY, LLC, as Guarantor

By:	/s/ Pamela Marsh
Name: Pamela Marsh
Title: Senior Managing Director and Treasurer

Signature Page to Fourth Amended and Restated Master Repurchase Agreement

SCHEDULE 1-A

REPRESENTATIONS AND WARRANTIES WITH RESPECT TO PURCHASED MORTGAGE LOANS

Seller makes the following representations and warranties to Administrative Agent with respect to each Purchased Mortgage Loan that is at all times subject to a Transaction hereunder and at all times while the Program Agreements and any Transaction hereunder is in full force and effect.  With respect to those representations and warranties which are made to the best of a Seller’s knowledge, if it is discovered by such Seller or Administrative Agent that the substance of such representation and warranty is inaccurate, notwithstanding such Seller’s lack of knowledge with respect to the substance of such representation and warranty, such inaccuracy shall be deemed a breach of the applicable representation and warranty for purposes of determining Asset Value.

(a)        Payments Current.  Except with respect to a Mortgage Loan that is a GNMA EBO, all payments required to be made up to the Purchase Date for the Mortgage Loan under the terms of the Mortgage Note have been made and credited.  Except with respect to a Mortgage Loan that is a GNMA EBO, no payment required under the Mortgage Loan is delinquent nor has any payment under the Mortgage Loan been delinquent at any time since the origination of the Mortgage Loan and, if the Mortgage Loan is a Co-op Loan, no foreclosure action or private or public sale under the Uniform Commercial Code has ever to the knowledge of Seller, been threatened or commenced with respect to the Co-op Loan.  The first Monthly Payment shall be made, or shall have been made, with respect to the Mortgage Loan on its Due Date or within the grace period, all in accordance with the terms of the related Mortgage Note.

(b)        No Outstanding Charges.  All taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments or ground rents which previously became due and owing have been paid, or an escrow of funds has been established in an amount sufficient to pay for every such item which remains unpaid and which has been assessed but is not yet due and payable.  Neither Seller nor the Qualified Originator from which Seller acquired the Mortgage Loan has advanced funds, or induced, solicited or knowingly received any advance of funds by a party other than the Mortgagor, directly or indirectly, for the payment of any amount required under the Mortgage Loan, except for interest accruing from the date of the Mortgage Note or date of disbursement of the proceeds of the Mortgage Loan, whichever is earlier, to the day which precedes by one month the Due Date of the first installment of principal and/or interest thereunder.

(c)        Original Terms Unmodified.  The terms of the Mortgage Note (and the Proprietary Lease, the Assignment of Proprietary Lease and Stock Power with respect to each Co-op Loan) and Mortgage have not been impaired, waived, altered or modified in any respect, from the date of origination; except (i) by a written instrument which has been duly recorded or transmitted for recording, if necessary to protect the interests of Buyers, and which has been delivered to Custodian and the terms of which are reflected in the Custodial Mortgage Loan Schedule and (ii) with respect to  a Mortgage Loan that is a GNMA EBO.  The substance of any such waiver, alteration or modification has been approved by the title insurer, to the extent

Schedule 1-A-1

required, and its terms are reflected on the Custodial Mortgage Loan Schedule.  No Mortgagor in respect of the Mortgage Loan has been released, in whole or in part, except in connection with an assumption agreement approved by the title insurer, to the extent required by such policy, and which assumption agreement is part of the Mortgage File delivered to Custodian and the terms of which are reflected in the Custodial Mortgage Loan Schedule.

(d)        No Defenses.  The Mortgage Loan (and the Assignment of Proprietary Lease related to each Co-op Loan) is not subject to any right of rescission, set-off, counterclaim or defense, including, without limitation, the defense of usury, nor will the operation of any of the terms of the Mortgage Note or the Mortgage, or the exercise of any right thereunder, render either the Mortgage Note or the Mortgage unenforceable, in whole or in part and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto, and no Mortgagor in respect of the Mortgage Loan was a debtor in any state or Federal bankruptcy or insolvency proceeding at the time the Mortgage Loan was originated.  Seller has no knowledge nor has it received any notice that any Mortgagor in respect of the Mortgage Loan is a debtor in any state or federal bankruptcy or insolvency proceeding.

(e)        Hazard Insurance.  The Mortgaged Property is insured by a fire and extended perils insurance policy, issued by a Qualified Insurer, and such other hazards as are customary in the area where the Mortgaged Property is located, and to the extent required by Seller as of the date of origination consistent with the Underwriting Guidelines, against earthquake and other risks insured against by Persons operating like properties in the locality of the Mortgaged Property, in an amount not less than the greatest of (i) 100% of the replacement cost of all improvements to the Mortgaged Property, (ii) the outstanding principal balance of the Mortgage Loan, (iii) the amount necessary to avoid the operation of any co-insurance provisions with respect to the Mortgaged Property, or (iv) with respect to a GNMA EBO, the BPO Value, and consistent with the amount that would have been required as of the date of origination in accordance with the Underwriting Guidelines.  If any portion of the Mortgaged Property is in an area identified by any federal Governmental Authority as having special flood hazards, and flood insurance is available, a flood insurance policy meeting the current guidelines of the Federal Emergency Management Agency is in effect with a generally acceptable insurance carrier, in an amount representing coverage not less than the least of (1) the outstanding principal balance of the Mortgage Loan (2) the full insurable value of the Mortgaged Property, and (3) the maximum amount of insurance available under the National Flood Insurance Act of 1968, as amended by the Flood Disaster Protection Act of 1973.  All such insurance policies (collectively, the “hazard insurance policy”) contain a standard mortgagee clause naming Seller, its successors and assigns (including, without limitation, subsequent owners of the Mortgage Loan), as mortgagee, and may not be reduced, terminated or canceled without 30 days’ prior written notice to the mortgagee.  No such notice has been received by Seller.  All premiums on such insurance policy have been paid.  The related Mortgage obligates the Mortgagor to maintain all such insurance and, at such Mortgagor’s failure to do so, authorizes the mortgagee to maintain such insurance at the Mortgagor’s cost and expense and to seek reimbursement therefor from such Mortgagor.  Where required by state law or regulation, the Mortgagor has been given an opportunity to choose the carrier of the required hazard insurance, provided the policy is not a “master” or “blanket” hazard insurance policy covering a condominium, or any hazard insurance policy covering the common facilities of a planned unit development.  The hazard insurance policy is the valid and binding obligation of the insurer and is in full force and effect.  Seller has not engaged in, and has no knowledge of the

Schedule 1-A-2

Mortgagor’s having engaged in, any act or omission which would impair the coverage of any such policy, the benefits of the endorsement provided for herein, or the validity and binding effect of either including, without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other Person, and no such unlawful items have been received, retained or realized by Seller.

(f)         Compliance with Applicable Laws.  Any and all requirements of any federal, state or local law including, without limitation, usury, truth-in-lending, real estate settlement procedures, consumer credit protection, equal credit opportunity or disclosure laws applicable to the Mortgage Loan have been complied with, the consummation of the transactions contemplated hereby will not involve the violation of any such laws or regulations, and Seller shall maintain or shall cause its agent to maintain in its possession, available for the inspection of Administrative Agent, and shall deliver to Administrative Agent, upon demand, evidence of compliance with all such requirements.

(g)        No Satisfaction of Mortgage.  The Mortgage has not been satisfied, canceled, subordinated or rescinded, in whole or in part, and the Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part, nor has any instrument been executed that would affect any such release, cancellation, subordination or rescission (except with respect to subordination of a second lien HELOC to the first priority lien or security interest).  Except with respect to a Mortgage Loan that is a GNMA EBO, Seller has not waived the performance by the Mortgagor of any action, if the Mortgagor’s failure to perform such action would cause the Mortgage Loan to be in default, nor has Seller waived any default resulting from any action or inaction by the Mortgagor.

(h)        Location and Type of Mortgaged Property.  The Mortgaged Property is located in an Acceptable State as identified in the Custodial Mortgage Loan Schedule and consists of a single parcel of real property with a detached single family residence erected thereon, or a two- to four-family dwelling, or an individual condominium unit in a low-rise Co-op Project, or such other dwelling(s) conforming with the applicable Fannie Mae and Freddie Mac requirements; provided that no residence or dwelling is a mobile home. No portion of the Mortgaged Property is used for commercial purposes; provided, that, the Mortgaged Property may be a mixed use property if such Mortgaged Property conforms to underwriting guidelines acceptable to Administrative Agent in its sole discretion.

(i)         Valid First Lien.  The Mortgage is a valid, subsisting, enforceable and, with respect to Mortgage Loans other than Second Lien Mortgage Loans, perfected first priority lien and first priority security interest or, with respect to Second Lien Mortgage Loans, a second lien or a second priority security interest, in each case, on the real property included in the Mortgaged Property, including all buildings on the Mortgaged Property.  The appraisal of the Mortgaged Property does not list any material repair or maintenance items.  The lien of the Mortgage is subject only to:

a.    the lien of current real property taxes and assessments not yet due and payable;

Schedule 1-A-3

b.    covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording acceptable to prudent mortgage lending institutions generally and specifically referred to in lender’s title insurance policy delivered to the originator of the Mortgage Loan and (a) referred to or otherwise considered in the appraisal made for the originator of the Mortgage Loan or (b) which do not adversely affect the Appraised Value of the Mortgaged Property set forth in such appraisal;

c.    other matters to which like properties are commonly subject which do not materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property; and

d.    with respect to Second Lien Mortgage Loans, a first lien.

Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid, subsisting and enforceable (a) with respect to Mortgage Loans other than Second Lien Mortgage Loans, first lien and first priority security interest and (b) with respect to Second Lien Mortgage Loans, second lien and second priority interest, in each case, on the property described therein and Seller has full right to pledge and assign the same to Administrative Agent.  The Mortgaged Property was not, as of the date of origination of the Mortgage Loan, subject to a mortgage, deed of trust, deed to secure debt or other security instrument creating a lien subordinate to the lien of the Mortgage.

(j)         Validity of Mortgage Documents.  The Mortgage Note and the Mortgage and any other agreement executed and delivered by a Mortgagor or guarantor, if applicable, in connection with a Mortgage Loan are genuine, and each is the legal, valid and binding obligation of the maker thereof enforceable in accordance with its terms.  All parties to the Mortgage Note, the Mortgage and any other such related agreement had legal capacity to enter into the Mortgage Loan and to execute and deliver the Mortgage Note, the Mortgage and any such agreement, and the Mortgage Note, the Mortgage and any other such related agreement have been duly and properly executed by such related parties.  No fraud, error, omission, misrepresentation, negligence or similar occurrence with respect to a Mortgage Loan has taken place on the part of any Person, including, without limitation, the Mortgagor, any appraiser, any builder or developer, or any other party involved in the origination of the Mortgage Loan.  Seller has reviewed all of the documents constituting the Mortgage File and has made such inquiries as it deems necessary to make and confirm the accuracy of the representations set forth herein.  To the best of Seller’s knowledge, except as disclosed to Administrative Agent in writing, all tax identifications and property descriptions are legally sufficient; and tax segregation, where required, has been completed.  Such Purchased Mortgage Loan is a “closed” loan, is fully funded by Seller (except with respect to a HELOC), and held in Seller’s name.

(k)        Full Disbursement of Proceeds.  Except with respect to (i) a HELOC, (ii) a FHA 203(k) Loan, or (iii) an eligible, single-close, renovation or construction-to-permanent Agency Mortgage Loan, there is no further requirement for future advances under the Mortgage Loan, and any and all requirements as to completion of any on-site or off-site improvement and as to disbursements of any escrow funds therefor have been complied with.  All costs, fees and expenses incurred in making or closing the Mortgage Loan and the recording of the Mortgage were

Schedule 1-A-4

paid, and the Mortgagor is not entitled to any refund of any amounts paid or due under the Mortgage Note or Mortgage.

(l)         Ownership.  Seller has full right to sell the Mortgage Loan to Buyers free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest, and has full right and authority subject to no interest or participation of, or agreement with, any other party, to sell each Mortgage Loan pursuant to this Agreement and following the sale of each Mortgage Loan, Buyers will own such Mortgage Loan (and with respect to any Co-op Loan, the sole owner of the related Assignment of Proprietary Lease) free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest except any such security interest created pursuant to the terms of this Agreement.

(m)       Doing Business.  All parties which have had any interest in the Mortgage Loan, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) (i) in compliance with any and all applicable licensing requirements of the laws of the state wherein the Mortgaged Property is located, and (ii) either (A) organized under the laws of such state, (B) qualified to do business in such state, (C) a federal savings and loan association, a savings bank or a national bank having a principal office in such state, or (D) not doing business in such state.

(n)        Title Insurance.  The Mortgage Loan is covered by either (i) an attorney’s opinion of title and abstract of title, the form and substance of which is acceptable to prudent mortgage lending institutions making mortgage loans in the area wherein the Mortgaged Property is located or (ii) except with respect to HELOCs covered by a Master Secondary Loan Policy acquired from Old Republic Home Protection and/or an errors and omissions policy approved by the Buyers in their sole discretion, an ALTA lender’s title insurance policy or other generally acceptable form of policy or insurance acceptable to Administrative Agent with respect to Non-Agency QM Mortgage Loans and Fannie Mae or Freddie Mac with respect to Mortgage Loans other than Non-Agency QM Mortgage Loans and Non-Agency Non-QM Mortgage Loans and Fannie Mae or Freddie Mac with respect to Mortgage Loans other than Non-Agency QM Mortgage Loans and Non-Agency Non-QM Mortgage Loans, and each such title insurance policy is issued by a title insurer acceptable to Administrative Agent with respect to Non-Agency QM Mortgage Loans and Non-Agency Non-QM Mortgage Loans and Fannie Mae or Freddie Mac with respect to Mortgage Loans other than Non-Agency QM Mortgage Loans and Non-Agency Non-QM Mortgage Loans, and qualified to do business in the jurisdiction where the Mortgaged Property is located, insuring Seller, its successors and assigns, as to the first priority lien of the Mortgage, other than Second Lien Mortgage Loans, and with respect to Second Lien Mortgage Loans as to the second priority lien of the related Mortgage, as applicable, in the original principal amount of the Mortgage Loan, with respect to a Mortgage Loan, or, with respect to a HELOC, the original Credit Limit, (or to the extent a Mortgage Note provides for negative amortization, the maximum amount of negative amortization in accordance with the Mortgage), subject only to the exceptions contained in clauses (a), (b) and (c) of paragraph (i) of this Schedule 1 with respect to Non-Agency QM Mortgage Loans and Fannie Mae or Freddie Mac with respect to Mortgage Loans other than Non-Agency QM Mortgage Loans. Seller, its successors and assigns, are the sole insureds of such lender’s title insurance policy, and such lender’s title insurance policy is valid and remains in full force and effect and will be in force and effect upon the consummation of the transactions contemplated by this Agreement. No claims have been made under such lender’s title insurance

Schedule 1-A-5

policy, and no prior holder or servicer of the related Mortgage, including Seller, has done, by act or omission, anything which would impair the coverage of such lender’s title insurance or other acceptable policy, including without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other Person, and no such unlawful items have been received, retained or realized by Seller.

(o)        No Defaults.  Except with respect to a Mortgage Loan that is a GNMA EBO, there is no default, breach, violation or event of acceleration existing under the Mortgage or the Mortgage Note and no event has occurred which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration, and neither Seller nor its predecessors have waived any default, breach, violation or event of acceleration; and with respect to each Co-op Loan, there is no default in complying with the terms of the Mortgage Note, the Assignment of Proprietary Lease and the Proprietary Lease and all maintenance charges and assessments (including assessments payable in the future installments, which previously became due and owing) have been paid, and Seller has the right under the terms of the Mortgage Note, Assignment of Proprietary Lease and Recognition Agreement to pay any maintenance charges or assessments owed by the Mortgagor.

(p)        No Mechanics’ Liens.  There are no mechanics’ or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under the law could give rise to such liens) affecting the Mortgaged Property which are or may be liens prior to, or equal or coordinate with, the lien of the Mortgage.

(q)        Location of Improvements; No Encroachments.  All improvements which were considered in determining the Appraised Value of the Mortgaged Property lie wholly within the boundaries and building restriction lines of the Mortgaged Property, and no improvements on adjoining properties encroach upon the Mortgaged Property.  No improvement located on or being part of the Mortgaged Property is in violation of any applicable zoning and building law, ordinance or regulation.

(r)         Origination; Payment Terms.  The Mortgage Loan was originated by or in conjunction with a mortgagee approved by the Secretary of HUD pursuant to Sections 203 and 211 of the National Housing Act, a savings and loan association, a savings bank, a commercial bank, credit union, insurance company or similar banking institution which is supervised and examined by a federal or state authority.  Except with respect to HELOCs, principal and/or interest payments on the Mortgage Loan commenced no more than sixty (60) days after funds were disbursed in connection with the Mortgage Loan.  With respect to Mortgage Loans other than Non-Agency QM Mortgage Loans and Non-Agency Non-QM Mortgage Loans, the Mortgagor contributed from their own funds to the purchase price for the Mortgaged Property, as required by the applicable Agency. With respect to adjustable rate Mortgage Loans, the Mortgage Interest Rate is adjusted on each Interest Rate Adjustment Date to equal the Index plus the Gross Margin (rounded up or down to the nearest 0.125%), subject to the Mortgage Interest Rate Cap. Except with respect to HELOCs, the Mortgage Note is payable on the first day of each month in equal monthly installments of principal and/or interest (subject to an “interest-only” period in the case of Interest Only Loans), which installments of interest (a) with respect to adjustable rate Mortgage Loans are subject to change on the Interest Rate Adjustment Date due to adjustments to the

Schedule 1-A-6

Mortgage Interest Rate on each Interest Rate Adjustment Date and (b) with respect to Interest Only Loans are subject to change on the Interest Only Adjustment Date due to adjustments to the Mortgage Interest Rate on each Interest Only Adjustment Date, in both cases, with interest calculated and payable in arrears, sufficient to amortize the Mortgage Loan fully by the stated maturity date, over an original term of not more than thirty (30) years from commencement of amortization.  The Due Date of the first payment under the Mortgage Note is no more than sixty (60) days from the date of the Mortgage Note.

(s)        Customary Provisions.  The Mortgage Note has a stated maturity.  The Mortgage contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including, (i) in the case of a Mortgage designated as a deed of trust, by trustee’s sale, and (ii) otherwise by judicial foreclosure.  Upon default by a Mortgagor on a Mortgage Loan and foreclosure on, or trustee’s sale of, the Mortgaged Property pursuant to the proper procedures, the holder of the Mortgage Loan will be able to deliver good and merchantable title to the Mortgaged Property. There is no homestead or other exemption or other right available to the Mortgagor or any other person, or restriction on Seller or any other person, including without limitation, any federal, state or local, law, ordinance, decree, regulation, guidance, attorney general action, or other pronouncement, whether temporary or permanent in nature, that would interfere with, restrict or delay, either (y) the ability of Seller, Administrative Agent, a Buyer or any servicer or any successor servicer to sell the related Mortgaged Property at a trustee’s sale or otherwise, or (z) the ability of Seller, Administrative Agent, a Buyer or any servicer or any successor servicer to foreclose on the related Mortgage. Except with respect to HELOCs, the Mortgage Note and Mortgage are on forms acceptable to Freddie Mac or Fannie Mae.  If the Mortgage Loan is an eMortgage Loan, the related eNote contains the Agency-Required eNote Legend.

(t)         Occupancy of the Mortgaged Property.  As of the Purchase Date the Mortgaged Property is lawfully occupied under applicable law.  All inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate authorities.  Seller has not received notification from any Governmental Authority that the Mortgaged Property is in material non-compliance with such laws or regulations, is being used, operated or occupied unlawfully or has failed to have or obtain such inspection, licenses or certificates, as the case may be.  Seller has not received notice of any violation or failure to conform with any such law, ordinance, regulation, standard, license or certificate.  With respect to any Mortgage Loan originated with an “owner-occupied” Mortgaged Property, the Mortgagor represented at the time of origination of the Mortgage Loan that the Mortgagor would occupy the Mortgaged Property as the Mortgagor’s primary residence.

(u)        No Additional Collateral.  The Mortgage Note is not and has not been secured by any collateral except the lien of the corresponding Mortgage and the security interest of any applicable security agreement or chattel mortgage referred to in clause (i) above.

(v)        Deeds of Trust.  In the event the Mortgage constitutes a deed of trust, a trustee, authorized and duly qualified under applicable law to serve as such, has been properly designated and currently so serves and is named in the Mortgage, and no fees or expenses are or

Schedule 1-A-7

will become payable by Custodian or Administrative Agent to the trustee under the deed of trust, except in connection with a trustee’s sale after default by the Mortgagor.

(w)       Transfer of Mortgage Loans.  Except with respect to Mortgage Loans intended for purchase by GNMA and for Mortgage Loans registered with MERS, the Assignment of Mortgage is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located.

(x)        Due-On-Sale.  Except with respect to Mortgage Loans originated pursuant to FHA Guidelines and as may otherwise be prohibited by applicable law, the Mortgage contains an enforceable provision for the acceleration of the payment of the unpaid principal balance of the Mortgage Loan in the event that the Mortgaged Property is sold or transferred without the prior written consent of the mortgagee thereunder.

(y)        No Buydown Provisions; No Graduated Payments or Contingent Interests.  Except with respect to Agency Mortgage Loans, the Mortgage Loan does not contain provisions pursuant to which Monthly Payments are paid or partially paid with funds deposited in any separate account established by Seller, the Mortgagor, or anyone on behalf of the Mortgagor, or paid by any source other than the Mortgagor nor does it contain any other similar provisions which may constitute a “buydown” provision.  The Mortgage Loan is not a graduated payment mortgage loan and the Mortgage Loan does not have a shared appreciation or other contingent interest feature.

(z)        Consolidation of Future Advances.  Any future advances made to the Mortgagor prior to the Purchase Date have been consolidated with the outstanding principal amount secured by the Mortgage, and the secured principal amount, as consolidated, bears a single interest rate and single repayment term.  The lien of the Mortgage securing the consolidated principal amount is expressly insured as having first lien priority with respect to Mortgage Loans other than Second Lien Mortgage Loans, or second lien priority with respect to Second Lien Mortgage Loans, in each case, by a title insurance policy, an endorsement to the policy insuring the mortgagee’s consolidated interest or by other title evidence acceptable to Administrative Agent with respect to Non-Agency QM Mortgage Loans and Non-Agency Non-QM Mortgage Loans and acceptable to Fannie Mae and Freddie Mac with respect to Mortgage Loans other than Non-Agency QM Mortgage Loans and Non-Agency Non-QM Mortgage Loans.  The consolidated principal amount does not exceed the original principal amount of the Mortgage Loan.

(aa)      Mortgaged Property Undamaged; No Condemnation Proceeding.  There have not been any condemnation proceedings with respect to the Mortgaged Property and Seller has no knowledge of any such proceedings. The Mortgaged Property is undamaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty or if damaged, such physical damage (i) is not adequately insured against or (ii) would materially and adversely affect the value of the Mortgaged Property as security for the Purchased Mortgage Loan or the use for which the premises were intended, or the eligibility of any Purchased Mortgage Loan for FHA Mortgage Insurance, the VA Loan Guaranty, or primary mortgage insurance, as applicable, except where the existence of such physical damage would not be the contractual or legal responsibility of, or result in any liability to, Buyer and would not adversely affect the rights of Buyer with respect to the ownership and administration of the Purchased Assets or the value of the related Mortgage Servicing Rights.

Schedule 1-A-8

(bb)      Origination; Collection Practices; Escrow Deposits; Interest Rate Adjustments.  Each Mortgage Loan was originated by Seller or a Correspondent Seller.  The origination and collection practices used by Seller or Correspondent Seller as originator, each servicer of the Mortgage Loan and Seller with respect to the Mortgage Loan have been in all respects in compliance with Accepted Servicing Practices, applicable laws and regulations, and have been in all respects legal and proper.  With respect to escrow deposits and Escrow Payments, all such payments are in the possession of, or under the control of, Seller and there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made.  All Escrow Payments have been collected in full compliance with state and federal law.  An escrow of funds is not prohibited by applicable law and has been established in an amount sufficient to pay for every item that remains unpaid and has been assessed but is not yet due and payable.  No escrow deposits or Escrow Payments or other charges or payments due Seller or a Correspondent Seller have been capitalized under the Mortgage or the Mortgage Note.  All Mortgage Interest Rate adjustments have been made in strict compliance with state and federal law and the terms of the related Mortgage Note.  Any interest required to be paid pursuant to state, federal and local law has been properly paid and credited.

(cc)      Servicemembers Civil Relief Act.  The Mortgagor has not notified Seller, and Seller has no knowledge, of any relief requested or allowed to the Mortgagor under the Servicemembers Civil Relief Act of 2003.

(dd)      Appraisal; Valuation.  With respect to each Agency Mortgage Loan, the Mortgage File contains either (i) to the extent permitted by the applicable Agency, a Property Inspection Waiver (as defined in the applicable Agency guidelines) or any other valuation method permitted by the Agency and acceptable to the Buyers in their sole discretion, or (ii) an appraisal of the related Mortgaged Property signed prior to the funding of the Mortgage Loan by a qualified appraiser, duly appointed by Seller, who had no interest, direct or indirect in the Mortgaged Property or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan, and the appraisal and appraiser both satisfy the requirements of Fannie Mae or Freddie Mac and Title XI of the Federal Institutions Reform, Recovery, and Enforcement Act of 1989 as amended and the regulations promulgated thereunder (“FIRREA”), all as in effect on the date the Mortgage Loan was originated.  With respect to each Mortgage Loan that is not an Agency Mortgage Loan, the Mortgage File contains a property valuation acceptable to the Administrative Agent and Buyers in their sole discretion.

(ee)      Disclosure Materials.  The Mortgagor has executed a statement to the effect that the Mortgagor has received all disclosure materials required by applicable law with respect to the making of adjustable rate mortgage loans, and Seller maintains such statement in the Mortgage File.

(ff)       Construction or Rehabilitation of Mortgaged Property.  No Mortgage Loan was made in connection with the construction or rehabilitation of a Mortgaged Property or facilitating the trade-in or exchange of a Mortgaged Property, expect with respect to (i) a HELOC, where a Mortgagor may use a Draw for rehabilitation of the Mortgaged Property, (ii) a FHA 203(k) Loan, or (iii) an eligible, single-close, renovation or construction-to-permanent Agency Mortgage Loan.

Schedule 1-A-9

(gg)      Capitalization of Interest.  The Mortgage Note does not by its terms provide for the capitalization or forbearance of interest.

(hh)      No Equity Participation.  No document relating to the Mortgage Loan provides for any contingent or additional interest in the form of participation in the cash flow of the Mortgaged Property or a sharing in the appreciation of the value of the Mortgaged Property.  The indebtedness evidenced by the Mortgage Note is not convertible to an ownership interest in the Mortgaged Property or the Mortgagor and Seller has not financed nor does it own directly or indirectly, any equity of any form in the Mortgaged Property or the Mortgagor.

(ii)        Proceeds of Mortgage Loan.  Except with respect to a HELOC, the proceeds of the Mortgage Loan have not been and shall not be used to satisfy, in whole or in part, any debt owed or owing by the Mortgagor to Seller or any Affiliate or correspondent of Seller, except in connection with a refinanced Mortgage Loan.

(jj)        Origination Date. The Purchase Date for a Mortgage Loan other than a Correspondent Loan, Scratch and Dent Mortgage Loan or a GNMA EBO is no more than thirty (30) days following the origination date and the Purchase Date for a Correspondent Loan is no more than one hundred eighty (180) days following the origination date.

(kk)      Mortgage Submitted for Recordation.  The Mortgage either has been or will promptly be submitted for recordation in the appropriate governmental recording office of the jurisdiction where the Mortgaged Property is located.

(ll)        Other Encumbrances.  To the best of Seller’s knowledge, any property subject to any security interest given in connection with such Purchased Mortgage Loan is not subject to any other encumbrances other than a stated first mortgage or, with respect to Second Lien Mortgage Loans, a stated second mortgage, if applicable and encumbrances which may be allowed under the Underwriting Guidelines.

(mm)    Description.  Each Purchased Mortgage Loan conforms to the description thereof as set forth on the related Custodial Mortgage Loan Schedule delivered to Custodian and Administrative Agent.

(nn)      Located in U.S.  No collateral (including, without limitation, the related real property and the dwellings thereon and otherwise) relating to a Purchased Mortgage Loan is located in any jurisdiction other than in one of the fifty (50) states of the United States of America or the District of Columbia.

(oo)      Underwriting Guidelines.  Each Purchased Mortgage Loan has been originated in accordance with the Underwriting Guidelines (including all supplements or amendments thereto) previously provided to Administrative Agent.

(pp)      Committed Mortgage Loans.  Each Committed Mortgage Loan is covered by a Take-out Commitment, does not exceed the availability under such Take-out Commitment (taking into consideration mortgage loans which have been purchased by the respective Take-out Investor under the Take-out Commitment and mortgage loan which Seller has identified to Administrative Agent as covered by such Take-out Commitment) and conforms to the

Schedule 1-A-10

requirements and the specifications set forth in such Take-out Commitment and the related regulations, rules, requirements and/or handbooks of the applicable Take-out Investor and is eligible for sale to and insurance or guaranty by, respectively the applicable Take-out Investor and applicable insurer.  Each Take-out Commitment is a legal, valid and binding obligation of Seller enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(qq)      Primary Mortgage Guaranty Insurance.  Each Mortgage Loan is insured as to payment defaults by a policy of primary mortgage guaranty insurance in the amount required where applicable, and by an insurer approved, by the applicable Take-out Investor, if applicable, and all provisions of such primary mortgage guaranty insurance have been and are being complied with, such policy is in full force and effect, and all premiums due thereunder have been paid.  Each Mortgage Loan which is represented to Administrative Agent to have, or to be eligible for, FHA insurance is insured, or eligible to be insured, pursuant to the National Housing Act.  Each Mortgage Loan which is represented by Seller to be guaranteed, or to be eligible for guaranty, by the VA is guaranteed, or eligible to be guaranteed, under the provisions of Chapter 37 of Title 38 of the United States Code.  As to each FHA insurance certificate or each VA guaranty certificate, Seller has complied with applicable provisions of the insurance for guaranty contract and federal statutes and regulations, all premiums or other charges due in connection with such insurance or guarantee have been paid, there has been no act or omission which would or may invalidate any such insurance or guaranty, and the insurance or guaranty is, or when issued, will be, in full force and effect with respect to each Mortgage Loan.  There are no defenses, counterclaims, or rights of setoff affecting the Mortgage Loans or affecting the validity or enforceability of any private mortgage insurance or FHA insurance applicable to the Mortgage Loans or any VA guaranty with respect to the Mortgage Loans.

(rr)       Predatory Lending Regulations; High Cost Loans.  None of the Mortgage Loans are classified as High Cost Mortgage Loans.

(ss)       Wet-Ink Mortgage Loans.  With respect to each Mortgage Loan that is a Wet-Ink Mortgage Loan, the Settlement Agent has been instructed in writing by Seller to hold the related Mortgage Loan Documents as agent and bailee for Administrative Agent or Administrative Agent agent and to promptly forward such Mortgage Loan Documents in accordance with the provisions of the Custodial Agreement and the Escrow Instruction Letter.

(tt)        FHA Mortgage Insurance; VA Loan Guaranty.  With respect to the FHA Loans, the FHA Mortgage Insurance Contract is in full force and effect and there exists no impairment to full recovery without indemnity to the HUD or the FHA under FHA Mortgage Insurance.  With respect to the VA Loans, the VA Loan Guaranty Agreement is in full force and effect to the maximum extent stated therein.  All necessary steps have been taken to keep such guaranty or insurance valid, binding and enforceable and each of such is the binding, valid and enforceable obligation of the FHA and the VA, respectively, to the full extent thereof, without surcharge, set-off or defense.  Each FHA Loan and VA Loan was originated in accordance with the criteria of an Agency for purchase of such Mortgage Loans.

Schedule 1-A-11

(uu)      Negative Amortization.  None of the Mortgage Notes relating to any of the Mortgage Loans provides for negative amortization.

(vv)      Non-Agency QM Mortgage Loans. Except with respect to a Non-Agency QM Mortgage Loan and Non-Agency Non-QM Mortgage Loan, none of the Mortgage Loans are an “A” quality first lien Mortgage Loan that is not eligible for sale to an Agency.

(ww)    Co-op Loan: Valid First Lien.  With respect to each Co-op Loan, the related Mortgage is a valid, enforceable and subsisting first security interest on the related cooperative shares securing the related cooperative note and lease, subject only to (a) liens of the cooperative for unpaid assessments representing the Mortgagor’s pro rata share of the cooperative’s payments for its blanket mortgage, current and future real property taxes, insurance premiums, maintenance fees and other assessments to which like collateral is commonly subject and (b) other matters to which like collateral is commonly subject which do not materially interfere with the benefits of the security intended to be provided by the security interest.  There are no liens against or security interests in the cooperative shares relating to each Co-op Loan (except for unpaid maintenance, assessments and other amounts owed to the related cooperative which individually or in the aggregate will not have a material adverse effect on such Co-op Loan), which have priority equal to or over Seller’s security interest in such Co-op Shares.

(xx)      Co-op Loan: Compliance with Law.  With respect to each Co-op Loan, the related cooperative corporation that owns title to the related cooperative apartment building is a “cooperative housing corporation” within the meaning of Section 216 of the Internal Revenue Code, and is in material compliance with applicable federal, state and local laws which, if not complied with, could have a material adverse effect on the Mortgaged Property.

(yy)      Co-op Loan: No Pledge.  With respect to each Co-op Loan, there is no prohibition against pledging the shares of the cooperative corporation or assigning the Proprietary Lease. With respect to each Co-op Loan, (i) the term of the related Proprietary Lease is longer than the term of the Co-op Loan, (ii) there is no provision in any Proprietary Lease which requires the Mortgagor to offer for sale the Co-op Shares owned by such Mortgagor first to the Co-op Corporation, (iii) there is no prohibition in any Proprietary Lease against pledging the Co-op Shares or assigning the Proprietary Lease and (iv) the Recognition Agreement is on a form of agreement published by Aztech Document Systems, Inc. as of the date hereof or includes provisions which are no less favorable to the lender than those contained in such agreement.

(zz)      Co-op Loan: Acceleration of Payment.  With respect to each Co-op Loan, each Assignment of Proprietary Lease contains enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization of the material benefits of the security provided thereby.  The Assignment of Proprietary Lease contains an enforceable provision for the acceleration of the payment of the unpaid principal balance of the Mortgage Note in the event the Co-op Unit is transferred or sold without the consent of the holder thereof.

(aaa)     Qualified Mortgage.  Notwithstanding anything to the contrary set forth in this Agreement, on and after January 10, 2014 (or such later date as set forth in the relevant regulations), (i) prior to the origination of each Mortgage Loan, the originator made a reasonable and good faith determination that the Mortgagor had a reasonable ability to repay the loan

Schedule 1-A-12

according to its terms, in accordance with, at a minimum, the eight (8) underwriting factors set forth in 12 CFR 1026.43(c) and (ii) each Mortgage Loan, other than a Non-Agency Non-QM Mortgage Loan, Scratch and Dent Mortgage Loan, HELOC, a Non-Agency Non-QM Mortgage Loan, is a “Qualified Mortgage” as defined in 12 CFR 1026.43(e); provided that a modification subsequent to the date listed above shall not be considered an “origination” of a Mortgage Loan or a “covered transaction” as long as no new Mortgage Note is executed and delivered and the interest rate of the related Mortgage Loan is not increased.

(bbb)    Aging.  Such Mortgage Loan has not been subject to a Transaction hereunder for more than the applicable Aging Limit.

(ccc)     TRID Compliance.  With respect to each Mortgage Loan (other than a HELOC) where the Mortgagor’s loan application for the Mortgage Loan was taken on or after October 3, 2015, such Mortgage Loan was originated in compliance with the TILA-RESPA Integrated Disclosure Rule.

(ddd)    Property Value.  With respect to a GNMA EBO, Seller has delivered to Administrative Agent a BPO Value and valuation date given by a licensed real estate agent or broker in conformity with customary and usual business practices, which includes comparable sales and comparable listings and complies with the criteria set forth in FIRREA for an “appraisal” or an “evaluation”, as applicable, and such other information in further compliance with this Agreement.  The person performing any BPO received no benefit from, and such person’s compensation or flow of business from the Seller were not affected by, the acquisition of the Mortgage Loan by the Seller or any other applicable transferee.

(eee)     Terms.  With respect to HELOCs, the related Mortgagor may request advances up to the Credit Limit within the first (1st) ten (10) years following the date of origination, subject to termination or suspension under the terms of the Credit Line Agreement.

(fff)      Revolving Term.  Each HELOC provides for an initial period (the “Revolving Period”) during which the Mortgagor is required to make monthly payments of interest payable in arrears and requires repayment of the unpaid principal balance thereof over a period following the Revolving Period (the “Repayment Period”) which is not in excess of two hundred forty (240) months. As of the Purchase Date no HELOC was in its Repayment Period.  The Mortgage Interest Rate on each Mortgage Loan adjusts periodically in accordance with the Credit Line Agreement.  On each Interest Rate Adjustment Date the related Seller has made interest rate adjustments on the Mortgage Loan which are in compliance with the related Mortgage, Mortgage Note and Credit Line Agreement and applicable law.

(ggg)    Draws In Compliance With Laws.  Each Draw under the HELOC has been disbursed in accordance with all applicable laws, rules and regulations, including, without limitation, all state and local licensing requirements.

(hhh)    Enforcement of Remedies.  Each Credit Line Agreement permits the holder to enforce its full remedies, with respect to, among other things, material events of default by the Mortgagor, and to suspend or terminate the right to make additional Draws or reduce the Credit Limit if the value of the related Mortgaged Property declines significantly, the Mortgagor’s

Schedule 1-A-13

financial circumstances materially change, or certain other events occur as described in the Credit Line Agreement.

(iii)       eNotes.  With respect to each eMortgage Loan, the related eNote satisfies all of the following criteria:

(i)         the eNote bears a digital or electronic signature;

(ii)        the Hash Value of the eNote indicated in the MERS eRegistry matches the Hash Value of the eNote as reflected in the eVault;

(iii)       there is a single Authoritative Copy of the eNote, as applicable and within the meaning of Section 9-105 of the UCC, Section 16 of the UETA or Section 7021 of E-SIGN, as applicable, that is held in the eVault;

(iv)       the Location status of the eNote on the MERS eRegistry reflects the MERS Org ID of the Custodian;

(v)        the Controller status of the eNote on the MERS eRegistry reflects the MERS Org ID of Administrative Agent;

(vi)       the Delegatee status of the eNote on the MERS eRegistry reflects the MERS Org ID of Custodian;

(vii)      the Master Servicer Field status of the eNote on the MERS eRegistry reflects the MERS Org ID of the Seller;

(viii)     the Subservicer Field status of the eNote on the MERS eRegistry is blank;

(ix)       there is no Control Failure, eNote Replacement Failure or Unauthorized Master Servicer or Subservicer Modification with respect to such eNote;

(x)        the eNote is a valid and enforceable Transferable Record or comprises “electronic chattel paper” within the meaning of the UCC;

(xi)       there is no defect with respect to the eNote that would result in Administrative Agent having less than full rights, benefits and defenses of “Control” (within the meaning of the UETA or the UCC, as applicable) of the Transferable Record; and

(xii)      the single Authoritative Copy of the eNote is maintained electronically and has not been papered-out, nor is there another paper representation of such eNote.

(jjj)       eNote Legend.  If the Mortgage Loan is an eMortgage Loan, the related eNote contains the Agency-Required eNote Legend.

Schedule 1-A-14

SCHEDULE 1-B

REPRESENTATIONS AND WARRANTIES REGARDING THE SERVICER ADVANCES

The Seller makes the following representations and warranties to the Administrative Agent, with respect to Servicer Advances subject to each Transaction, as of the date of this Agreement, the date of any Transaction, and while the Program Agreements are in full force and effect.  For purposes of this Schedule 1-B and the representations and warranties set forth herein, a breach of a representation or warranty shall be deemed to have been cured if and when the Seller has taken or caused to be taken action such that the event, circumstance or condition that gave rise to such breach no longer adversely affects such Servicer Advances.

(1)        No Liens.  Each Servicer Advances conveyed and pledged on such Purchase Date is owned by the related Seller free and clear of any Lien, except as provided herein, and is not subject to any dispute or other adverse claim, except as provided herein.  The Administrative Agent’s security interest in such Servicer Advances and the Collections with respect thereto, is free and clear of any Lien, except as provided herein.  The Seller has not and will not prior to the time of the pledge of any such interest to the Administrative Agent have sold, pledged, assigned, transferred or subjected and will not thereafter sell, pledge, assign, transfer or subject to a Lien any of such Servicer Advances or the Collections other than in accordance with the terms of this Agreement.

(2)        Collection Policy.  Seller has complied in all material respects with the Collection Policy in regard to each Servicer Advances and related GNMA guidelines.

(3)        Bona Fide Asset.  Each Servicer Advance being sold and/or pledged on a Purchase Date is an obligation arising out of the making of a Servicer Advance by the related Seller or a predecessor servicer, in its capacity as a servicer or subservicer of a portfolio of mortgage loans.  The Seller has no knowledge of any fact that should have led it to expect at the time of the creation of each Servicer Advances that such Servicer Advances would not be paid in full when due.  As of the Purchase Date, the Seller has not received any Collections or other payments in respect of the Servicer Advances.

(4)        Compliance with FHA and VA Requirements.  Each Servicer Advance has been made in accordance with the terms of the related FHA requirements or VA requirements, as applicable.

Schedule 1-B-1

SCHEDULE 2

AUTHORIZED REPRESENTATIVES

SELLER AUTHORIZATIONS

Any of the persons whose signatures and titles appear below are authorized, acting singly, to act for Seller under this Agreement:

Authorized Representatives for execution of Program Agreements and amendments

Name	Title	Authorized Signature

Andrew S. Chang	Senior Managing Director and Chief Financial Officer

Pamela Marsh	Senior Managing Director and Treasurer

Maurice Watkins	Managing Director, Capital Markets

Authorized Representatives for execution of Transaction Requests and day-to-day operational functions

Name	Title	Authorized Signature

Pamela Marsh	Senior Managing Director and Treasurer

Maurice Watkins	Managing Director, Capital Markets

Thomas Rettinger	Managing Director, Portfolio Risk Management

Paul Newman	Executive Vice President, Treasury

Richard Hetzel	Senior Vice President, Treasury

Angela Everest	Authorized Representative

Ryan Huddleston	Authorized Representative

Adeshola Makinde	Authorized Representative

Schedule 2-1

ADMINISTRATIVE AGENT AND BUYER AUTHORIZATIONS

Any of the persons whose signatures and titles appear below, including any other authorized officers, are authorized, acting singly, to act for Administrative Agent and/or Buyers under this Agreement:

Name	Title	Signature
Margaret Dellafera	Vice President
Elie Chau	Vice President
Robert Durden	Vice President
Ron Tarantino	Vice President
Pete Sack	Vice President
Kwaw De Graft-Johnson	Vice President
Dominic Obaditch	Vice President
Sean Walker	Vice President
Ernest Calabrese	Vice President
Jonathan Braus	Vice President
Charles Trombley	Vice President

Schedule 2-2

SCHEDULE 3

RESPONSIBLE OFFICERS OF SELLER

Name	Title
Andrew S. Chang	Senior Managing Director and Chief Financial Officer
Pamela Marsh	Senior Managing Director and Treasurer
Derek W. Stark	Senior Managing Director and Chief Legal Officer and Secretary

RESPONSIBLE OFFICERS OF GUARANTOR

Name	Title
Andrew S. Chang	Senior Managing Director and Chief Financial Officer
Pamela Marsh	Senior Managing Director and Treasurer
Derek W. Stark	Senior Managing Director and Chief Legal Officer and Secretary

Schedule 3-1

EXHIBIT A

FORM OF TRANSACTION REQUEST

[Date]

Re:       Fourth Amended and Restated Master Repurchase Agreement dated as of September 9, 2020 (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”) by and among PennyMac Loan Services, LLC, Private National Mortgage Acceptance Company, LLC and Credit Suisse First Boston Mortgage Capital LLC (“Administrative Agent”), on behalf of Buyers.

PennyMac Loan Services, LLC hereby requests that Administrative Agent enter into a Transaction with respect to the Mortgage Loans listed on the Custodial Mortgage Loan Schedule attached hereto on Attachment 1 and as set forth below, pursuant to the Agreement.

TOTAL NUMBER OF MORTGAGE LOANS	___ Mortgage Loans – (See Custodial Mortgage Loan Schedule)
ORIGINAL PRINCIPAL AMOUNT OF MORTGAGE LOANS:	$
CURRENT PRINCIPAL AMOUNT OF MORTGAGE LOANS:	$
PROPOSED PURCHASE PRICE:	$
PURCHASE PRICE INCREASE:	$
AGGREGATE PURCHASE PRICE:	$
PROPOSED PURCHASE DATE:

The Agreement is incorporated by reference into this Transaction Request and is made a part hereof as if it were fully set forth herein.  (All capitalized terms used herein but not defined herein shall have the meanings specified in the Agreement.)

PennyMac Loan Services, LLC

By:
Name:
Title:

Exhibit A-1

[wire instructions]

Exhibit A-2

[Mortgage Loan Schedule]

Exhibit A-3

EXHIBIT B

RESERVED

Exhibit B-1

EXHIBIT C

MORTGAGE LOAN SCHEDULE

MORTGAGE LOAN CHARACTERISTICS

1.	Customer Name
2.	Collateral Number
3.	Primary Borrower Last Name
4.	Primary Borrower First Name
5.	Co-Borrower Last Name *
6.	Co-Borrower First Name *
7.	Property Address
8.	City
9.	State
10.	Zip Code
11.	County
12.	SS Number
13.	SS # Co-borrower *
14.	Product Type/Code
15.	Loan Amount
16.	Original monthly principal and interest
17.	Original interest rate
18.	Original date of Mortgage Note
19.	Closing Date
20.	First Payment Date
21.	Maturity Date
22.	Loan Type (adjustable, fixed, etc)
23.	Purchase Date
24.	Funding Method Code (wire disbursement, etc.)
25.	Closing Agent
26.	Address
27.	City
28.	State
29.	Zip Code
30.	Account Number
31.	ABA Number
32.	Closing Schedule
33.	Instructions
34.	Name of Bank
35.	Address of Bank
36.	City of Bank
37.	State of Bank
38.	Zip of Bank
39.	Other Account Bank *
40.	Further Instructions *

Exhibit C-1

41.	Investor *
42.	Investor Commitment Number *
43.	Price *
44.	Commitment Date *
45.	Commitment Expiration Date *
46.	Property Type
47.	Lien Position
48.	LTV
49.	CLTV
50.	FICO
51.	Amortization Term
52.	Purpose
53.	No. of Units
54.	Original Appraised Value
55.	Name of appraiser
56.	Certificate Number for each loan with primary mortgage insurance*
57.	Margin*
58.	Life floor*
59.	Index type*
60.	Initial rate floor*
61.	Periodic rate cap*
62.	Life cap*
63.	First interest rate adjustment date*
64.	Protective Advances*
65.	Delinquent Advances*

* If applicable.

Exhibit C-2

EXHIBIT D

RESERVED

Exhibit D-1

EXHIBIT E

FORM OF POWER OF ATTORNEY

Re:       Fourth Amended and Restated Master Repurchase Agreement, dated as of September 9, 2020 (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”) among PennyMac Loan Services, LLC (the “Seller”), Private National Mortgage Acceptance Company, LLC (the “Guarantor”) and Credit Suisse First Boston Mortgage Capital LLC (the “Administrative Agent”) on behalf of Buyers.

KNOW ALL MEN BY THESE PRESENTS, that Seller hereby irrevocably constitutes and appoints Administrative Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of Seller and in the name of Seller or in its own name, from time to time in Administrative Agent’s discretion:

(a)       in the name of Seller, or in its own name, or otherwise, to take possession of and endorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due with respect to any assets purchased by Administrative Agent on behalf of certain Buyers and/or Repledgees under the Fourth Amended and Restated Master Repurchase Agreement (as amended, restated, supplemented or otherwise modified from time to time) dated September 9, 2020 (the “Assets”) including, without limitation, all Servicer Advances arising under or related to any Asset and to file any claim or to take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by Administrative Agent for the purpose of collecting any and all such moneys due with respect to any other assets whenever payable;

(b)       to pay or discharge taxes and liens levied or placed on or threatened against the Assets;

(c)       (i) to direct any party liable for any payment under any Assets to make payment of any and all moneys due or to become due thereunder directly to Administrative Agent or as Administrative Agent shall direct; (ii) to ask or demand for, collect, receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Assets; (iii) to sign and endorse any invoices, assignments, verifications, notices and other documents in connection with any Assets; (iv) to commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Assets or any proceeds thereof and to enforce any other right in respect of any Assets; (v) to defend any suit, action or proceeding brought against Seller with respect to any Assets; (vi) to settle, compromise or adjust any suit, action or proceeding described in clause (v) above and, in connection therewith, to give such discharges or releases as Administrative Agent may deem appropriate; and (vii) generally, to sell, transfer, pledge and make any agreement with respect to or otherwise deal with any Assets as fully and completely as though Administrative

Exhibit E-1

Agent were the absolute owner thereof for all purposes, and to do, at Administrative Agent’s option and Seller’s expense, at any time, and from time to time, all acts and things which Administrative Agent deems necessary to protect, preserve or realize upon the Assets and Administrative Agent’s Liens thereon and to effect the intent of this Agreement, all as fully and effectively as Seller might do;

(d)       for the purpose carrying out the transfer of servicing with respect to the Mortgage Loans from Seller to a successor servicer appointed by Administrative Agent in its sole discretion and to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish such transfer of servicing, and, without limiting the generality of the foregoing, Seller hereby gives Administrative Agent the power and right, on behalf of Seller, without assent by Seller, to, in the name of Seller or its own name, or otherwise, prepare and send or cause to be sent “good-bye” letters and Section 404 Notices to all mortgagors under the Mortgage Loans, transferring the servicing of the Mortgage Loans to a successor servicer appointed by Administrative Agent in its sole discretion.

(e)       for the purpose of delivering any notices of sale to mortgagors or other third parties, including without limitation, those required by law.

Seller hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof.  This power of attorney is a power coupled with an interest and shall be irrevocable.

Seller also authorizes Administrative Agent, from time to time, to execute, in connection with any sale, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Assets.

The powers conferred on Administrative Agent hereunder are solely to protect Administrative Agent’s interests in the Assets and shall not impose any duty upon it to exercise any such powers.  Administrative Agent shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither it nor any of its officers, directors, employees or agents shall be responsible to Seller for any act or failure to act hereunder, except for its or their own gross negligence or willful misconduct.

TO INDUCE ANY THIRD PARTY TO ACT HEREUNDER, SELLER HEREBY AGREES THAT ANY THIRD PARTY RECEIVING A DULY EXECUTED COPY OR FACSIMILE OF THIS INSTRUMENT MAY ACT HEREUNDER, AND THAT REVOCATION OR TERMINATION HEREOF SHALL BE INEFFECTIVE AS TO SUCH THIRD PARTY UNLESS AND UNTIL ACTUAL NOTICE OR KNOWLEDGE OF SUCH REVOCATION OR TERMINATION SHALL HAVE BEEN RECEIVED BY SUCH THIRD PARTY, AND ADMINISTRATIVE AGENT ON ITS OWN BEHALF AND ON BEHALF OF ADMINISTRATIVE AGENT’S ASSIGNS, HEREBY AGREES TO INDEMNIFY AND HOLD HARMLESS ANY SUCH THIRD PARTY FROM AND AGAINST ANY AND ALL CLAIMS THAT MAY ARISE AGAINST SUCH THIRD PARTY BY REASON OF SUCH THIRD PARTY HAVING RELIED ON THE PROVISIONS OF THIS INSTRUMENT.

[REMAINDER OF PAGE INTENTIONALLY BLANK.  SIGNATURES FOLLOW.]

Exhibit E-2

IN WITNESS WHEREOF Seller has caused this Power of Attorney to be executed and Seller’s seal to be affixed this _____ day of __________, 202__.

PENNYMAC LOAN SERVICES, LLC

By:
Name:
Title:

Exhibit E-3

A notary public or other officer completing this certificate verifies only the identity of the individual who signed the document to which this certificate is attached, and not the truthfulness, accuracy, or validity of that document.

STATE OF CALIFORNIA

COUNTY OF ______________

On ______________________, 20__, before me, ____________________________, a Notary Public, personally appeared ______________________________________, who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

Signature ________________________________

(Seal)

Exhibit E-4

EXHIBIT F

UNDERWRITING GUIDELINES

On file with Administrative Agent

Exhibit F-1

EXHIBIT G

RESERVED

Exhibit G-1

EXHIBIT H

SELLER’S AND GUARANTOR’S TAX IDENTIFICATION NUMBERS

Entity Name	Tax Identification Number
PennyMac Loan Services, LLC	26-2049351
Private National Mortgage Acceptance Company, LLC	26-1740587

Exhibit H-1

EXHIBIT I

EXISTING INDEBTEDNESS

See attached.

Exhibit J-1

EXHIBIT J

FORM OF ESCROW INSTRUCTION LETTER TO BE PROVIDED BY SELLER BEFORE CLOSING

The escrow instruction letter (the “Escrow Instruction Letter”) shall also include the following instruction to the Settlement Agent (the “Escrow Agent”):

Credit Suisse First Boston Mortgage Capital LLC (the “Administrative Agent”) on behalf of Buyers, has agreed to provide funds (“Escrow Funds”) to PennyMac Loan Services, LLC to finance certain mortgage loans (the “Mortgage Loans”) for which you are acting as Escrow Agent.

You hereby agree that (a) you shall receive such Escrow Funds from Administrative Agent to be disbursed in connection with this Escrow Instruction Letter, (b) you will hold such Escrow Funds in trust, without deduction, set-off or counterclaim for the sole and exclusive benefit of Administrative Agent until such Escrow Funds are fully disbursed on behalf of Administrative Agent in accordance with the instructions set forth herein, and (c) you will disburse such Escrow Funds on the date specified for closing (the “Closing Date”) only after you have followed the Escrow Instruction Letter’s requirements with respect to the Mortgage Loans.  In the event that the Escrow Funds cannot be disbursed on the Closing Date in accordance with the Escrow Instruction Letter, you agree to promptly remit the Escrow Funds to Administrative Agent by re-routing via wire transfer the Escrow Funds in immediately available funds, without deduction, set-off or counterclaim, back to the account specified in Administrative Agent’s incoming wire transfer.

You further agree that, upon disbursement of the Escrow Funds, you will hold all Mortgage Loan Documents specified in the Escrow Instruction Letter in escrow as agent and bailee for Administrative Agent, and will forward the Mortgage Loan Documents and original Escrow Instruction Letter in connection with such Mortgage Loans by overnight courier (y) to Custodian within seven (7) Business Days following the date of origination.

You agree that all fees, charges and expenses regarding your services to be performed pursuant to the Escrow Instruction Letter are to be paid by Seller or its borrowers, and Administrative Agent shall have no liability with respect thereto.

You represent, warrant and covenant that you are not an affiliate of or otherwise controlled by Seller, and that you are acting as an independent contractor and not as an agent of Seller.

The provisions of this Escrow Instruction Letter may not be modified, amended or altered, except by written instrument, executed by the parties hereto and Administrative Agent.  You understand that Administrative Agent shall act in reliance upon the provisions set forth in this

Exhibit J-1

Escrow Instruction Letter, and that Administrative Agent on behalf of Buyers is an intended third party beneficiary hereof.

Whether or not an Escrow Instruction Letter executed by you is received by Custodian, your acceptance of the Escrow Funds shall be deemed to constitute your acceptance of the Escrow Instruction Letter.

Exhibit J-2

EXHIBIT K

CUSTODIAL AND SECURITIES INTERMEDIARY FEE SCHEDULE

On file with Administrative Agent

Exhibit L-1

EXHIBIT L

FORM OF TRADE ASSIGNMENT

[NAME] (“Takeout Investor”)
[Address]

[Address]

Attention: [__]

[DATE]

Ladies and Gentlemen:

Attached hereto is a correct and complete copy of your confirmation of commitment (the “Commitment”) for the following security (the “Security”):

Trade Date:	[__]
Settlement Date:	[__]
Security Description:	[__]
Coupon:	[__]
Price:	[__]
Par Amount:	[__]
Pool Number:	[__]

The undersigned customer (the “Customer”) has assigned the Security to Credit Suisse First Boston Mortgage Capital LLC (“Credit Suisse”) as security for Customer’s Obligations under the Master Repurchase Agreement, as amended (the “Agreement”), by and between Customer and Credit Suisse.

This is to confirm that (i) Takeout Investor’s obligation to purchase the Security on the above terms in accordance with the Commitment is in full force and effect, (ii) Takeout Investor will accept delivery of the Security directly from Credit Suisse, (iii) Takeout Investor will pay Credit Suisse for the Security, (iv) Customer unconditionally guarantees payment to Credit Suisse of all sums due under the Commitment, (v) Credit Suisse shall deliver the Security to Takeout Investor on the above terms and in accordance with the Commitment.  Payment will be made “delivery versus payment” to Takeout Investor in immediately available funds. Capitalized terms used, but not otherwise defined herein, shall have the respective meanings assigned to such terms in the Agreement.

Very truly yours,	Agreed to, confirmed and accepted:

[CUSTOMER]	[TAKEOUT INVESTOR]

By:	By:
Name:	Name:
Title:	Title:

Exhibit L-1